As filed with the Securities and Exchange Commission on October 10, 2008
Registration No. 333 - 152249

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

Amendment No. 2 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROFIELD GROUP, INC.
(Name of small business issuer in its charter)

Oregon	1731	93-0935149
(State or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

5335 SW Meadows Rd. Suite 325
Lake Oswego, Oregon 97035
(503) 419-3580
(Address and telephone number of principal executive offices and principal place of business)

Rodney M. Boucher, Chief Executive Officer
MICROFIELD GROUP, INC.
5335 SW Meadows Rd. Suite 325
Lake Oswego, Oregon 97035
(503) 419-3580
(Name, address and telephone number of agent for service)

Copies to:
Jeffrey Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Flr.
New York, New York 10006
 (212) 930-9700
(212) 930-9725 (fax)
APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed
		maximum		Proposed
		offering		maximum
Title of each class of	Amount to be	price per		aggregate	Amount of
securities to be registered	registered	share		offering price	registration fee
Common Stock, no par value	16,457,322	$$0.40	(1)	$6,582,929	$259
Common Stock, no par value, issuable upon exercise of warrants exercisable at $0.40 per share	100,000	$$0.40	(2)	$40,000	$2
Common Stock, no par value, issuable upon exercise of warrants exercisable at $0.60 per share	5,521,528	$$0.60	(2)	$3,312,917	$130
Total	22,078,850			$9,935,846	$391	(3)

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on July 7, 2008 which was $0.40 per share.

(2)	Pursuant to Rule 457(g) under the Securities Act, the maximum offering price per security represents the exercise price of the warrants.

(3)	$ 391 previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, IN ADDITION TO THE 22,078,850 SHARES OF COMMON STOCK INCLUDED IN THIS REGISTRATION STATEMENT, THE PROSPECTUS CONTAINED HEREIN IS A COMBINED PROSPECTUS WHICH ALSO INCLUDES (i) 2,502,322 SHARES OF COMMON STOCK BEING CARRIED FORWARD FROM THE REGISTRANT'S REGISTRATION STATEMENT NO. 333-131816 (AS TO WHICH THE REGISTRANT PAID FILING FEES OF $3,343 WITH RESPECT TO SUCH SHARES) AND (ii) 19,216,473 SHARES OF COMMON STOCK BEING CARRIED FORWARD FROM THE REGISTRANT’S REGISTRATION STATEMENT NO. 333-140671 (AS TO WHICH THE REGISTRANT PAID FILING FEES OF $8,286.54.)

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED OCTOBER 10, 2008

MICROFIELD GROUP, INC.
43,797,645 (of which 2,502,322 shares were previously registered pursuant to Registration Statement No. 333-131816 and 19,216,473 shares were previously registered pursuant to Registration Statement No. 333-140671)
SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 43,797,645 shares of our common stock, consisting of up to 24,829,630 shares of common stock and 18,968,015 shares of common stock issuable upon the exercise of common stock purchase warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.

Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “MICG”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on October 9, 2008, was $ 0.25.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October __, 2008.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Microfield Group, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section and financial statements. In this prospectus, “Microfield,” “we,” “us,” and “our” refer to Microfield Group, Inc. and its subsidiaries.

We through our subsidiary EnergyConnect, Inc., or ECI, provide a full range of demand response services to the electric power industry. Our customers are the regional grid operators who pay us market rates for reductions in electrical demand during periods of high prices or peak demand and for being on stand by to reduce electric power demand on request at periods of capacity limitations or in response to grid emergencies. Our suppliers are large commercial and industrial consumers of electricity who we pay to shift their demand for electricity from high priced hours in the day to lower priced hours. We also pay these participating energy consumers to be on stand by to curtail electric demand on request.

Through proprietary technology and business processes we automate electric consumer demand response transactions and the associated measurement, verification, and support decisions.   These capabilities make it possible and easy for electric consumers, particularly commercial and industrial facilities, to shift load from high priced hours to lower priced periods.

Our services provide market incentives to reduce electric demand during periods of peak demand or high prices. By shifting load from high demand periods to times of lower electrical demand our services improve the operating efficiency of the electrical grids and improve grid reliability. We also delay the need for construction of new electrical generating plants. Through higher efficiencies on the grid, lower cost of generation and improved reliability all consumers of electricity benefit from our demand response activities on the electrical grid. By providing consumers of electricity an effective means of responding to grid wholesale prices of electricity we complete the supply demand market place for electricity and provide offsetting market forces to electricity generators.

Our customers are regional electric grid operators such as PJM, the largest electric grid in the nation, and selected electric utilities who support and sponsor demand response.  All of our current operations are in the United States with services provided in 25 states.  Following a three year testing and pilot period, we began commercial operations in 2005 and have been growing steadily since then.  Our revenues in 2006 were $3.2 million and in 2007 were $12.6 million.  Our suppliers are commercial and industrial electric energy consumers who we pay to shift, curtail, bank, and in some cases produce electric energy.

ECI operates on a national footprint currently serving consumers and grid operators in more than 25 states.  ECI delivers services to wholesale electric markets of regional electric grids.  Selected needs of electric grid operators, including energy, capacity, and reserves have been formed into products that can be delivered through ECI systems to the grid.  ECI technologies, processes, and services enable buildings and electric consumers to contribute to such wholesale services in direct competition with expensive peaking power plants.

In 2005, we acquired Christenson Electric, Inc., or CEI, and ECI.  This combined a 60 year old electrical contracting and technology business with a high growth demand response business.   In 2007 we determined that ECI had grown to a self sustaining transition point and in November 2007 we agreed to sell the stock of CEI.  Our objective is to leverage our unique and proprietary technologies, business processes, and resources and build a viable, profitable demand response business servicing North American wholesale power markets. Financial statements and accompanying notes included in this report include disclosure of the results of operations for CEI, for all periods presented, as discontinued operations.

For the fiscal year ended December 29, 2007 we generated $12,626,000 in revenues and recorded a net loss of $14,035,000. The net loss included a loss from discontinued operations of $9,695,000. In the fiscal year ended December 30, 2006, we generated $3,202,000 in revenues and had net income of $833,000.  This net income included a non-cash gain of $8.3 million from the revaluation of warrant liabilities.  For the year ended December 31, 2005, we generated $1,173,000 in revenues and had a net loss of $77,953,000. This loss included a non-cash charge of $77,191,000 due to impairment of our goodwill and intangibles.

Our principal offices are located at 5335 SW Meadows Rd., Suite 325, Lake Oswego, Oregon 97035, and our telephone number is (503) 419-3580. We are an Oregon corporation. We maintain websites at www.microfield.com and www.energyconnectinc.com. The information contained on these websites is not deemed to be a part of this prospectus.

Recent Developments

On May 7, 2008, we closed a private placement of 9,038,290 shares of common stock and 4,519,145 warrants for gross proceeds of approximately $3.6 million.  The warrants are immediately exercisable at $0.60 per share and are exercisable at any time within five years from the date of issuance.  The warrants can be exercised on a “cashless” basis if a registration statement covering the shares of common stock underlying the warrants is not available for resale of such shares.

 In connection with the private placement, we entered into a registration rights agreement with the investors in the private placement pursuant to which we have agreed to file a registration statement with the SEC to register for resale the shares of common stock issued in the private placement, as well as the shares of common stock issuable upon the exercise of the warrants.  The registration rights provide for us to file a registration statement with the SEC no later than 60 days after May 7, 2008 and have it declared effective by the SEC no later than 120 days after May 7, 2008.

Rodney M. Boucher, our Chief Executive Officer and Randall Reed, our Chief Financial Officer purchased 75,000 shares and 37,500 warrants and 27,500 shares of common stock and 13,750 warrants, respectively.  Additionally, (i) the William C. McCormick Trust which is affiliated with William C. McCormick, Chairman of the Board, purchased 25,000 shares of common stock and 12,500 warrants, (ii) The Conley Family Limited Partnership which is affiliated with Gary D. Conley, a director, purchased 12,500 shares of common stock and 6,250 warrants, (iii) Gene Ameduri, a director and Kathleen Ameduri, the wife of Mr. Ameduri, purchased 12,040 shares of common stock and 6,020 warrants, respectively, (iv) Phillip G. Harris, a director, purchased 62,500 shares of common stock and 31,250 warrants and (v) John Metcalf, a director, purchased 62,500 shares of common stock and 31,250 warrants.  Our audit committee determined that the participation by such members of management and the board did not constitute a conflict of interest under our Code of Ethics.

On November 29, 2007 we signed an agreement to sell all of the shares of our wholly-owned subsidiary Christenson Electric, Inc., or CEI, to a corporation formed by the management of CEI, for $1,650,000 in cash and the assumption of approximately $7.5 million in term and revolving debt.  The sale of all the capital stock of CEI, pursuant to the terms of the agreement, was approved by our shareholders in a vote on March 10, 2008.  The closing occurred on April 25, 2008.

The Offering

Common stock offered by selling stockholders	Up to 43,797,645 shares, consisting of the following:

• 24,829,630 shares of common stock; and

• up to 18,968,015 shares of common stock issuable upon the exercise of common stock purchase warrants.

Use of proceeds	We will not receive any proceeds from the sale of the common stock.

Over-The-Counter Bulletin Board Symbol	MICG

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Industry

Demand response, as sponsored by grid operators and utilities, is regulated by state and federal commissions.  Changes in regulations could limit our ability to deliver our products to electrical grids.   Lack of change in some regions could restrict the growth of demand response.

Demand response is regulated by the Federal Energy Regulatory Commission, or FERC, and State Public Utility Commissions.   Recently regulators at the federal and state level have been supportive of facilitating the demand response business as an effective way to improve reliability and reduce costs on the electrical grids. That could change in response to changes in the political environment.  Federal, state or local governmental entities may seek to change existing regulations, impose additional regulations or change their interpretation of the applicability of existing regulations. Any modified or new government regulation applicable to our current or future solutions, whether at the federal, state or local level, may negatively impact the revenue for demand response.

Our business is subject to government regulation, and may become subject to modified or new government regulation, which may negatively impact our ability to market our solutions.

We are subject to certain local government regulations. We are subject to and comply with federal regulations pertaining to health and safety, employment, privacy, and related regulations pertinent to all public businesses.  While we are not directly subject to regulation by the FERC or state public utility commissions, these commissions have oversight of regional grids and electric utilities. The FERC must approve all wholesale products purchased by regional grids, and state commissions may be involved in approval of transactions with electric utilities.

Regional grids that have active wholesale markets could revert to vertical control by utilities limiting our revenue opportunities.

State regulators could restrict or eliminate wholesale markets for electricity that are the basis for priced based energy demand response limiting our revenue opportunities.  Very high prices or lack of generating capacity to match demand could create political pressure, as happened in California in 2000, to return to vertical control of generation thru delivery to utilities. This may reduce the revenue opportunity for demand response.

Regional grids establish local operating rules for demand response. Regional grids can and do set rules that limit the product and revenue opportunity for demand response.

The rules in regional grids can and do restrict and limit demand response. Grid operating rules are established thru committee processes and may be subject to FERC approval. Demand response providers are members of the regional grids and participate on committees, but other members such as electrical generators and utilities are much larger and may use their market power to set rules that limit demand response.

All regional grids have rules that limit demand response revenue opportunity. While current rules will allow growth of demand response revenue, changes in all regions will be required to reach market potential. Rule changes could evolve that restrict or eliminate current demand response products and revenue.

Increased infrastructure investment, technological advances and or lower fuel prices could reduce the cost of electricity, limiting demand response revenue.

Our ability to provide scalable automation of demand response transactions will increase the price elasticity of demand for electricity, lower the overall regional market price of energy and improve the efficiency of electricity grids. Demand response revenue is dependent on wholesale electric prices for electricity during periods of high usage.  Prices are particularly high when system generating capacity operates near its limits. Although increased investment in electric facilities generally increases costs, in some scenarios, increased investment in generating and transmission infrastructure could reduce prices and limit revenue.  Technological advances could increase electrical generating capacity, reduce transmission losses and reduce the price of electricity. In each case demand response revenue opportunities would be reduced.  Decreases in fuel costs, such as natural gas, could reduce the price of electricity during peak daily usage and reduce the revenue opportunity of price-based demand response.

Failure of other providers of demand response to provide valuable service to the electrical grids may limit the entire demand response market thru unfavorable regulation and or operating rules on particular grids.

Our services provide market incentives to reduce electric demand during periods of peak demand or high prices. By shifting load from high demand periods to times of lower electrical demand our services improve the operating efficiency of the electrical grids and improve grid reliability.  Government regulation from the failure or perception of failure to meet these expectations could induce operating rules that limit growth in one or more regional grids and reduce the need for our demand response solutions.

Risks Relating to Our Business

We have a history of losses which may continue and which may negatively impact our ability to achieve our business objectives.

We have incurred operating losses for the last three years.  We cannot be certain that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise.  Revenues and profits, if any, will depend upon numerous factors.  If we continue to incur losses, our accumulated deficit will continue to increase, which may make it harder for us to obtain financing and achieve our business objectives.  Failure to achieve such goals would have an adverse impact which could result in reducing or terminating operations.

If we experience continuing losses and are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing shareholders may suffer dilution.

Additional capital may be required to effectively support the operations and to otherwise implement our overall business strategy.  If we receive additional financing, it may not be sufficient to sustain or expand our research and development operations or continue our business operations.

There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our business development plans. Any additional equity financing will involve dilution to our then existing shareholders.

Some of our competitors are larger and have greater financial and other resources than we do and those advantages could make it difficult for us to compete.

Competition includes public and private companies that provide varying segments of demand response products and services.  In addition, utilities and grid operators could offer their own demand response solutions, which could decrease our base of potential customers along with our revenues and profitability.  In the demand response industry segment several companies that have achieved substantially greater market shares than we have, have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do.

Competitive factors could make it more difficult for us to attract and retain customers, cause us to lower our prices in order to compete, and reduce our market share and revenues, any of which could have a material adverse effect on our financial condition and results of operations.

Competitors may develop automated systems and business processes that are equivalent to ours with lower pricing, limiting or removing our current competitive advantage.

Some of our competitors are larger and may have the financial resources to develop automated systems and business processes that would allow them to compete effectively with our price-based products and strategies.  Competitors may develop the ability to deliver in volume the same set of products that we currently provide.  Growth in the energy solutions sector may result in increasingly aggressive pricing, which could cause the prices for our solutions to decrease over time. Our customers may switch to other providers based on price, particularly if they perceive the quality of our competitors' products or services to be equal or superior to ours. If overall demand for our products and services should decrease it could have a materially adverse affect on our operating results.

The failure to manage our growth in operations and acquisitions of new product lines and new businesses could have a material adverse effect on us.

The expected growth of our operations (as to which no representation can be made) will place a significant strain on our current management resources. To manage this expected growth, we will need to continue to improve our operational and financial systems, procedures and controls, and hiring, training and management of employees.

Our future growth may be attributable to acquisitions of new product lines and new businesses. We anticipate that future acquisitions, if successfully consummated, may create increased working capital requirements, which will likely precede by several months any material contribution of an acquisition to our net income.

Our failure to manage growth or future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.

Although we currently only have operations within the United States, if we were to acquire an international operation; we will face additional risks, including: difficulties in staffing, managing and integrating international operations due to language, cultural or other differences; different or conflicting regulatory or legal requirements; foreign currency fluctuations; and diversion of significant time and attention of our management.

Potential future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.

Since September 2004, we have acquired three companies and may expand our operations through targeted, strategic acquisitions over time. This may require significant management time and financial resources because we may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.

Goodwill recorded on our balance sheet may become impaired, which could have a material adverse effect on our operating results.

We have recorded a significant amount of goodwill. As required by Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Intangible Assets,” we annually evaluate the potential impairment of goodwill that was recorded at each acquisition date. Circumstances could change which would give rise to an impairment of the value of that recorded goodwill. This potential impairment would be charged as an expense to the statement of operations which could have a material adverse effect on our operating results. For the twelve months ended December 31, 2005, we wrote off, approximately $77 million of goodwill due to impairment testing of this asset. Goodwill and intangibles of our discontinued segment, CEI, in an aggregate amount of $9,728,000 was written off in the twelve months ended December 29, 2007.

If we are unable to retain the services of Messrs. Boucher and Ameduri, or if we are unable to successfully recruit qualified managerial and sales personnel having experience in business, we may not be able to continue our operations.

Our success depends to a significant extent upon the continued service of Mr. Rodney M. Boucher, our Chief Executive Officer, and Gene Ameduri, our ECI President. We do not have employment agreements with Messrs. Boucher or Ameduri. Loss of the services of these officers could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the lives of Messrs. Boucher or Ameduri. We are not aware of any named executive officer or director who has plans to leave us or retire. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Our success is dependent on the growth in energy management and curtailment programs, and to the extent that such growth slows and the need for services curtail, our business may be harmed.

The demand response industry segment is in a fast changing environment.  While revenue from the energy products is growing, the sales cycle with our customers is generally long and unpredictable as these customers generally have extended budgeting, procurement and regulatory approval processes. We sell have been growing annually, rules changes within the grids in which we operate may change from time to time.   It is difficult to predict whether these changes will result in continued economic improvement in the industries which our company serves. If the rate of growth should slow, or energy consumers reduce their participation in these programs, our operating results may decline or fail to meet growth goals.

Our success is dependent on the actions of our participants many of which are large corporations and who may choose to limit their shifting or curtailment of electrical load.  Non performance to commitments by participants could subject us to financial penalties.

We are dependent on the load shifting and curtailment actions of our participants to generate energy reductions that are valuable to the grid and produce revenue. Participants may choose to other strategies to reduce the cost of electricity or may focus on other areas of their business to increase income or reduce costs. In some cases for capacity products, failure to meet committed reductions in energy usage could expose us to financial penalties that exceed the revenue opportunity.

Our success is dependent on the continuous operation of our data center.  We will lose the ability to track revenue transactions during a data outage which would result in lost revenue.

Our business processes are highly automated and require the active operation of our data center to track and process revenue transactions. We will lose the ability to track and collect revenue for any period of time that our data center is not operational.  While highly secure, redundant, and hardened, the operation of our data center is exposed to the negative effects of prolonged power outages or natural disasters such as earthquakes.

Payment for most of our products is dependent on administrative approval of the utility servicing each participant. If one or more utility chooses to delay our payments our revenues will be delayed or reduced.

The regional electrical grids are our customers and pay us for our products, but the utility servicing each participant approves each transaction and can delay or object to payment based on the rules of the particular grid. Certain utilities have delayed payments for prolonged periods. While we have not lost material revenue to date we can not be sure that we will be paid for all transactions in the future.

Our growth is dependent on having a broad range of products in each region that we operate. Restrictions or delays on products that we may provide will reduce or eliminate our competitive advantage.

Our broad range of products provides a competitive advantage in the recruitment of participants. Restrictions on our ability to offer multiple products in a region or delays in our ability to bring current products to new regions will reduce our competitive position and delay growth in those regions. We may not be able to anticipate or control all the rules or regulations that affect each product in each region.

Our growth is dependent on the acceptance by and cooperation of large corporations, utilities and electrical generators. To the extent that these stake holders resist change or change management or policies our growth may be slowed.

Large corporations, utilities and electrical generators are the largest members of electrical grids and may for their own reasons act to slow or prevent the growth of demand response.  These customers tend to be risk averse and tend to follow industry trends rather than be the first to purchase new products or services, which can extend the lead time for or prevent acceptance of new products or services such as our demand response solutions.  Purchases of our demand response solutions by customers may be deferred or cancelled as a result of many factors, including mergers and acquisitions involving utilities, changing regulations, fluctuations in interest rates and electric utility capital spending.  As a result, potential customers may take longer to reach a decision to purchase services. This extended sales process requires and use of financial resources, with no certainty of recovery of the related expenses.

Our quarterly results fluctuate and may cause our stock price to decline.

Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future.  We believe that period to period comparisons of our results of operations are not a good indication of our future performance, but this may not be apparent to all stakeholders. A number of factors, many of which are outside of our control, are likely to cause these fluctuations.  The factors outside of our control include: fluctuations in demand for our services;  length of sales cycles; weather abnormalities; unexpected price changes; changes in the rules by the electric grid operators regarding payments for our transactional energy services; while opportunities for transactional revenue is high in cold weather months, adverse weather conditions, particularly during the winter season, could affect our ability to render services in certain regions of the United States; reductions in the margins of products and services offered by our competitors; costs of integrating technologies or businesses that we add; and delays in payment resulting from administrative delays from utilities in processing settlements.

Factors substantially within our control include:  the timing of expansion into new markets; costs incurred to support internal growth and acquisitions; fluctuations in operating results caused by acquisitions; and the timing and payments associated with possible acquisitions.

Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.

Failure to keep pace with the latest technological changes could result in decreased revenues.

The market for our services is partially characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a significant portion of our revenues from technology based products. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.

During the ordinary course of our business, we may become subject to lawsuits or indemnity claims, which could materially and adversely affect our business and results of operations.

We have in the past been, and may in the future be, named as a defendant in lawsuits, claims and other legal proceedings during the ordinary course of our business. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, property damage, punitive damages, civil penalties or other losses, consequential damages or injunctive or declaratory relief. In addition, pursuant to our service arrangements, we generally indemnify our customers for claims related to the services we provide thereunder. Furthermore, our electrical, technology, and transactional services are integral to the operation and performance of the electric distribution and transmission infrastructure. As a result, we may become subject to lawsuits or claims for any failure of the systems that we provide, even if our services are not the cause for such failures. In addition, we may incur civil and criminal liabilities to the extent that our services contributed to any property damage or blackout. With respect to such lawsuits, claims, proceedings and indemnities, we have and will accrue reserves in accordance with generally accepted accounting principles. In the event that such actions or indemnities are ultimately resolved unfavorably at amounts exceeding our accrued reserves, or at material amounts, the outcome could materially and adversely affect our reputation, business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position.

Our Trademark and Other Intellectual Property Rights May not be Adequately Protected Outside the United States, Resulting in Loss of Revenue.

We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of any potential international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure you that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent, as do the laws of the United States.

Intellectual Property Litigation Could Harm Our Business.

Litigation regarding patents and other intellectual property rights is extensive in the technology industry. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings instituted by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our business.

If a third party claims an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might under these circumstances attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all. We are currently not aware of any intellectual property rights that are being infringed nor have we received notice from a third party that we may be infringing on any of their patents.

Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. The technology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.

Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications or that we or our licensors were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.

Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated March 11, 2008, our independent auditors stated that our financial statements for the year ended December 29, 2007 were prepared assuming that we would continue as a going concern, and that they have substantial doubt about our ability to continue as a going concern.  Our auditors’ doubts are based on our incurring net losses and deficits in cash flows from continuing  operations.  We continue to experience net operating losses.  Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including by the sale of our securities, or obtaining loans from financial institutions, where possible.  Our continued net operating losses and our auditors’ doubts increase the difficulty of our meeting such goals and our efforts to continue as a going concern may not prove successful.

Risks Relating to Our Common Stock

If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. There can be no assurance that in the future we will always be current in our reporting requirements.

The selling stockholders may sell their shares of Common Stock in the market, which sales may cause our stock price to decline.

The selling stockholders may sell in the public market up to 14,330,420 shares of Common Stock being registered in this offering.   Such sales may cause our stock price to decline.

Our Common Stock is Subject to the “Penny Stock” Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

Potential Fluctuations in Annual Operating Results

Our annual operating results may fluctuate significantly in the future as a result of a variety of factors, most of which are outside our control, including: the demand for our products and services; seasonal weather trends, price competition or pricing changes in the market; technical difficulties or system downtime; general economic conditions and economic conditions specific to the construction  industry.

Our annual results may also be significantly impaired by the impact of the accounting treatment of acquisitions, financing transactions or other matters. Particularly at our early stage of development, such accounting treatment can have a material impact on the results for any quarter. Due to the foregoing factors, among others, it is likely that our operating results may fall below our expectations or those of investors in some future quarter.

Limitation of Liability and Indemnification of Officers and Directors

Our officers and directors are required to exercise good faith and high integrity in our management affairs. Our Articles of Incorporation provide, however, that our officers and directors shall have no liability to our shareholders for losses sustained or liabilities incurred which arise from any transaction in their respective managerial capacities unless they violated their duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend or stock repurchase, or derived an improper benefit from the transaction. Our Articles and By-Laws also provide for the indemnification by us of the officers and directors against any losses or liabilities they may incur as a result of the manner in which they operate our business or conduct the internal affairs, provided that in connection with these activities they act in good faith and in a manner that they reasonably believe to be in, or not opposed to, the best interests of Microfield, and their conduct does not constitute gross negligence, misconduct or breach of fiduciary obligations.

Management of Growth

We may experience growth, which will place a strain on our managerial, operational and financial systems resources. To accommodate our current size and manage growth if it occurs, we must devote management attention and resources to improve our financial strength and our operational systems. Further, we will need to expand, train and manage our sales and distribution base. There is no guarantee that we will be able to effectively manage our existing operations or the growth of our operations, or that our facilities, systems, procedures or controls will be adequate to support any future growth. Our ability to manage our operations and any future growth will have a material effect on our stockholders.

FORWARD LOOKING STATEMENTS

We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the Nasdaq Bulletin Board Market under the symbol “MICG.OB.” The following table sets forth the high and low sales prices as reported by the Nasdaq Bulletin Board Market for the periods indicated.

	High	Low
Fiscal 2006
First Quarter	$5.00	$2.32
Second Quarter	4.38	2.70
Third Quarter	2.98	1.73
Fourth Quarter	1.68	0.52
Fiscal 2007
First Quarter	$0.77	$0.50
Second Quarter	1.18	0.61
Third Quarter	0.97	0.68
Fourth Quarter	1.53	0.70

Fiscal 2008
First Quarter	$0.92	$0.44
Second Quarter	0.52	0.33
Third Quarter	0.59	0.36
Fourth Quarter (through October 9, 2008)	0.37	0.25

As of September 15, 2008, we had 177 record holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. There were no cash dividends declared or paid in fiscal years 2007 or 2006.

Securities Authorized for Issuance Under Equity Compensation Plans

The following equity compensation information is as of December 29, 2007.

Number of
securities
remaining
available for
	Number of		future issuance
	Securities to be		under equity
	issued upon	Weighted average	compensation
	exercise of	exercise price of	plans (excluding
	outstanding	outstanding	securities
	options and	options and	reflected in
	warrants	warrants	column (a)
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders	9,723,750	$0.69	9,051,743
Equity compensation plans not approved by security holders	28,549,182	$2.46	N/A
Total	38,272,932	$	N/A

SELECTED FINANCIAL DATA

The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. The statements of operations data for the twelve months ended December 29, 2007, December 30, 2006 and December 31, 2005 and the balance sheet data at December 29, 2007 and December 30, 2006 are derived from our audited financial statements which are included elsewhere in this prospectus. The statements of operations data for the six months ended June 28, 2008 and June 30, 2007 and balance sheet data as of June 28, 2008 were derived from our unaudited financial statements that are included elsewhere in this prospectus. The statement of operations data for the years ended January 1, 2005 and January 3, 2004 and the balance sheet data at January 1, 2005 and January 3, 2004 are derived from our audited financial statements which are not included in this prospectus. The unaudited financial statements were prepared on a basis consistent with our audited financial statements contained in this prospectus and include, in the opinion of management, all adjustments necessary for the fair presentation of the financial information contained in those statements. The historical results are not necessarily indicative of results to be expected for future periods. The following information is presented in thousands, except per share data.

	Six Months ended		Fiscal years ended
	June 28,	June 30,	December 29,	December 30,	December 31,	January 1,	January 3,
	2008	2007	2007	2006	2005	2005	2004
Statements of Operations Data:
Sales	$12,442	$5,717	$12,626	$3,202	$1,173	$—	$—
Cost of sales	10,487	4,668	8,788	3,032	666	—	—
Gross profit	1,955	1,049	3,838	170	507	—	—
Operating expense	6,298	3,726	8,180	6,076	78,215 *	1,023	707
Gain (loss) from continuing operations	(4,297)	(2,664)	(4,341)	1,561	(78,721)	(2,057)	(924)
Net income (loss)	(4,308)	(3,033)	(14,035)	833	(77,953)	(6,182)	(6,046)
Gain (loss) on discontinued operations	$(146)	$(369)	(9,695)	(728)	768	(4,125)	(5,122)
Net income (loss) per share	$(0.05)	$(0.04)	$(0.17)	$0.01	$(2.88)	$(0.36)	$(0.59)
Weighted average shares	87,569	81,454	82,536	71,374	27,048	17,340	10,309

Balance Sheet Data:
Cash, including certificates of deposit	$1,661		$892	$454	$729	$11	$131
Total assets	35,590		48,085	57,147	55,241	11,775	14,042
Total liabilities	3,918		16,828	13,531	27,337	12,334	14,034
Shareholders’ equity (deficit)	$31,673		$31,258	$43,616	$27,904	$(559)	$8

*	Includes write-off of impaired goodwill of $77,191,000 resulting from the re-valuation of goodwill purchased in the acquisition of ECI in October 2005.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Some of the information in this filing contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus.

Overview

We through our subsidiary EnergyConnect, Inc., or ECI, provide  a full range of demand response services to the electric power industry. Our customers are the regional grid operators who pay us market rates for reductions in electrical demand during periods of high prices or peak demand and for being on stand by to reduce electric power demand on request at periods of capacity limitations or in response to grid emergencies. Our suppliers are large commercial and industrial consumers of electricity who we pay to shift their demand for electricity from high priced hours in the day to lower priced hours. We also pay these participating energy consumers to be on stand by to curtail electric demand on request.

Through proprietary technology and business processes we automate electric consumer demand response transactions and the associated measurement, verification, and support decisions.   These capabilities make it possible and easy for electric consumers, particularly commercial and industrial facilities, to shift load from high priced hours to lower priced periods.

Our services provide market incentives to reduce electric demand during periods of peak demand or high prices. By shifting load from high demand periods to times of lower electrical demand our services improve the operating efficiency of the electrical grids and improve grid reliability. We also delay the need for construction of new electrical generating plants. Through higher efficiencies on the grid, lower cost of generation and improved reliability all consumers of electricity benefit from our demand response activities on the electrical grid. By providing consumers of electricity an effective means of responding to grid wholesale prices of electricity we complete the supply demand market place for electricity and provide offsetting market forces to electricity generators.

Our customers are regional electric grid operators such as PJM, the largest electric grid in the nation, and selected electric utilities who support and sponsor demand response.  All of our current operations are in the United States with services provided in more than 25 states.  Following a three year testing and pilot period, we began commercial operations in 2005 and have been growing steadily since then.  Our revenues in 2007 were $12.7 million.  Our suppliers are commercial and industrial electric energy consumers who we pay to shift, curtail, bank, and in some cases produce electric energy.

ECI operates on a national footprint currently serving consumers and grid operators in more than 25 states.  ECI delivers services to wholesale electric markets of regional electric grids.  Selected needs of electric grid operators, including energy, capacity, and reserves have been formed into products that can be delivered through ECI systems to the grid.  ECI technologies, processes, and services enable buildings and electric consumers to contribute to such wholesale services in direct competition with expensive peaking power plants.

In 2003 we acquired a part of Christenson Electric, Inc. , or CEI, and in 2005, we acquired the remainder of CEI and the operations of ECI.  This combined a 60 year old electrical contracting and technology business with a high growth demand response business.   In 2007 we determined that ECI had grown to a self sustaining transition point and in November 2007 we agreed to sell the stock of CEI.  Our objective is to leverage our unique and proprietary technologies, business processes, and resources and build a viable, profitable demand response business servicing North American wholesale power markets. Financial statements and accompanying notes included in this report include disclosure of the results of operations for CEI, for all periods presented, as discontinued operations.  All significant inter-company accounts and transactions have been eliminated in consolidation.

We were incorporated in October 1986 as an Oregon corporation, succeeding operations that began in October 1984.  Our headquarters are located in Portland, Oregon.

Critical Accounting Policies

The discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continuously evaluate, our estimates and judgments, including those related to revenue recognition, sales returns, bad debts, excess inventory, impairment of goodwill and intangible assets, income taxes, contingencies and litigation. Our estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.  We discuss the development and selection of the critical accounting estimates with the Audit Committee of our Board of Directors on a quarterly basis, and the Audit Committee has reviewed our related disclosure in this registration statement.

We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Revenue recognition

We produce revenue through agreements with both building owners and the power grid operators. Under our agreements with facilities owners, we use electrical and energy related products that help energy consumers control energy use in their buildings. In conjunction with this agreement we also contract with the power grid operators to use energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at regular intervals and submitted to the power grid for settlement and approval.

In the first quarter of 2008, we have revised our accounting for reserves for collections of revenues. The revision in our reserve accounting is a result of improvements in our ability to accurately estimate collections, which is based upon historical trends and timely and accurate information.   Previously the transactions were recorded as revenue on the settlement date, which may fall 45-70 days after the transaction date from which the revenue is derived, because management believed that without an established history for this source of revenue, and the potential for disputes, that the settlement date, on which both parties agree to the amount of revenue to recognize, is the most conservative and appropriate date to use.  For periods beginning with the first quarter of 2008, revenue from these settlements will be accrued into the prior month instead of recognizing revenue as the settlement amounts were received.  The record of these settlement amounts being realized over these prior two years has been extremely accurate so that management believes it is appropriate to accrue the settlement amounts into the prior month.  This revision in our reserve accounting resulted in an extra month of revenue being recorded in the first quarter of 2008.  This quarter contains the payment received in January of 2008 (which was not accrued into December 2007) and the settlement amounts from the fifth business day in February, March and April of 2008, each of which was accrued into the prior months of January, February and March of 2008. The large majority of our revenue, and therefore cash and receivables, is generated through the PJM Interconnection. PJM serves as the market for electrical transactions in a specific region in the United States. We are members of PJM, and our relationship with this power grid is perpetual. We have little risk, if any, from the concentration of revenue through this power grid as it is a not-for-profit organization that exists to act as the market for electrical transactions.

An additional source of our revenue is derived from agreements with the power grid operators whereby a monthly reserve fee is paid for our agreement to standby, ready to provide relief in the form of curtailment of energy usage, in times of high energy demand.  We record these payments as revenue over the period during which we’re required to perform under these programs.  Under certain programs, our obligation to perform may not coincide with the period over which we receive payments under that program.  In these cases we record revenue over the mandatory performance obligation period and record a receivable for the amount of payments that will be received after that period has been completed.

Accruals for contingent liabilities

We make estimates of liabilities that arise from various contingencies for which values are not fully known at the date of the accrual. These contingencies may include accruals for reserves for costs and awards involving legal settlements, costs associated with vacating leased premises or abandoning leased equipment, and costs involved with the discontinuance of a segment of a business. Events may occur that are resolved over a period of time or on a specific future date. Management makes estimates of the potential cost of these occurrences, and charges them to expense in the appropriate periods. If the ultimate resolution of any event is different than management’s estimate, compensating entries to earnings may be required.

Purchase price allocation and impairment of intangible and long-lived assets

Intangible and long-lived assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for intangible and long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model.

We measure the carrying value of goodwill recorded in connection with the acquisitions for potential impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.” To apply SFAS 142, a company is divided into separate “reporting units,” each representing groups of products that are separately managed. For this purpose, we have one reporting unit. To determine whether or not goodwill may be impaired, a test is required at least annually, and more often when there is a change in circumstances that could result in an impairment of goodwill. If the trading of our common stock is below book value for a sustained period, or if other negative trends occur in our results of operations, a goodwill impairment test will be performed by comparing book value to estimated market value. To the extent goodwill is determined to be impaired, an impairment charge is recorded in accordance with SFAS 142.

We tested our intangibles for impairment as of the end of fiscal years 2007, 2006, and 2005. Goodwill of $106,544,871 was recorded upon the acquisition of ECI, and represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. At December 31, 2005, it was determined in an independent valuation that the goodwill generated in this transaction was impaired. We decided to write off approximately $77,191,344 of this goodwill.  The write-off of the goodwill, and the amortization of the intangible assets are included in operating expenses in the consolidated statements of operations.  There were no changes in the carrying value of goodwill at December 30, 2006 and December 29, 2007.

Warrant Liability

In connection with the placement of certain debt instruments during the second quarter 2006 and the year ended December 31, 2006, we issued freestanding warrants. Although the terms of the warrants do not provide for net-cash settlement, in certain circumstances, physical or net-share settlement is deemed to not be within our control and, accordingly, we are required to account for these freestanding warrants as a derivative financial instrument liability, rather than as shareholders’ equity.

The warrant liability is initially measured and recorded at its fair value, and is then re-valued at each reporting date, with changes in the fair value reported as non-cash charges or credits to earnings. For warrant-based derivative financial instruments, the Black-Scholes option pricing model is used to value the warrant liability.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

At September 30, 2006, both of the warrant liabilities had been reclassified to equity as a result of the effective registration of the underlying shares and warrants issued in both of the private placements.  These derivative instruments were revalued on the date each of the registrations was declared effective, with the incremental revaluation amount recorded as a gain in the consolidated statement of operations.

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

Stock-Based Compensation

On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. SFAS 123(R) supersedes our previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). We have applied the provisions of SAB 107 in our adoption of SFAS 123(R).

We adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of our fiscal year 2006. Our Consolidated Financial Statements for the twelve months ended December 29, 2007 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, our Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the twelve months ended December 29, 2007 and December 30, 2006 was $921,000 and $1,442,000, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), we accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in our Consolidated Statement of Operations because the exercise price of our stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in our Consolidated Statements of Operations for the twelve months ended December 29, 2007 and December 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In our pro forma information required under SFAS 123 for the periods prior to fiscal 2006, we accounted for forfeitures as they occurred.

Upon adoption of SFAS 123(R), we are using the Black-Scholes option-pricing model as its method of valuation for share-based awards granted beginning in fiscal 2006, which was also previously used for our pro forma information required under SFAS 123. Our determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by our stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to our expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

Computation of Net Income (Loss) per Share

Basic earnings (loss) per common share is computed using the weighted-average number of common shares outstanding during the period.  Diluted earnings per common share is computed using the combination of dilutive common share equivalents, which include convertible preferred shares, options and warrants and the weighted average number of common shares outstanding during the period.  During the year ended December 29, 2007 common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Concentrations

Financial instruments that potentially subject us to concentrations of credit risk consist primarily of accounts receivable.  During the year ended December 29, 2007, revenue from one major customer approximated $11,700,000 or 92.67% of sales.  This revenue is the result of multiple participating electric consumers who executed energy transactions that were aggregated and billed to PJM Interconnection, PJM.  The revenue is dependent on actions taken by these third parties in conjunction with ECI, for which PJM, as our customer remits payment.  Of these participants, there were two whose transactions resulted in revenue that totaled 10% or more of our revenue in the twelve months ended December 29, 2007 and December 30, 2006.  At December 29, 2007 there was one customer whose accounts receivable accounted for all of our outstanding trade accounts receivable.  During the years ended December 30, 2006 and December 31, 2005, revenues from one major customer approximated 100% of sales. At December 30, 2006 and December 31, 2005 there were no customers whose accounts receivable accounted for more than 10% of total outstanding trade accounts receivable. PJM serves as the market for electrical transactions in a specific region in the United States. We are members of PJM, and our relationship with this power grid is perpetual. We have little risk if any, from the concentration of revenue through this power grid as it is a not-for-profit organization that exists to act as the market for electrical transaction. We perform limited credit evaluations of our customers, do not require collateral on accounts receivable balances, but do often retain lien rights to reduce our risk.  We have not experienced material credit losses for the periods presented.   The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on our financial condition and results of operations.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on our financial condition or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“Statement 141(R)”) and Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”). Statements 141(R) and 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity.  Both statements are effective for fiscal years beginning after December 15, 2008.  Statement 141(R) will be applied to business combinations occurring after the effective date.  Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date.  We have not determined the effect, if any, the adoption of Statements 141(R) and 160 will have on  our financial position or results of operations.

In February 2008, the FASB issued a FASB Staff Position (FSP) on Accounting for Transfers of Financial Assets and Repurchase Financing Transactions (FSP FAS 140-3). This FSP addresses the issue of whether the transfer of financial assets and the repurchase financing transactions should be viewed as two separate transactions or as one linked transaction. The FSP includes a rebuttable presumption that the two transactions are linked unless the presumption can be overcome by meeting certain criteria. The FSP will be effective for fiscal years beginning after November 15, 2008 and will apply only to original transfers made after that date; early adoption will not be allowed. We do not expect the adoption of FSP FAS 140-3 to have a material impact, if any, on our consolidated financial statements.

In March 2008, the Financial Accounting Standards Board (FASB) issued Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133 (SFAS 161). The SFAS 161 requires companies to provide enhanced disclosures regarding derivative instruments and hedging activities and requires companies to better convey the purpose of derivative use in terms of the risks they intend to manage. Disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows are required. This Statement retains the same scope as SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and is effective for fiscal years and interim periods beginning after November 15, 2008. We do not expect the adoption of SFAS No. 161 to have a material impact, if any, on our consolidated financial statements.

Results of Operations

Six Months Ended June 28, 2008 compared to Six Months Ended June 30, 2007

The detailed financial information presented for the six months ended June 30, 2008 and June 30, 2007, represents activity in Microfield Group, Inc. and its wholly-owned subsidiaries, CEI and ECI.

Sales.  We produce revenue through agreements with both building owners and the power grid operators. Under our agreements with facilities owners, we use electrical and energy related products that help energy consumers control energy use in their buildings. In conjunction with this agreement we are members of the power grid operators and have agreed to provide the grids with energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at the end of each monthly period and submitted to the power grids for settlement and approval. While the power grids are our customers, they are primarily a conduit through which these electrical curtailment transactions are processed.  The vast majority of our revenue in 2007 was processed through PJM.  Our agreement with PJM is an ongoing one as we are members of PJM.  These transactions are initiated by building owners, who are our participants.  These transactions form the basis for our revenue.

Revenue for the six months ended June 28, 2008 was $12,442,000 compared to $5,717,000 for the six months ended June 30, 2007.  Transactions by two participants generated 21% and 13% of our total revenue for the six months ended June 28, 2008.  Transactions by two participants generated 50% and 17% of our total revenue for the six months ended June 30, 2007.

Cost of Sales.  Cost of sales for the six months ended June 28, 2008 was $10,487,000 compared to $4,668,000 for the six months ended June 30, 2007.  Cost of sales includes the payments to our participants for transactions initiated by them, and various costs required to do business in the grids in which we operate.

 Gross Profit.   Gross profit for the six months ended June 28, 2008 was $1,955,000 (or 15.7%) compared to $1,049,000 (or 18.3%) for the same period in 2007.

Future gross profit margins will depend on our ability to sign contracts with participants for higher percentages for the duration of the contract term.  We will record revenue from capacity programs in the third quarter of 2008 at a margin level that when combined with economic transaction revenue are anticipated to result in overall gross margins for the full year of approximately 20%.

Operating Expenses.  Operating expenses were $6,298,000 (50.6% of sales) for the six months ended June 28, 2008, compared to $3,726,000 (65.2% of sales) for the six months ended June 30, 2007.  The increase is due to higher personnel costs associated with building the sales force in ECI.  Operating costs were also affected by the non-cash charge for stock-based compensation, which was $472,000 for the six months ended June 28, 2008, compared to $484,000 in the six months ended June 30, 2007.

Interest Expense.  Net interest income was $20,000 for the six months ended June 28, 2008 compared to $11,000 for the six months ended June 30, 2007.     Our cash levels were higher in the second quarter of 2008 compared to the available cash in the second quarter of 2007.

Gain / Loss From Discontinued Operations.  Discontinued operations represents a loss from the operations of the Christenson Electric electrical construction business.  On November 29, 2007, our board of directors signed an agreement to sell all of the shares of our wholly-owned subsidiary Christenson Electric, Inc. to a corporation formed by the management of CEI.  The agreement was approved by our shareholders in a vote on March 10, 2008.  The closing occurred on April 24, 2008. The Company recorded losses from discontinued operations of $146,000 and $369,000 for the six months ended June 28, 2008 and June 30, 2007, respectively.  On April 24, 2008, the sale of discontinued operations was consummated, and we recorded a gain on the sale of discontinued operations in the amount of $135,000.

Income Taxes.  There was a small provision for income taxes for the six months ended June 28, 2008 due to minimum income taxes due to various state tax agencies in those periods.  No federal tax benefit from loss carryback was recorded in either year as there was no income tax paid in the open loss carryback periods.  We have provided a full valuation allowance on our net deferred tax asset.

The level of S, G & A expense for 2008 is anticipated to be higher compared to the level incurred in 2007 due to the increased level of activity in ECI as we invest in building the revenue base.

Fiscal Year Ended December 29, 2007 compared to Fiscal Year Ended December 30, 2006 compared to Fiscal Year Ended December 31, 2005

Sales.  Revenue for the fiscal year ended December 29, 2007 was $12,626,000 compared to $3,202,000 and   $1,173,000 for the fiscal years ended December 30, 2006 and December 31, 2005, respectively.  The increase in revenue between periods is due to increased wholesale energy market transaction activities within our participant base as well as transactions from new participants. We also recorded approximately $2.6 million in 2007 revenue from a new capacity product in PJM.

We produce revenue through agreements with both building owners and the power grid operators. Under our agreements with facilities owners, we use electrical and energy related products that help energy consumers control energy use in their buildings. In conjunction with this agreement we are members of the power grid operators and have agreed to provide the grids with energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at the end of each monthly period and submitted to the power grids for settlement and approval. While the power grids are our customers, they are primarily a conduit through which these electrical curtailment transactions are processed.  The vast majority of our revenue in 2007 was processed through PJM.  Our agreement with PJM is an ongoing one as we are members of PJM.  These transactions are initiated by building owners, who are our participants.  These transactions form the basis for our revenue.

There were two participants whose transactions contributed to revenue from PJM that comprised 27% and 14% of our 2007 consolidated revenue. These two participants engaged in transactions that generated revenue that comprised more than 10% of consolidated revenue in 2006 and 2005.  The company’s revenue is subject to seasonal influences that affect the wholesale prices on which the majority of our revenue is derived.

Cost of Sales.  Cost of sales totaled $8,788,000 (70%) compared to $3,032,000 (95%) for the fiscal year ended December 30, 2006, and $666,000 (57%), for the fiscal year ended December 31, 2005.  Cost of sales includes the portion of energy transaction revenue that is paid to participating energy consumers that initiate revenue generating transactions.  Also included in cost of sales is amortization of a developed technology intangible asset that amounted to 2%, 7% and 3% of revenue for the years ended December 2007, December 2006 and December 2005, respectively.

Gross Profit.  Gross profit for the fiscal year ended December 29, 2007, was $3,837,000 (30%) compared to $170,000 (5%) and $507,000 (43%) for the fiscal years ended December 30, 2006 and December 31, 2005, respectively.  This increase in gross profit is due primarily to the higher levels of revenue generated from participant’s wholesale energy market transactions.

Future gross profits and gross margins will depend on the volume and mix of sales of products and services to our customers.  It is anticipated that new products with higher margins will somewhat mitigate margin pressures from competitors in the areas where the company and its participating energy consumers enter into the wholesale energy markets.

Operating Expenses.  Operating expenses are comprised mainly of payroll costs, outside services, stock-based compensation and product development.  These expenses for the fiscal year ended December 29, 2007 were $8,180,000 (65%) compared to $6,076,000 (189%) and $1,023,000 (87%)(excluding approximately $77 million of goodwill impairment charges) for the fiscal years ended December 30, 2006,  December 31, 2005.  The increase in operating expenses is due to the increasing investment underway to build the sales organization and develop new products in ECI.  We anticipate increasing these expenses further in the coming periods as we continue our investment in the future growth of the wholesale energy market transaction business.

Write-off of impaired goodwill and intangibles.  An independent valuation was performed at the end of each of the last three fiscal years to test potential impairment of the goodwill and intangible assets contained in the two operating subsidiaries. This independent appraisal concluded that there was no impairment of either the goodwill or the intangibles as of December 29, 2007.  In 2005 these charges included a write-off of $77,191,000 for the impairment of the goodwill recorded in the acquisition of ECI.  We will continue to perform annual impairment tests on our goodwill and intangible assets.  Future impairment charges, if any, will be recorded as a charge against earnings.

Interest Expense.  Interest expense was $43,000 for the year ended December 29, 2007 compared to $895,000 and $422,000 for the years ended December 30, 2006 and December 31, 2005, respectively.  The decrease in interest expense was primarily a result of the charge for the timing of the filing of the company’s registration statement associated with the October 2005 private placement.  According to the registration rights document, the company had a total of 90 days to file its initial registration document and an additional 30 days to have it declared effective by the SEC.  The cost for this totaled $825,000 in 2006 and was paid for with the company’s common stock.  Excluding this charge, interest expense in 2006 was $70,000.

Gain/(Loss) on valuation of warrant liability.  As a part of the private placements in October 2005 and June 2006, we issued warrants that were given registration rights.  These warrants were valued and recorded as a liability.  In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model.  Any subsequent changes in our stock price would cause the warrant liability to be re-valued at the end of each quarter, with the resulting decrease or increase in liability recorded as a gain or loss in the company’s consolidated statement of operations.  The June 2006 warrant issuance and the subsequent changes in values of the warrant liabilities resulted in non-cash income during the fiscal year ended December 30, 2006 of $8,319,000, and non-cash expense in 2005 of $503,543.  Both of these warrant liabilities were reclassified to equity when their respective registrations were declared effective by the SEC.  There were no charges of this type in 2007.

Gain/Loss From Discontinued Operations. Discontinued operations for all years presented contain the operations of Christenson Electric.  Christenson Electric was sold to a corporation formed by management of CEI on November 29, 2007.  The shareholders of the Company voted to approve the transaction at a shareholders’ meeting on March 10, 2008.

Revenues for the three years ended December 29, 2007, December 30, 2006 and December 31, 2005, were $56,842,000, $72,939,000, and $57,586,000, respectively.  The net loss from these discontinued operations was $9,695,000 for the year ended December 29, 2007.  This loss included a non-cash charge for impairment of goodwill and intangibles of $9,728,000.  We incurred a loss on discontinued operations of $745,000 for the year ended December 30, 2006, and recorded a gain of $722,000 for the year ended December 31, 2005.

Discontinued operations also contain small gains in 2006 and 2005 from the sale of the SoftBoard business. (See Item 1, Business – General)  The SoftBoard business was sold in 2000.  As part of the sale price, the Company receives royalties from the purchaser of that business, based on sales of SoftBoard products.  These royalties are listed in the income statement under “Gain on sale of discontinued operations.”

Income Taxes.  There was no provision for income taxes in 2007, 2006 or 2005 due to tax losses incurred by us in those years.  No tax benefit from loss carryback was recorded in these years as there was no income tax paid in the open loss carryback periods.  Because of the significant losses recorded in prior periods, we have provided a full valuation allowance on our net deferred tax asset (see Note 14).

Non-cash Expense Items

We have entered into several acquisitions, financings, debt conversions and other transactions where goodwill and amortizable intangible assets were recorded, and/or common stock or warrants were issued as a part of the transactions.  Many of the issuances resulted in non-cash charges to our statement of operations.  Additionally, other transactions and events occurred in which significant non-cash expense or income arose due to the nature of those occurrences.  The following table lists these items and the effect net income or loss in our statements of operations for the fiscal years ended December 29, 2007, December 30, 2006 and December 31, 2005.

	Years Ended
Non-cash expense item description*	December 29, 2007	December 30, 2006	December 31, 2005
Stock-based derivative liability re-measurement	$-	$-	$88,024
Interest expense on warrant issuances and re- measurements	-	-	320,967
Re-valuation (gain)/loss of warrant liability	-	(8,319,107)	503,543
Common stock issued for services	118,500	-	-
Stock-based compensation issued for services	-	718,990	243,920
Stock-based compensation issued to directors and employees	920,699	723,261	-
Interest expense on amortization of debt discount	-	-	13,564
Intangible and amortization	528,684	533,185	220,750
Interest expense on late filing, paid with stock	-	824,899	69,000
Gain on disposal of assets and lease termination	-	-	(7,145)
Write down of impaired intangible asset (in disc. operations)	9,728,234	-	77,419,759
Unused reserve for legal fees to contest lawsuit	-	-	(120,000)
Total transactional non-cash income and expense	$11,296,117	$(5,518,772)	$78,752,382

*	This table does not include recurring non-cash expenses such as depreciation.

Liquidity and Capital Resources

Since inception, we have financed our operations and capital expenditures through public and private sales of equity securities, cash from operations, and borrowings under bank lines of credit. At June 28, 2008, we had working capital of approximately $230,000 and our primary source of liquidity consisted of cash generated from our private placement and cash generated from operations.

On May 7, 2008 we closed a private placement in which we issued 9,051,310 shares of common stock resulting in aggregate cash proceeds of $3,512,000 and elimination of accounts payable of $103,000.  In conjunction with this private placement, we also issued 4,525,655 five year warrants exercisable at $0.60 per share.  The proceeds of this financing will be used for general working capital purposes.

Accounts receivable increased to $1,929,000 at June 28, 2008 from $1,533,000 at December 29, 2007.  The increase is due to the change in our policy of recognizing revenue on an accrual basis. These receivables were produced by wholesale electric market transactions initiated by electricity consumers with whom we’ve contracted.  The receivables are not net of any allowance for doubtful accounts.  Management expects these receivables to increase or decrease in accordance with the increases and decreases in revenue levels achieved in future quarters. To the extent that we expect to record significant revenue from the ILR capacity program in PJM in the third quarter, receivables will increase in accordance with the revenue recognized, but not yet received as of the end of the third quarter.  The large majority of our revenue, and therefore cash and receivables, is generated through the PJM Interconnection.  PJM serves as the market for electrical transactions in a specific region in the United States.  We are members of PJM, and our relationship with this power grid is perpetual.  We have little risk, if any, from the concentration of revenue through this power grid as it’s a not-for-profit organization that exists to act as the market for electrical transactions.

Property and equipment, net of depreciation increased to $260,000 at June 28, 2008, compared to $202,000 at December 29, 2007.  This increase was due primarily to the purchase of computer equipment less normal depreciation on fixed assets.  We do not anticipate spending significant amounts to acquire fixed assets for the foreseeable future.

Accounts payable increased to $3,657,000 at June 28, 2008 from $2,976,000 at December 29, 2007.  This increase is due to the revision in our accounting for reserves for collections of revenues, which precipitated an accrual of participant payments based on the increase in accrued revenue.  Payables consist primarily of the payments made to participants in our economic and capacity programs.

We have no commitments for capital expenditures in material amounts at June 28, 2008.

As a result of our history of losses and our experiencing difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, our independent registered public accounting firm, in their report included in our December 29, 2007 Form 10-K, have expressed substantial doubt about our ability to continue as going concern.

In prior periods, we generated cash through our discontinued operating subsidiary, Christenson Electric, Inc.  This subsidiary also held a $10 million operating line of credit under which we borrowed funds against eligible accounts receivable.  The funds generated from the discontinued operations and their debt facility will no longer be available to the continuing entity.  All future cash will need to be generated from the operations of ECI, and from funds raised through future debt and equity financings should cash generated from operations prove insufficient.

By adjusting our operations and development to the level of capitalization, we believe we have sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.  If operations and cash flows continue to improve through these efforts, management believes that we can continue to operate.  However, no assurance can be given that management’s actions will result in profitable operations or the resolution of our liquidity problems.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

 Inflation

In the opinion of management, inflation will not have an impact on our financial condition and results of our operations.

Off-Balance Sheet Arrangements

We do not maintain off-balance sheet arrangements nor do we participate in any non-exchange traded contracts requiring fair value accounting treatment.

Related Party Transactions

We, as a part of the discontinued operations have previously had a number of promissory notes, lines of credit and lease obligations owing to related parties.  As of December 29, 2007, as a part of continuing operations, there are no amounts owing to related parties other than nominal amounts incurred in the normal course of business and paid from expense reports.

Contractual Obligations and Commitments

The following is a summary of our significant contractual cash obligations for the periods indicated that existed as of December 29, 2007, and is based on information appearing in the notes to consolidated financial statements included elsewhere in this filing.

Contractual obligations	Total	Less than 1 year	1-2 years	3-5 years	More than 5 years
Operating Leases	$167,600	$118,248	$49,352	$—	$—
Employment and Consulting Agreements	50,000	50,000	-	—	—

Total obligations	$217,600	$168,248	$49,352	$—	$—

BUSINESS

General

We through our subsidiary EnergyConnect, Inc., or ECI, provide a full range of demand response services to the electric power industry. Our customers are the regional grid operators who pay us market rates for reductions in electrical demand during periods of high prices or peak demand and for being on stand by to reduce electric power demand on request at periods of capacity limitations or in response to grid emergencies. Our suppliers are large commercial and industrial consumers of electricity who we pay to shift their demand for electricity from high priced hours in the day to lower priced hours. We also pay these participating energy consumers to be on stand by to curtail electric demand on request.

Through proprietary technology and business processes we automate electric consumer demand response transactions and the associated measurement, verification, and support decisions.   These capabilities make it possible and easy for electric consumers, particularly commercial and industrial facilities, to shift load from high priced hours to lower priced periods.

Our services provide market incentives to reduce electric demand during periods of peak demand or high prices. By shifting load from high demand periods to times of lower electrical demand our services improve the operating efficiency of the electrical grids and improve grid reliability. We also delay the need for construction of new electrical generating plants. Through higher efficiencies on the grid, lower cost of generation and improved reliability all consumers of electricity benefit from our demand response activities on the electrical grid. By providing consumers of electricity an effective means of responding to grid wholesale prices of electricity we complete the supply demand market place for electricity and provide offsetting market forces to electricity generators.

Our customers are regional electric grid operators such as PJM, the largest electric grid in the nation, and selected electric utilities who support and sponsor demand response.  All of our current operations are in the United States with services provided in 27 states.  Following a three year testing and pilot period, we began commercial operations in 2005 and have been growing steadily since then.  Our revenues in 2006 were $3.2 million and in 2007 were $12.7 million.  Our suppliers are commercial and industrial electric energy consumers who we pay to shift, curtail, bank, and in some cases produce electric energy.

ECI operates on a national footprint currently serving consumers and grid operators in more than 25 states.  ECI delivers services to wholesale electric markets of regional electric grids.  Selected needs of electric grid operators, including energy, capacity, and reserves have been formed into products that can be delivered through ECI systems to the grid.  ECI technologies, processes, and services enable buildings and electric consumers to contribute to such wholesale services in direct competition with expensive peaking power plants.

In 2005, we acquired Christenson Electric, Inc., or CEI, and ECI.  This combined a 60 year old electrical contracting and technology business with a high growth demand response business.   In 2007 we determined that ECI had grown to a self sustaining transition point and in November 2007 we agreed to sell the stock of CEI.  Our objective is to leverage our unique and proprietary technologies, business processes, and resources and build a viable, profitable demand response business servicing North American wholesale power markets. Financial statements and accompanying notes included in this report include disclosure of the results of operations for CEI, for all periods presented, as discontinued operations.

Products and Services

ECI provides grid operators with products similar to those the grid operator purchases from electric power generators. Our products can be grouped into three main categories: energy, capacity and reserve.

Energy

Electrical energy consumption has a repeating daily rise and fall with lowest consumption at night and peak usage in most of the U.S. during the 3:00pm to 7:00pm timeframe. Our priced based energy product provides reduction in usage during peak usage or at any time of high prices for electrical energy on the grid. The grid operator pays ECI for measured and verified reductions from baseline usage. Grid operators provide a real time next hour market for electrical energy and a day-ahead market.

ECI provides grid operators with aggregated reductions in usage that are meaningful to the grid and provides participants with the information, support and procedures necessary to participate. Building operators in particular benefit from ECI procedures that allow buildings to shift electrical energy consumption while keeping all aspects of the building within specification.  Products take numerous forms generally in the following categories:

Real time response

Participants reduce usage of electricity over the next hour in response to estimated prices provided by ECI. ECI is paid for aggregated measured reduction that hour at the same market rate as the grid operator pays electric power generators less the related composite average retail charge from the local utility to the participating consumers.  This is a payment for service product and there are generally no penalties or charges for not participating.

Real time dispatch

Participants reduce usage of electricity over the next hour in response to requests by the grid operator. ECI is paid for the aggregated response to the grid operator request at the same market price paid to electric power generators in each hour.  This is a payment for service product and there are generally no penalties or charges for not participating.

Day ahead

Some grid operators establish day-ahead energy markets with forward hourly electricity prices. Day-ahead forward prices reflect the inherent unpredictability of conditions. Day-ahead prices often track the real time price, but can deviate substantially.  The price certainty of the day ahead market provides a known return for pre-cooling buildings in early morning hours to create subsequent reductions of energy use in the peak afternoon hours. ECI provides participating consumers with all the information and support required to execute pre cooling strategies and bid into the day ahead electrical energy market. ECI is paid for the aggregated reduction in usage.  Reductions in excess of the amount committed to the day- ahead market are generally paid at the prevailing real time rate. Under delivery generally must be made up by buying energy at the real time rate.

Capacity

The capacity product is the traditional demand response capability and has been in use for over 40 years. Regional utilities as well as grid operators sponsor and purchase this demand response product. Capacity is designed to address the few times a year that an electrical grid may approach the capacity limits of electrical generation in the region.  Participants in the program are generally paid a monthly fee to be on standby to respond on several hours notice to a request to reduce electrical usage for a four, six or eight hour period. Each grid operator and or utility may have unique requirements for notification time, response duration, and performance penalties.

ECI is paid monthly by the grid for having stand by capability to reduce usage with specific timing for response and duration. In PJM, the annual commitment  and registration  is done in the spring for the following 12 months, particularly targeting the summer season.  Payments are made monthly for the 12 month period.  Obligations are for 6 hours duration on two hour notice.

Reserves, Ancillary Services, and Others

Reserve products address the grid operator’s need to respond to emergencies on the electrical grid such as a lightening strike, a switch failure, loss of a tie-line, or sudden loss of a generating plant. Response is generally required within 10 minutes and response duration generally less than 30 minutes.  ECI is paid a fee for the period of commitment to have load reduction or back up generation available on short notice. The amount of the fee may vary hour by hour and over the year.

This product group includes other products that may involve even shorter intervals, such as 5 minute energy response, balancing (both up and down) that takes place in seconds, and even the potential to support black start after a total grid failure.

Some grids limit the participation of demand response in these products at this time.   In the PJM grid, demand response may provide 25% of the synchronous reserve needs in each area of the region.  No other reserve or ancillary services products are permitted.  Synchronous reserve is 10 minute response, 30 minute duration maximum.

Additional demand response products and services now being addressed by selected utilities and a regional grids include: local distribution feeder support to reduce the cost of operating, maintaining, and replacing these facilities; smart grid and micro-grid enhancement, solar integration, wind generation capacity support, and gas-electric arbitrage.  All of these products and services are supported by the ECI platform.

Strategy

We intend to leverage our industry leading and scalable technology in priced based demand response and its leading market position in the largest US market, to be the premier provider of demand response services.  We have developed the most extensive platform available for delivery of demand response and the broadest array of demand response products. Our platform increases the size of the viable market, by making it feasible for a much broader base of electric energy consumers to participate in demand response and by making more products available to the regional grids.  We view our initial target market in the US as about $12 billion of the $300 billion US electric market.

With only about one percent of the target market being served today, our growth strategy is to access and serve as many potential participants as possible. We will focus on those regional grids that support priced based demand response services. The PJM grid is currently the most supportive of priced based demand response and our largest customer.  The New England ISO and the New York ISO are also supportive of priced based demand response and are our next areas of expansion for these services.

To access large numbers of large energy consumers near term, we use channels or partnerships.  Most of these partners are companies that benefit from the nature of our services or from the payments we make to our suppliers.  We have successfully developed alliances with large partners and is continuing to build alliances with others.  These channels, combined with direct sales in every regional market are the backbone of our growth plan.

Our current acquisition strategy is to review target opportunities for value-added potential and pursue targets that bring significant benefits.

Electric Power Industry

While demand for electricity in North America continues to grow, constraints on new generating or transmission infrastructure are moving the regional electric grids closer to capacity limitations. Whether the constraints on new construction come from “not in my back yard” or environmentalists worried about global warming or the space limitations of large urban cities the result is delay in planned electrical generation, transmission, and distribution capacity.  In this environment demand response can provide the added buffer to keep grids functioning reliably and to delay the need to build new infrastructure.

The electric power industry is in a state of change.  Costs of all fuels and materials to produce and deliver electric energy are increasing.  Worldwide shortages of key materials and fuels, environmental footprint limits, and public perception are driving change.   Expectations and pressures for the industry to improve efficient use of fuels and materials, to improve reliability, and to reduce system losses have increased steadily during that last two decades.  All of these pressures and changes support the advancement and development of more and better demand response.  We are aligned with the changing industry and helps support the needed changes while concurrently reducing electricity costs.

The electric utility industry has many stakeholders.  The consumer ultimately bears the price of delivered electricity that is the result of the successful coordination of all of these stakeholders.  The industry is dominated by utilities that generally operate as monopolies in their local service territories and are regulated at both the state and federal levels.  For regions serving about two thirds of the consumers in North America, regional grids have replaced the grid management activities of vertically integrated utilities that for many years built and operated the power generating plants and transmission lines that make up the backbone of power supply.  These regional grids, in addition to operating the transmission system, operate wholesale electric markets, into which generators bid to supply power and from which electric utilities and other retail suppliers bid to purchase power.  These markets are more efficient than the vertically integrated monopoly model, and have created substantial savings for consumers.  Introducing demand response in these markets adds a significant additional level of efficiencies. By providing consumers of electricity an effective means of responding to grid wholesale prices of electricity we complete the supply-demand marketplace for electricity and provide offsetting market forces to electricity generators.  Wholesale Power Markets are regulated by FERC.

Anatomy and Challenges of Demand Response

The use of demand response as a large scale tool to defer or reduce the need for peaking power plants, transmission lines, or electric distribution facilities is in its infancy.  In the US, less than one percent of the initial target market has been accessed.  Worldwide the potential is even greater.  Demand response has the potential to significantly reduce electric energy line losses and prolong the value of existing transmission lines by reducing congestion, that is reducing electric demand during hours of high usage. This will also reduce the number of new peaking power plants needed and shift generation to the most efficient power plants. Demand response can provide this without significant new capital investment or any invasive facilities in buildings or industrial sites.

With all of this potential, the growth of demand response has been limited by technology and regulation.  Prior to the development of transparent wholesale electric markets, the internet, and electronic building energy control systems with internet access, the number of people required to effect substantial demand response was prohibitive.  Today, by using automated technology to link wholesale market prices and grid conditions with the status, flexibilities, and capabilities of buildings and industrial sites, sufficient economic participation is possible.

Regulatory Impacts

The enactment of the New Direction for Energy Independence, National Security and Consumer Protection Act in December, 2007, (“Energy Act of 2007”) presents remarkable opportunities for demand response providers to emerge as active wholesale market resources that are the “green” equivalent to traditional generation and transmission providers. Demand response is codified in the Energy Act of 2007 as a necessary and proven resource that will promote energy conservation, cost savings and energy efficiencies for the emerging “smart grid” by engaging customers with the intelligence required to actively manage consumption during peak demand and high prices.

The Energy Act of 2007’s emphasis on smart grid modernization technologies present significant opportunities for the core competencies of ECI.  Our ability to provide scalable automation of demand response transactions will increase the price elasticity of demand for electricity, lower the overall regional market price of energy and improve the efficiency of electricity grids. In addition to beneficial impacts on regional energy markets, the participating suppliers of ECI benefit by maximizing income potential and reducing energy costs.

Pennsylvania, New Jersey, Maryland Interconnection, LLC (“PJM”)

PJM continues to provide favorable market conditions for ECI activities.  The PJM Interconnection Capacity program establishes three-year laddered pricing structure for demand response participants that is not subject to market fluctuations.  Each year has a fixed price set three years in advance and prices can vary by location. Prices through May 31, 2010, are determined and reveal a general, increasing trend in response to load growth and tightening supplies of conventional generation.

The Ancillary Services markets provide a growing opportunity for ECI.   Such markets provide compensation for a commitment to reduce demand for specified periods of time.  A new market proposal that provides compensation for providers who are willing to reduce demand (or increase generation) on 30 minutes notice was approved by PJM for submittal to FERC in January 2008.  The market proposal is projected for initial implementation in September 2008, following Federal Energy Regulatory Commission, or FERC, approval.

PJM’s energy market revenues are impacted by an expired (October 2007) tariff provision which offered additional compensation to demand response participants who curtailed load during price volatility.  The expiration is the subject of an ongoing complaint before FERC.  The complaint is supported by several state utility commissions and in part, by PJM.   The restoration of the added compensation is uncertain.

Customers

Our customers are the regional grid operators, or alternatively electric utilities, who pay us market rates for reductions in electrical demand during periods of high prices or peak demand and for being on stand by to reduce electric power demand on request at periods of capacity limitations or in response to grid emergencies.

Sales

Most of our sales are to large regional electric grid operators, by serving the wholesale power markets for electricity.  Membership in these regional grids and participation in the committee decision structures of these organizations provides the access and advocacy channels needed to implement, execute, and advance our sales. Regional grid programs tend to be broad based and target the full spectrum of demand response potential.    In addition, some of our sales are made directly to electric utilities that sponsor demand response programs.   Most utility sales are made by competitive bid and are often limited to event driven capacity-based programs.  Only a small portion of our sales force is directed toward the grids and utilities.

Most of our sales effort and most of our sales force is focused on bringing electric consumers into our service offerings.  Each consumer we bring into the portfolio adds to our capability to serve the needs of the wholesale electric market.

Competition

Competition includes public and private companies that provide varying segments of demand response products and services.  ECI is a full service provider that uses proprietary technology to engage an electrical energy consumer’s inherent flexibilities and make it easy  to meet the needs of a broad range of services to the grid.  Our competitors fall into two categories:  (1) supply only the traditional utility event based capacity products, and (2) supply traditional and new products and services manually.

In the first category are utilities and third party curtailment service providers that contract with utilities to outsource these programs.  This group makes up the largest part of the demand response market today and reflects the ongoing demand response activities of the past 40 years.  These programs are not particularly well received by consumers and tend to be ineffective in achieving significant amounts of demand response or significant benefits to the electric system.  More intense concentration on these programs by public well-financed utilities and third party providers has improved performance.

In the second category are two well financed competitors.  We have a technological advantage at this time because we are able to do with software what these competitors must do with people.  We expect these competitors to attempt to duplicate our business plan and we expect to remain technically ahead for many years.

With so few pursuing such a large potential market, it is only with a small percentage of energy consumers that we engage competitors.

Intellectual Property

Part of ECI’s value is contained in the proprietary software that we use to manage and control energy consumption patterns in participant properties and integrate strategies and transactions that serve the electric grid.  Our embedded industry knowledge and information base is a unique and valuable asset.

ECI has filed for patent and copyright protection of its energy automation software.  These patents have been filed for but not yet approved.  We also purchased a significant amount of intangible assets as a part of the acquisition of ECI.  These intangible assets were valued with the assistance of an independent intangible asset valuation firm.  This firm assists us annually in evaluating whether these intangible assets retain their value or have an impairment that may cause us to write down their value.

We protect our intellectual property rights through a combination of patent, trademark, trade secret and other intellectual property law, nondisclosure agreements and other measures. We believe, however, that our financial performance will depend more upon our service excellence, technical knowledge and innovative design abilities, than upon such protection.  Notwithstanding the foregoing, we will strongly defend all intellectual property rights from infringement.

Government Approval or Regulations

We are subject to certain local government regulations. We are subject to and comply with federal regulations pertaining to health and safety, employment, privacy, and related regulations pertinent to all public businesses.  While we are not directly subject to regulation by the FERC or state public utility commissions, these commissions have oversight of regional grids and electric utilities. The FERC must approve all wholesale products purchased by regional grids, and state commissions may be involved in approval of transactions with electric utilities.

Employees

As of June 30, 2008, we directly employed 48 persons in continuing operations.  None of our employees in the continuing operations are covered by collective bargaining agreements, and we believe our relations with our employees are good.  In addition, we meet our needs with contract-to-hire, temporary help, contract service, and by training the sales force of partners.  Approximately 4 additional support personnel fall in these categories.

Property

We currently lease four facilities.  Those are located in Portland. Oregon, San Jose,,Philadephia, and Washington D. C.. These facilities consist of approximately 8,000 square feet of office space. We do not own or lease any manufacturing space.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

The following table sets forth information regarding our directors and executive officers as of September 30, 2008:

Name	Age	Positions
Rodney M. Boucher	64	Chief Executive Officer and Director
Randall R. Reed	51	Chief Financial Officer
Gene Ameduri	60	President of ECI and Director
William C. McCormick	74	Chairman of the Board of Directors
John P. Metcalf	57	Director
Gary D. Conley	47	Director
Kurt E. Yeager	68	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are six directors on our board of directors. Directors considered as outside directors, are compensated $500 for each board meeting held at our headquarters or other location where the director is required to travel. Each year at the discretion of the board, directors are awarded a certain number of non-qualified stock options. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Rodney M. Boucher joined us through the acquisition of ECI. He was appointed Chief Executive Officer on that date. Prior to that date Mr. Boucher was the founder, President and CEO of ECI from its inception in 1998 until its acquisition by us in October 2005. Before forming ECI Mr. Boucher was Chief Executive Officer of Calpine Power Services and Senior Vice President of Calpine Corporation from 1995 to 1998. Prior to that Mr. Boucher served as Chief Operating Officer of Citizens Power and Light and held a number of senior management positions with PacifiCorp and United Illuminating Company including Chief Information Officer, Vice President of Operations, Vice President of Power Resources, and Director of Engineering. Mr. Boucher holds an AMP certificate from Harvard Business School, a MS in electrical engineering from Rensselaer Polytechnic University and a Bachelor of Science from Oregon State University. Mr. Boucher is a member of several non-profit boards and a senior fellow of the American Leadership Forum.

Randall R. Reed joined us in September 2005 when he was appointed Chief Financial Officer. Mr. Reed provided financial, accounting and SEC consulting for us from September 2002 through September 2005 through his consulting firm Reed Financial Services, which he operated from January 2001 through September 2005. From July 1999 to January 2001, Mr. Reed was Chief Financial Officer for Dry, Inc. a consumer products company. Mr. Reed was Chief Financial Officer and Controller of Microfield Graphics, Inc., a publicly traded manufacturer of technology products from August 1985 to July 1999. Prior to his position there he was with Coopers & Lybrand, an international public accounting firm, from 1981 to 1985. Mr. Reed is a CPA.  Mr. Reed holds a BS in Business Administration from Southern Oregon University.

Gene Ameduri joined us in October 2005 through our acquisition of ECI. On that date he was named President of ECI. He joined ECI in 2003 as Senior Vice President. Prior to that, Mr. Ameduri was with Roth Brothers, Inc., a mechanical contractor. Roth Brothers is a subsidiary of First Energy. He was there from 1981 to 2003, and held the office of Vice President of the Facilities Automation Division among other management positions.  Mr. Ameduri holds a BS in Engineering from Case Western Reserve University and an MS in Mechanical Engineering from Youngstown State University.  Mr. Ameduri is a Registered Professional Engineer in Ohio, Pennsylvania and Florida.

William C. McCormick joined us in January 2004 as Interim Chief Executive Officer and resigned that post in November 2004.  Prior to coming to us, Mr. McCormick was Chief Executive Officer of Precision Castparts, Corp., a publicly traded aerospace company, from August 1994 to August 2002. He also served as the Chairman of the board of directors there from October 1994 to August 2003. Mr. McCormick joined Precision Castparts in April 1985. Prior to Precision Castparts, Mr. McCormick spent 32 years at General Electric in various businesses, including GE Aircraft Engines, Carboloy Systems, Distribution Equipment, and Industrial Electronics. Mr. McCormick serves on the board of directors and is Chair of the Audit Committee of Merix Corporation, a publicly traded manufacturer of high performance interconnect products. He serves on the boards of several other “for profit” and non profit companies. McCormick holds a BS in Mathematics from the University of Cincinnati.

John P. Metcalf was elected as a director on June 29, 2007.  Since November 2002, Mr. Metcalf has been a CFO Partner with Tatum LLC, the largest executive services and consulting firm in the United States. Mr. Metcalf has 18 years experience as a CFO, most recently at ESI, a provider of high-technology manufacturing equipment to the global electronics market. Prior to ESI, Mr. Metcalf served as CFO for Siltronic, WaferTech, Siltec Corporation, and OKI Semiconductor. Mr. Metcalf began his career at Advanced Microdevices, Inc., where he worked for eleven years in a number of finance managerial positions including Director and Controller of North American Operations. Mr. Metcalf also currently serves on the Board of Directors and is Chairman of the Audit Committee for ParkerVision.

Gary D. Conley was elected as a director on December 13, 2005. Mr. Conley is currently the CEO of SolFocus, Inc., a concentrator of solar technology founded to commercialize advanced concentrator solar technology. Mr. Conley was CEO of GuideTech, a manufacturer of semiconductor test equipment from July 2003 to February 2005. Prior to that, Mr. Conley was Senior Vice President in charge of the Memory Test Division at Credence Corporation, a manufacturer of semiconductor test equipment, from May 1993 to November 1996. Mr. Conley was President of EPRO, a manufacturer of semiconductor test equipment from January 1990 to May 1993, at which time the business was sold to Credence. Mr. Conley has been an active investor in early stage, advanced technology companies.  . Mr. Conley holds a BS degree in Physics from the University of South Florida.

Kurt E. Yeager was elected as a director on May 10, 2007.  Mr. Yeager has more than 30 years of experience in the energy industry and energy research and was the past President and Chief Executive Officer of the Electric Power Research Institute (“EPRI”), the national collaborative research and development organization for electric power.  Under Mr. Yeager's leadership, EPRI evolved from a non-profit electric power research institute into a family of companies encompassing collaborative and proprietary R&D as well as technical solution applications for the electricity enterprise in the U.S. and over 40 other countries.  As CEO, Mr. Yeager also led the electricity enterprise-wide collaborative development of the landmark Electricity Technology Roadmap, and the Electricity Sector Framework for the Future.   Mr. Yeager also served as the director of Energy R&D Planning for the EPA Office of Research.  Prior to that, he was with the MITRE Corporation as associate head of the Environmental Systems Department.

Family Relationships

None of our directors and executive officers are related by blood, marriage or adoption.

Audit Committee

The Audit Committee consists of Mr. Metcalf and Mr. Yeager.  The Board of Directors has determined that Mr. Metcalf is an “audit committee financial expert” as defined in SEC rules.  On August 21, 2007, Mr. Metcalf was appointed Chairman of the audit committee.  Mr. Yeager was also appointed to the audit committee on that date.

The Audit Committee oversees the accounting, financial reporting and audit processes; makes recommendations to the board of directors regarding the selection of independent auditors; reviews the results and scope of audit and other services provided by the independent auditors; reviews the accounting principles and auditing practices and procedures to be used in preparing our financial statements; and review our internal controls.

Governance Committee

On August 21, 2007, the board of directors appointed Mr. Yeager as chairman of the Governance committee, joining Mr. Conley, Mr. Yeager, Mr, Metcalf and Mr. McCormick as members of that committee. The current policy requires that the governance committee consist of at least two Board Members.  A copy of our Code of Ethics is available from us by contacting Mr. Bill Munger, c/o Microfield Group, Inc., 111 SW Columbia St., Suite 480, Portland, Oregon 97201.

Compensation Committee

Our compensation committee consists of Mr. Yeager and Mr. Metcalf as committee members.  All three members were appointed to their positions on November 29, 2007.  The compensation committee determines the compensation level, option grants and other compensation for our executive officers.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We believe our success depends on the continued contributions of our named executive officers. Personal relationships are very important in our industry. Our named executive officers are primarily responsible for many of our critical customer and supplier relationships. The maintenance of these relationships is critical to ensuring our future success. Therefore, it is important to our success that we retain the services of these individuals and prevent them from competing with us should their employment with us terminate.

Our compensation programs are designed to provide our named executive officers competitive salaries, short term bonus opportunities, and long term equity incentives. Our goal is to provide our named executive officers with incentives that are aligned with the performance of our business and the performance of our common stock. Our salary amounts are intended to be competitive with similarly situated companies.

Our compensation plan consists of the following components: salary, annual incentive bonus and long term equity incentives. The details of each these components are described in the tables and narrative below.

Our compensation plan is aimed to further our belief that that retaining these officers is imperative to our success.  The long-term equity incentive plan, under which options are issued, is designed to award activities that increase the trading price of our common stock. The management incentive bonus plan is designed to reward increases in our earnings before interest, taxes, and amortization.

Compensation Committee Report on Executive Compensation

The Compensation Committee is comprised of three independent non-employee directors. The Compensation Committee sets the principles and strategies it serves to guide the design of our compensation plans and programs. The Compensation Committee annually evaluates the performance of our CEO and the other named executive officers. Taking their performance evaluations into consideration, the Compensation Committee establishes and approves their compensation levels, including base salary, annual bonuses, and equity incentives. The Compensation Committee met several times during 2007 and the first half of 2008, the last time on May 22, 2008 and considered compensation plans and programs entered into between us, and the CEO and named executive officers.

Our Compensation Philosophy and Plans

Our executive compensation program is designed to attract and retain superior executive talent, to provide incentives and rewards to executive officers who will contribute to our long-term success and to closely align the interests of executives with those of our stockholders. The Compensation Committee reviews our executive compensation plans and programs through the application of the business judgment of each of its members. The Compensation Committee uses discretion and considers an executive’s entire compensation package when setting each portion of compensation, which is based upon corporate goals and performance, individual initiatives and performance, and overall market considerations. The principal elements of our executive compensation program consist of: (i) annual base salary, (ii) participation in our management incentive plan that provides for an annual bonus, and (iii) equity incentive plan.

Base Salaries. Annual base salaries for executive officers are initially determined by evaluating the responsibilities of the position and the experience and knowledge of the individual. Also taken into consideration is the competitiveness of the marketplace for executive talent, including a comparison of base annual salaries for comparable positions at peer companies.

Stock Incentive Plan. The 2004 Stock Incentive Plan permits the grant of incentive stock options, non-qualified stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights (SARS) and other common stock-based awards to our executive officers.  The options and SARS both have an exercise price equal to the fair market value of our common stock on the grant date. The options and SARS granted to our CEO and our executive officers on November 29, 2007 are 2% vested on December 29, 2007. The Compensation Committee believes that equity incentives help align the interests of the executives with those of the stockholders and provide incentives for the executives to create long-term value for our stockholders.

Section 162(m). Section 162(m) of the Internal Revenue Code, provides that compensation in excess of $1,000,000 paid to the President and CEO and each of our three other most highly compensated executive officers holding office at the end of any year (except for our Chief Financial Officer) will not be deductible for federal income tax purposes unless such compensation satisfies one of the enumerated exceptions set forth in Section 162(m). The Compensation Committee has reviewed our compensation plans and programs with regard to the deduction limitation set forth in Section 162(m). Based on this review, the Compensation Committee anticipates that the annual bonus, long term incentive plan bonus and gain, if any, recognized by our CEO and our three other most highly compensated executive officers (except for our Chief Financial Officer) upon the exercise of stock options or SARS meet the requirements for deductibility under Section 162(m) of the Code.

Compensation of the Chief Executive Officer    As of December 29, 2007, we have not entered into employment agreements with any of our executive officers. Mr. Boucher is paid an annual salary of $300,000 and is eligible for an annual bonus if our financial targets are achieved. The amount of the annual bonus is determined using a floating percentage of annual base salary based on the level of attainment of various financial metrics. The Compensation Committee believes that Mr. Boucher is critical to our future success and that this compensation package properly aligns his interests with that of our shareholders.

The Compensation Committee:
Mr. Phil Harris (Mr. Harris resigned as a director on September 1, 2008)
Mr. Kurt Yeager Mr. John Metcalf

SUMMARY COMPENSATION TABLE

The following table provides certain summary information concerning compensation awarded to, earned by or paid to our Chief Executive Officer and our three other executive officers whose total annual salary and bonus exceeded $100,000 (collectively, the “named officers”) for fiscal years 2007, 2006 and 2005.

Name & Principal Position	Year	Salary ($)	Option Awards ($) *	All Other Compensation ($) (5)	Total ($)
Rodney M. Boucher (1)	2007	300,000	41,430	12,415	353,845
Chief Executive Officer	2006	300,000	2,771	12,415	315,186
and Director	2005	62,500	—	—	62,500

A. Mark Walter (2)	2007	208,000	104,796	7,200	319,996
Former President and Former Director	2006	208,000	92,150	7,200	307,350
	2005	153,939	67,433	7,200	228,572

Randall R. Reed (3)	2007	208,000	34,349	—	242,349
Chief Financial Officer	2006	208,000	19,250	—	227,250
	2005	56,000	4,525	—	60,525

Gene Ameduri (4)	2007	200,000	16,249	5,736	221,985
President of ECI and	2006	200,000	1,150	5,736	206,886
Director	2005	41,667	—	—	41,667

John Stremel (5)	2007	180,000	7,649	—	187,649
Senior Vice President	2006	180,000	501	—	180,501
	2005	38,077		—	38,077

*
Amounts represented stock-based compensation expense for fiscal year 2007 under SFAS 123R as discussed in Note 2, “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included elsewhere in this annual report.

(1)	Mr. Boucher was appointed our Chief Executive Officer on October 13, 2005 and President of Microfield on February 27, 2008.

(2)
Mr. Walter was appointed our President effective November 18, 2004. Prior to this appointment he served as our Senior Vice President and Chief Operating Officer.  Mr. Walter resigned from his position as Microfield’s President on February 27, 2008.

(3)	Mr. Reed was appointed our Chief Financial Officer on September 19, 2005.

(4)	Mr. Ameduri was appointed President of ECI on October 13, 2005.

(5)	Mr. Stremel was appointed Senior Vice President on October 13, 2005.

Employment Agreements With Named Executive Officers

As of December 29, 2007, we have not entered into employment agreements with any of our executive officers.

GRANTS OF PLAN-BASED AWARDS

During 2007, we granted 2,707,500 incentive stock options to purchase Microfield Group, Inc. common stock under our Stock Incentive Plan 900,000 of which were granted to the named officers. No other current executive officers received options exercisable for shares of our Common Stock during fiscal 2007. The following table sets forth information regarding stock options granted to our named officers under our Stock Incentive Plan during the fiscal year ended December 29, 2007:

Name (a)	Grant Date (b)	All Other Option Awards: Number of Securities Underlying Options(#)(j)	Exercise or Base Price of Option Awards ($/Sh)(k)	Grant Date Fair Value of Stock and Option Awards (l)

Rodney M. Boucher	11/29/2007	500,000	$0.94	392,500
Randall R. Reed	11/29/2007	150,000	$0.94	117,750
Gene Ameduri	11/29/2007	150,000	$0.94	117,750
John Stremel	11/29/2007	100,000	$0.94	78,500

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information with respect to grants of options to purchase our common stock under our Stock Incentive Plan to the named executive officers as of December 29, 2007.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Rodney M. Boucher	10,417	489,583	0.94	11/29/12
	63,646	171,354	0.65	11/21/11
A. Mark Walter	26,406	71,094	0.65	11/21/11
	666,667	333,333	0.35	4/29/10
	75,000	25,000	0.40	12/3/09
	97,917	2,083	0.48	1/22/09
Randall R. Reed	3,125	146,875	0.94	11/29/12
	26,406	71,094	0.65	11/21/11
	58,333	41,667	0.84	8/23/10
Gene Ameduri	3,125	146,875	0.94	11/29/12
	26,406	71,094	0.65	11/21/11
John Stremel	2,083	97,917	0.94	11/29/12
	11,510	30,990	0.65	11/21/11
	575,460	--	0.32	2/6/08

DIRECTOR COMPENSATION

The following table sets forth summary information concerning the total compensation paid to our non-employee directors in 2007 for services to our company.  All option awards were granted from our Stock Incentive Plan.
Name (a)	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Total ($)
William C. McCormick (2)	13,000	1,635	14,635
Gary D. Conley (3)	2,000	1,227	3,227
Kurt E. Yeager (4)	1,500	36,940	38,440
John P. Metcalf (5)	1,000	42,904	43,904
Phillip G. Harris (6)	500	34,090	34,590

(1) Amounts represented stock-based compensation expense for fiscal year 2007 for stock options granted in 2007 under SFAS 123R as discussed in Note 2, “Stock-Based Compensation” of the Notes to Consolidated Financial Statements included elsewhere in this annual report.

(2) Under our 2004 Stock Incentive Plan, on November 29, 2007, Mr. McCormick was granted a stock option to purchase 100,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of this award is $78,500.

(3) Under our 2004 Stock Incentive Plan, on November 29, 2007, Mr. Conley was granted a stock option to purchase 75,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of this award is $58,875.

(4) Under our 2004 Stock Incentive Plan, on May 10, 2007, Mr. Yeager was granted a stock option to purchase 50,000 shares of common stock, which option vests immediately.   On November 29, 2007 Mr. Yeager was also granted a stock option to purchase 85,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of these awards is $102,275.

(5) Under our 2004 Stock Incentive Plan, on June 29, 2007, Mr. Metcalf was granted a stock option to purchase 50,000 shares of common stock, which option vests immediately.   On November 29, 2007 Mr. Metcalf was also granted a stock option to purchase 95,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of these awards is $115,925.

(6) Mr. Harris resigned as a director on September 1, 2008. Under our 2004 Stock Incentive Plan, on October 10, 2007, Mr. Harris was granted a stock option to purchase 50,000 shares of common stock, which option vests immediately.   On November 29, 2007 Mr. Harris was also granted a stock option to purchase 85,000 shares of common stock, which option vests over 48 months. The aggregate grant date fair value of these awards is $99,425.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of September 30, 2008 as to (i) each person who is known by us to own beneficially more than 5% of the outstanding shares of any class of our common or preferred stock, (ii) each of our directors, (iii) each of our named executive officers and (iv) all directors and executive officers as a group. Except as otherwise noted, we believe the persons listed below have sole investment and voting power with respect to the Common Stock owned by them.

		Common Stock and Common Stock Equivalents
Five Percent Shareholders, Directors, Director Nominees and Certain Executive Officers		Equivalent Common Shares Beneficially Owned (1)	Approximate Voting Percentage (2)
(3)	Robert J. Jesenik 5300 Meadows Rd., Suite 400 Lake Oswego, OR 97035	7,570,230	7.9%
(4)	Rodney M. Boucher 111 SW Columbia, Suite 400 Portland, OR 97201	15,237,088	15.0%
(5)	Gene Ameduri 111 SW Columbia, Suite 400 Portland, OR 97201	9,607,790	9.7%
(6)	William C. McCormick 111 SW Columbia, Suite 400 Portland, OR 97201	2,926,459	3.0%
(7)	Randall R. Reed 111 SW Columbia, Suite 400 Portland, OR 97201	187,031	*
(8)	Gary D. Conley 111 SW Columbia, Suite 400 Portland, OR 97201	115,625	*
(9)	Kurt E. Yeager
	111 SW Columbia, Suite 400
	Portland, OR 97201	65,938	*
(10)	John P. Metcalf
	111 SW Columbia, Suite 400
	Portland, OR 97201	161,563	*

(11)	All directors and executive officers as a group (7 persons)	28,304,494	26.3%

*Less than 1%

(1)
Shares to which the person or group has the right to acquire within 60 days after September 30, 2008 are deemed to be outstanding in calculating the percentage ownership of the person or group but are not deemed to be outstanding as to any other person or group.

(2)	Percentage prior to offering is based on 95,079,961 shares of common stock outstanding as of September 30, 2008.

(3)	Includes 955,654 warrants convertible into common stock within 60 days after September 30, 2008.

(4)	Includes 6,325,433 warrants and options convertible into common stock within 60 days after September 30, 2008.

(5)	Includes 3,940,919 warrants and options convertible into common stock within 60 days after September 30, 2008.

(6)	Includes 1,932,258 warrants and options convertible into common stock within 60 days after September 30, 2008.

(7)	Includes 159,531 warrants and options convertible into common stock within 60 days after September 30, 2008.

(8)	Includes 103,125 warrants and options convertible into common stock within 60 days after September 30, 2008.

(9)	Includes 65,938 warrants and options convertible into common stock within 60 days after September 30, 2008.

(10)	Includes 99,063 warrants and options convertible into common stock within 60 days after September 30, 2008.

(11)	Includes 12,626,267 warrants and options convertible into common stock within 60 days after September 30, 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Our board of directors has determined that Messrs. Metcalf and Yeager are “independent” as that term is defined in Rule 4200(a) of the Nasdaq listing standards.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock registered pursuant to the registration statement of which this prospectus forms a part.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person based on its ownership of the shares of common stock and the warrants, as of September 30, 2008, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercise, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

None of the selling stockholders have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates, except for (i) Gene Ameduri TOD, President of ECI and a director of our company, (ii) Kathleen Ameduri TOD, the spouse of Gene Ameduri, (iii) Rodney M. Boucher, our Chief Executive Officer, (iv) Randall R. Reed, our Chief Financial Officer, (v) the William C. McCormick Trust which is affiliated with William C. McCormick, our Chairman of the Board,  (vi) The Conley Family Limited Partnership which is affiliated with Gary D. Conley, a director of our company, (vii) Phillip G. Harris, a former director of our company, (viii) John Metcalf, a director of our company, (ix) Mark Walter, a former President of Microfield and a former director, (x) John Stremel, Steve Schaefer, and Bill Munger, all of whom are members of our executive management team, (xi) Rubicon Global Capital Markets, LLC, a consultant to us, (xii) The Robins Group, who acted as placement agent with respect to our May 2008 private placement and (xiii) Mark Boucher who is an officer of our company.

In accordance with the terms of registration rights agreements with the holders of the shares of common stock and the warrants, this prospectus generally covers the resale of at least the sum of (i) the number of shares of common stock issued and (ii) the shares of common stock issued and issuable upon exercise of the related warrants, determined as if the outstanding warrants were exercised, as applicable, in full, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC.

For the table set forth below, the following persons have investment and voting control over the shares owned by the respective entities:

Entity	Control Person
Bradley G. Bulloch Revocable Trust	Bradley Bulloch
The Conley Family Limited Partnership	Gary D. Conley
William C. McCormick Trust	William C. McCormick
Brecken Capital Management Fund LLC	Leonard Brecken
Gary Rodriguez Leader Metrix, Inc.	Gary Rodriguez
CCM Master Qualified Fund, Ltd.	Clint Coghill
Old Mill Capital, LP	Jeffrey S. Dabbs
Naser Family Partnership	Alaa M. Naser
MDNH Partners, LP	Michael W. Engmann
EGI Fund (08-10) Investors, LLC	Joseph M. Paolucci
Core Fund, L.P.	Steven Shum
Rubicon Global Capital Markets, LLC	Mohammad Rahmad
Rubicon Global Asset Management LLC	Mohammad Rahmad
The Robins Group	Marc Robins
Bristol Investor Relations	Glen Akselrod
Sichenzia Ross Friedman Ference LLP	Greg Sichenzia, Marc Ross, Richard Friedman, Michael Ference, Tom Rose, Darrin Ocasio, Jeffrey Fessler
CEAC, Inc.	Robert J. Jesenik, Brian Oliver, Thomas Sidley, Stanley Smith, Richard Terrell, PatRick Investments, LLC (control person of PatRick Investments, LLC is Pat Terrell)
JMW Group, LLC	Robert J. Jesenik, Brian Oliver, Thomas Sidley, Stanley Smith, Richard Terrell, PatRick Investments, LLC (control person of PatRick Investments, LLC is Pat Terrell)
Christenson Leasing Company, LLC	Robert J. Jesenik, Brian Oliver, Thomas Sidley, Stanley Smith, Richard Terrell, PatRick Investments, LLC (control person of PatRick Investments, LLC is Pat Terrell)
Thurman Holdings Limited Partnership	Robert J. Jesenik, Brian Oliver, Thomas Sidley, Stanley Smith, Richard Terrell, PatRick Investments, LLC (control person of PatRick Investments, LLC is Pat Terrell)
Aequitas Capital Management LLC	Robert J. Jesenik, Brian Oliver, Thomas Sidley, Stanley Smith, Richard Terrell, PatRick Investments, LLC (control person of PatRick Investments, LLC is Pat Terrell)
JMW Capital Partners, Inc.	Robert J. Jesenik, Brian Oliver, Thomas Sidley, Stanley Smith, Richard Terrell, PatRick Investments, LLC (control person of PatRick Investments, LLC is Pat Terrell)
Alpha Capital A.G.	Konrad Ackermann
CapStone Investments	Steven Capozza
Energy Fund III, LLC	Robert Jesenik
Energy Fund IV, LLC	Robert Jesenik
Nite Capital, LP	Keith A. Goodman
Jim Rippey, Trustee	James Rippey
Sandor Capital Master Fund, L.P.	John S. Lemak
Whalehaven	Evan Schemenauer
Energy Fund II, LLC	Robert Jesenik
Cache Investments LLC	Lori Diaz
Bridgeview Dental LLC	John Briles
Destination Capital	Robert J. Jesenik
George Communications LLC	George King
Tenly Company LLC	Lori Diaz
BHH LLC	Mark Boucher
CenterLogic	Kevin McVicker

	Beneficial Ownership Prior to Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered
Phillip G. Harris	159,688	*	93,750	(3) (40)
John Metcalf	161,563	*	93,750	(3) (40)
Anthony M. Walter	902,646	*	37,500	(4) (40)
Bradley G. Bulloch Revocable Trust	525,000	*	375,000	(5) (40)
The Conley Family Limited Partnership	115,625	*	18,750	(6) (40)
William C. McCormick Trust	2,926,459	3.1	487,881	(4) (40)
Rodney M. Boucher	15,237,088	15.1	6,467,029	(46)
Scott D. Butler	195,700	*	93,750	(3) (40)
Stephen A. Schaefer	84,375	*	37,500	(4) (40)
John Stremel	1,033,944	1.1	37,500	(4) (40)
Kathleen Ameduri TOD	18,060	*	18,060	(8) (40)
Gene Ameduri TOD	9,607,790	9.7	3,876,618	(45)
Cary W. Halsted	1,120,163	1.2	525,000	(9) (40)
Leonard Brecken	663,478	*	375,000	(5) (40)
Brecken Capital Management Fund LLC	3,490,070	3.7	1,500,000	(10) (40)
Gary Rodriguez LeaderMetrix, Inc.	119,750	*	93,750	(3) (40)
CCM Master Qualified Fund, Ltd.	3,750,000	3.9	3,750,000	(11) (40)
Paul F. Judge	93,750	*	93,750	(3) (40)
Wayne M. Hamersly	195,000	*	75,000	(12) (40)
Old Mill Capital, LP	375,000	*	375,000	(5) (40)
Robert W. Loreaux	75,000	*	75,000	(12) (40)
Albert C. Matt	37,500	*	37,500	(4) (40)
Craig Rose	15,000	*	15,000	(13) (40)
Michael C. Heaberg	75,000	*	75,000	(12) (40)
Mustafa S. Abbas	150,000	*	150,000	(14) (40)
Marcus Braun	93,750	*	93,750	(3) (40)
Kathleen S. Powers	93,750	*	93,750	(3) (40)
Naser Family Partnership	1,312,500	1.4	1,312,500	(26) (40)
Suresh C. Saraswat	187,500	*	187,500	(16) (40)
M. Reaz Shaheed	37,500	*	37,500	(4) (40)
MDNH Partners, LP	93,750	*	93,750	(3) (40)
Louis C.K. Lee	46,875	*	46,875	(17) (40)
James Surface	46,875	*	46,875	(17) (40)
Don Woodall	46,875	*	46,875	(17) (40)
John V. Reitz	216,600	*	45,000	(18) (40)
EGI Fund (08-10) Investors, L.L.C.	3,425,000	3.6	2,250,000	(19) (40)
Randy Reed	187,031	*	41,250	(20) (40)
William F. Munger	95,233	*	22,500	(21) (40)
Nicholas Gormley	350,000	*	150,000	(14) (40)
Core Fund, L.P.	2,133,500	2.2	937,500	(22) (40)
Rubicon Global Capital Markets, LLC	37,500	*	37,500	(4) (40)
Rubicon Global Asset Management LLC	120,657	*	120,657	(23) (28)
The Robins Group (24)	19,530	*	19,530	(25) (29)
Bristol Investor Relations	100,000	*	100,000	(29) (30)
Sichenzia Ross Friedman Ference LLP	50,000	*	50,000	(31)
William Purcell	282,677	*	156,802	(32) (41)
CEAC, Inc.	4,328,017	4.6	4,328,017	(33)
JMW Group, LLC	1,711,138	1.8	1,711,138	(44)
Christenson Leasing Company, LLC	400,000	*	400,000	(34)
Thurman Holdings I Limited Partnership	922,638	1.0	327,400	(35)
Aequitas Capital Management LLC	2,729,700	2.9	229,144	(36)

Beneficial Ownership Prior to Offering (1)
Name of Selling Security Holder	Shares	Percentage (2)	Shares Offered
Katherine J. Jesenik	6,441	*	6,441	(37)
Robert J. Jesenik	7,570,230	7.9	962,095	(27) (38)
Brian N. Christopher	12,690	*	12,690	(39)
Tavares Williams	38,882	*	38,882	(32) (42)
Kevin McVicker	100,600	*	50,300	(32)
JMW Capital Partners, Inc.	113,775	*	113,775	(43)
Kevin D. Robertson	3,161	*	3,161	(47)
Alpha Capital A.G.	214,286	*	214,286	(48)
Ann Capozza	107,143	*	107,143	(49)
CapStone Investments	491,829	*	491,829	(50)
Daniel C. Carroll	3,682	*	3,682	(51)
George Communications, LLC	196,620	*	196,620	(52)
George King	53,572	*	53,572	(53)
Energy Fund III, LLC	427,551	*	427,551	(54)
Energy Fund IV, LLC	357,143	*	357,143	(55)
Steve McClurg	7,364	*	7,364	(52)
John Nash	1,473	*	1,473	(56)
Mark Nicosia	64,286	*	64,286	(57)
Nite Capital, LP	250,000	*	250,000	(58)
Robert B. Prag	35,715	*	35,715	(59)
Kevin Pritchard	7,364	*	7,364	(52)
Jim Rippey, Trustee	7,364	*	7,364	(52)
Sandor Capital Master Fund, L.P.	215,000	*	215,000	(60)
Whalehaven Capital Fund Limited	87,886	*	87,886	(61)
Seth Buechley	112,857	*	112,857	(62)
Bridgeview Dental LLC (401K Profit Sharing Plan FBO John Briles)	83,618	*	83,618
Cache Investments LLC	147,425	*	147,425
Destination Capital	190,288	*	190,288	(63)
Brian Christopher Trust UA 3.22.00 Christopher Living Trust	9,204	*	9,204
Brian N. Christopher	34,467	*	34,467	(64)
Elgie J. McGrath & Mary B. McGrath Trust UA (7.23.86) The McGrath Family Trust	47,975	*	47,975
Tenly Company LLC	628,141	*	628,141
Timothy M. Rippey & Janice L. Rippey Trustee Timothy M. Rippey Revocable Trust	26,567	*	26,567
Mark Boucher & Coventry Boucher Jt Ten.	85,688	*	85,688	(65)
Wilfred A. Boucher	970,324	1.0	970,324	(67)
L. Martin Brantley	41,158	*	41,158
Ann Capozza	232,316	*	232,316
Alan Gartner & Ginger Gartner Jt Ten.	101,523	*	101,523	(66)
Marie Halsted	203,046	*	203,046	(68)
Brian A. Oliver	3,414	*	3,414
Kevin Pritchard	6,363	*	6,363
Steve Pritchard	13,937	*	13,937
Kevin D. Robertson & Pamela J. Robertson Jt. Ten.	554,891	*	554,891
Pamela J. Robertson	36,856	*	36,856
Tracy Salzwedel	8,603	*	8,603	(69)
Steven S. McClurg	7,364	*	7,364	(69)
BHH LLC	203,046	*	203,046	(68)
Energy Fund II, LLC	4,467,005	4.5	4,467,005	(70)
CenterLogic	203,046	*	203,046	(68)

*	Less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 30, 2008 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage prior to offering is based on 95,079,961 shares of common stock outstanding as of September 30, 2008.

(3)	Includes 31,250 shares of common stock underlying warrants.

(4)	Includes 12,500 shares of common stock underlying warrants.

(5)	Includes 125,000 shares of common stock underlying warrants.

(6)	Includes 6,250 shares of common stock underlying warrants.

(7)	Includes 37,500 shares of common stock underlying warrants.

(8)	Includes 6,020 shares of common stock underlying warrants.

(9)	Includes 175,000 shares of common stock underlying warrants.

(10)	Includes 500,000 shares of common stock underlying warrants.

(11)	Includes 1,250,000 shares of common stock underlying warrants.

(12)	Includes 25,000 shares of common stock underlying warrants.

(13)	Includes 5,000 shares of common stock underlying warrants.

(14)	Includes 50,000 shares of common stock underlying warrants.

(15)	Includes 312,500 shares of common stock underlying warrants.

(16)	Includes 62,500 shares of common stock underlying warrants.

(17)	Includes 15,625 shares of common stock underlying warrants.

(18)	Includes 15,000 shares of common stock underlying warrants.

(19)	Includes 750,000 shares of common stock underlying warrants.

(20)	Includes 13,750 shares of common stock underlying warrants.

(21)	Includes 7,500 shares of common stock underlying warrants.

(22)	Includes 312,500 shares of common stock underlying warrants.

(23)	Includes 40,219 shares of common stock underlying warrants.

(24)	The Robins Group is a registered broker-dealer.

(25)	Includes 6,510 shares of common stock underlying warrants.

(26)	Includes 437,500 shares of common stock underlying warrants.

(27)	Includes 955,654 shares of common stock underlying warrants.

(28)	Such shares of common stock and shares of common stock issuable upon exercise of warrants were issued to the Selling Stockholder pursuant to a consulting agreement with us.

(29)	Such shares of common stock and shares of common stock issuable upon exercise of warrants were issued to the Selling Stockholder as part of the placement agent fee for the May 2008 private placement.

(30)
Consists of 100,000 shares of common stock underlying warrants. Such shares of common stock issuable upon exercise of warrants were issued to the Selling Stockholder pursuant to an agreement for investor relations services.

(31)	Such shares of common stock were issued to the Selling Stockholder for legal services.

(32)	Such shares of common stock were issued to the Selling Stockholder in connection with the purchase of Energy Connect, Inc. on October 13, 2005.

(33)
3,333,333 of such shares of common stock were issued to the Selling Stockholder pursuant to a conversion of debt in November 2003 and the remaining 994,684 shares of common stock were issued upon conversion of Series II preferred stock issued pursuant to a private placement on September 26, 2003.

(34)	Such shares of common stock were issued to the Selling Stockholder upon conversion of Series IV preferred stock issued pursuant to a private placement on April 8, 2004.

(35)
217,000 shares of common stock were issued to the Selling Stockholder upon conversion of Series II preferred stock issued pursuant to a private placement on September 26, 2003 and 110,400 shares were issued to the Selling Stockholder upon exercise of warrants issued pursuant to the private placement on September 26, 2003.

(36)	Such shares of common stock were issued to the Selling Stockholder in connection with the settlement of a lawsuit in May 2005.

(37)	Such shares of common stock were issued to the Selling Stockholder upon conversion of Series III preferred stock issued in connection with a debt conversion on April 2, 2004.

(38)
Such shares of common stock and shares of common stock issuable upon exercise of warrants were issued to the Selling Stockholder (i) upon conversion of Series III preferred stock issued in connection with a debt conversion on April 2, 2004, (ii) upon conversion of Series II preferred stock issued pursuant to a private placement on September 26, 2003, (iii) upon conversion of Series IV preferred stock issued pursuant to a private placement on April 8, 2004 and (iv) the acquisition of Christenson Technology Services, Inc. on September 16, 2003.

(39)	Such shares of common stock were issued to the Selling Stockholder in connection with the acquisition of Christenson Electric, Inc. on July 21, 2005.

(40)	Such shares of common stock and shares of common stock issuable upon exercise of warrants, as applicable, were issued to the Selling Stockholder in connection with the May 2008 private placement.

(41)	Includes 7,364 shares of common stock underlying warrants.

(42)	Includes 35,715 shares of common stock underlying warrants.

(43)
68,320 shares were issued to the Selling Stockholder upon conversion of Series II preferred stock issued pursuant to a private placement on September 26, 2003 and the remaining shares were issued to the Selling Stockholder upon exercise of warrants issued pursuant to the private placement on September 26, 2003.

(44)
1,200,000 shares were issued to the Selling Stockholder upon conversion of Series II preferred stock issued pursuant to a private placement on April 8, 2004 and 511,138 shares (including 126,138 shares issuable upon exercise of warrants) were issued to the Selling Stockholder pursuant to the private placement on April 8, 2004.

(45)
18,750 shares (including 6,250 shares issuable upon exercise of warrants) were issued to the Selling Stockholder in connection with the May 2008 private placement and warrants to purchase 3,857,868 shares of common stock were issued to the Selling Stockholder in connection with the acquisition of Energy Connect, Inc. on October 13, 2005.

(46)
375,658 shares (including 37,500 shares issuable upon exercise of warrants) were issued to the Selling Stockholder in connection with the May 2008 private placement and warrants to purchase 6,091,371 shares of common stock were issued to the Selling Stockholder in connection with the acquisition of Energy Connect, Inc. on October 13, 2005.

(47)	3,161 shares were issued to the Selling Stockholder in connection with the acquisition of Christenson Electric on June 21, 2005.

(48)	Consists of 214,286 shares of common stock underlying warrants.

(49)	Consists of 107,143 shares of common stock underlying warrants.

(50)	Consists of 491,829 shares of common stock underlying warrants.

(51)	Consists of 3,682 shares of common stock underlying warrants.

(52)	Consists of 7,364 shares of common stock underlying warrants.

(53)	Consists of 53,572 shares of common stock underlying warrants.

(54)	Consists of 427,551 shares of common stock underlying warrants.

(55)	Consists of 57,143 shares of common stock underlying warrants.

(56)	Consists of 1,473 shares of common stock underlying warrants.

(57)	Consists of 64,286 shares of common stock underlying warrants.

(58)	Consists of 250,000 shares of common stock underlying warrants.

(59)	Consists of 35,715 shares of common stock underlying warrants.

(60)	Consists of 215,000 shares of common stock underlying warrants.

(61)	Consists of 87,886 shares of common stock underlying warrants.

(62)	Consists of 112,857 shares of common stock underlying warrants.

(63)	Consists of 190,288 shares of common stock underlying warrants.

(64)	Consists of 34,467 shares of common stock underlying warrants.

(65)	Consists of 85,688 shares of common stock underlying warrants.

(66)	Consists of 101,523 shares of common stock underlying warrants.

(67)	Includes 406,091 shares of common stock underlying warrants.

(68)	Consists of 203,046 shares of common stock underlying warrants.

(69)	Includes 7,364 shares of common stock underlying warrants.

(70)	Consists of 4,467,005 shares of common stock underlying warrants.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 225,000,000 shares of common stock, no par value. As of September 30, 2008, there were 94,601,461 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable .

PREFERRED STOCK

We are authorized to issue up to 10,000,000 shares of Preferred Stock, no par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series. As of September 30, 2008, there were no preferred shares issued and outstanding.

Warrants

As of September 15, 2008, there are 33,170,589 warrants to purchase common stock outstanding.

TRANSFER AGENT

Our transfer agent for our common stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield, New Jersey 07660.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Oregon law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers. In addition, we have entered into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

We are registering the shares of common stock previously issued and the shares of common stock issuable upon exercise of the warrants to permit the resale of these shares of common stock by the holders of the common stock and warrants from time to time after the date of this prospectus.  We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock.  We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or negotiated prices.  The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that this registration statement is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of our common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholders may deliver these securities to close out such short sales, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction.  In addition, upon us being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers.

We have advised each selling stockholder that it may not use shares registered on this registration statement to cover short sales of common stock made prior to the date on which this registration statement shall have been declared effective by the Commission.  If a selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act unless an exemption therefrom is available.  The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with resales of their respective shares under this registration statement.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Dunn Carney Allen Higgin & Tongue LLP of Portland, Oregon will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our financial statements as of  December 29, 2007 and December 30, 2006 and for each of the years in the three-year period ended December 29, 2007 that appear in the prospectus.

AVAILABLE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Microfield Group, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

MICROFIELD GROUP, INC.

RBSM LLP
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Microfield Group, Inc.
Portland, Oregon

We have audited the accompanying consolidated balance sheets of Microfield Group, Inc. and its wholly-owned subsidiaries (the "Company") as of December 29, 2007 and December 30, 2006 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 29, 2007.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Microfield Group, Inc. and its wholly-owned subsidiaries as of December 29, 2007 and December 30, 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended December 29, 2007 in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 29, 2007, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 11, 2008 expressed an unqualified opinion on management's assessment of the effectiveness of the Company’s internal control over financial reporting.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 17, the Company is experiencing difficulty in generating sufficient cash flow to meet its obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 17.  The accompanying statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RBSM LLP

McLean, Virginia
March 11, 2008

RBSM LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Board of Directors
Microfield Group, Inc.
Portland, Oregon

We have audited management's assessment, included in the accompanying Management's Report on Internal Control over Financial Reporting, that Microfield Group, Inc. and its subsidiaries (the Company) maintained effective internal control over financial reporting as of December 29, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management's assessment that Microfield Group, Inc. and its wholly-owned subsidiaries maintained effective internal control over financial reporting as of December 29, 2007, is fairly stated, in all material respects, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Also, in our opinion, Microfield Group, Inc. and its subsidiaries, maintained, in all material respects, effective internal control over financial reporting as of December 29, 2007, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 29, 2007 and December 30, 2006, and the related consolidated statement of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 29, 2007 of Microfield Group, Inc. and its subsidiaries.  Our report dated March 11, 2008, expressed an unqualified opinion thereon and included an explanatory paragraph related to the Company’s ability to continue as a going concern.

/s/ RBSM LLP

McLean, Virginia
March 11, 2008

MICROFIELD GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 29, 2007 AND DECEMBER 30, 2006

	December 29, 2007	December 30, 2006
Current assets:
Cash and cash equivalents	$758,299	$420,133
Certificates of deposit	133,400	33,400
Accounts receivable, net of allowances of $194,936 and $194,798	1,532,843	98,693
Other current assets	551,601	48,846
Discontinued operations (Note 5)	12,666,606	14,613,429
Total current assets	15,642,749	15,214,501

Property and equipment, net (Note 3)	202,487	70,515
Other assets	43,175	44,082
Intangible assets, net (Note 4 and 6)	1,872,689	2,111,756
Goodwill (Note 4 and 6)	29,353,527	29,353,527
Discontinued operations (Note 5)	971,017	10,352,966
Total Assets	$48,085,644	$57,147,347

Current liabilities:
Accounts payable	$2,975,847	$1,429,196
Accrued expenses	118,148	182,494
Bank line of credit (Note 11)	118,456	117,454
Other current liabilities	4,504	100,678
Discontinued operations (Note 5)	13,549,408	10,440,661
Total current liabilities	16,766,363	12,270,483

Long-term liabilities:
Discontinued operations	61,327	1,260,859
Total long-term liabilities	61,327	1,260,859

Commitments and contingencies (Note 15)		-
Shareholders’ equity:
Convertible Series 3 preferred stock, no par value, 10,000,000 shares authorized, 0 and 2,040 shares issued and outstanding, respectively (Note 7)	-	856,670
Convertible Series 4 preferred stock, no par value, 10,000,000 shares authorized, 0 and 526 shares issued and outstanding, respectively (Note 7)	-	174,423
Common stock, no par value, 225,000,000 shares authorized, 83,569,416 and 79,023,905 shares issued and outstanding, respectively (Note 7)	115,776,415	113,067,867
Common stock warrants (Note 10)	36,178,218	36,178,218
Accumulated deficit	(120,696,679)	(106,661,173)
Total shareholders’ equity	31,257,954	43,616,005
Total liabilities and shareholders’ equity	$48,085,644	$57,147,347

The accompanying notes are an integral part of these consolidated financial statements

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 29, 2007, DECEMBER 30, 2006 AND DECEMBER 31, 2005

	December 29,	December 30,	December 31,
	2007	2006	2005

Sales	$12,625,654	$3,201,980	$1,172,783

Cost of goods sold	8,788,454	3,031,794	665,585

Gross profit	3,837,200	170,186	507,198

Operating expenses
Sales, general and administrative	8,180,188	6,075,938	1,023,288
Write-off of impaired goodwill and intangible assets (Note 6)	-	-	77,191,344

Loss from operations	(4,342,988)	(5,905,752)	(77,707,434)

Other income (expense)
Interest income	45,324	42,740	-
Interest expense	(43,115)	(894,710)	(422,313)
Derivative expense	-	-	(88,024)
Gain (loss) on valuation of warrant liability (Note 8)	-	8,319,107	(503,543)

Total other income (expense)	2,209	7,467,137	(1,013,880)

Income (loss) before provision for income taxes	(4,340,779)	1,561,385	(78,721,314)
Provision for income taxes (Note 13)	-	-	-

Income (loss) from continuing operations	(4,340,779)	1,561,385	(78,721,314)

Discontinued operations:
Gain(loss) on discontinued operations - Christenson Electric (Note 5)	(9,694,727)	(745,493)	721,722
Gain on sale of discontinued operations – SoftBoard (Note 5)	-	17,068	46,399

Net income (loss)	$(14,035,506)	$832,960	$(77,953,193)

Deemed preferred stock dividend	-	-	(411,060)

Net income (loss) attributable to common shareholders	$(14,035,506)	$832,960	$(78,364,253)

Basic and diluted net income (loss) per share from continuing operations (Note 14)	$(0.05)	$0.02	$(2.91)

Basic and diluted net income (loss) per share from discontinued Operations (Note 14)	$(0.12)	$(0.01)	$0.03

Basic and diluted net income (loss) per share (Note 14)	$(0.17)	$0.01	$(2.88)

Basic and diluted net income (loss) per share attributable to common shareholders (Note 14)	$(0.17)	$0.01	$(2.88)

Weighted average shares used in per share calculations:
Basic	82,536,027	68,347,814	27,048,127
Diluted	82,536,027	71,374,268	27,048,127

The accompanying notes are an integral part of these consolidated financial statements.

Microfield Group, Inc.
Statement of Changes in Shareholders’ Equity (Deficit)
Fiscal Years Ended December 29, 2007, December 30, 2006 and December 31, 2005

												Total
												Shareholders’
	Convertible Series 2		Convertible Series 3		Convertible Series 4						Accumulated	Equity
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock Warrants		Deficit	(Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Warrants	Amount

Balance January 1, 2005	6,821,436	$2,765,101	3,640.803	$1,273,667	4,605.265	$1,568,834	18,491,618	$20,707,192	5,645,439	$2,256,112	$(29,129,880)	(558,974)

Amortization of beneficial conversion features accounted for as deemed preferred stock dividend				255,471		155,589					(411,060)	-

Warrant values recognized upon warrant issuance									894,792	320,967		320,967

Common shares issued in the acquisition of Christenson Electric							2,000,000	1,280,000				1,280,000

Common shares issued in private placement							5,233,603	3,434,000				3,434,000

Common shares issued in the acquisition of EnergyConnect							27,365,305	64,034,814	19,695,432	36,495,391		100,530,205

Stock options issued in the acquisition of EnergyConnect								6,769,711				6,769,711

Stock options issued to outside consultants								244,000				244,000

Common shares issued upon conversion of preferred shares	(946,195)	(397,402)	(155.905)	(65,480)	(213.158)	(81,000)	1,315,258	543,882				-

Common shares issued upon exercise and forfeiture of warrants							1,079,440	743,539	(1,815,507)	(681,309)		62,230

Common shares issued upon exercise of options							41,000	11,920				11,920

Common shares issued upon retirement of debt							31,646	50,000				50,000

Valuation of warrant liability issued in private placement								(6,286,919)	2,944,693			(6,286,919)

Net loss											(77,953,193)	(77,953,,193)

Balance December 31, 2005	5,875,241	$2,367,699	3,484.898	$1,463,658	4,392.107	$1,643,423	55,557,870	$91,532,139	27,364,849	$38,391,161	$(107,494,133)	$27,903,947

Common shares issued in private placement less direct expenses							7,500,000	13,504,101				13,504,101

Stock options issued to outside consultants								718,990				718,990

Stock options issued to Employees and directors								723,261				723,261

Common shares issued for delayed registration filing							440,344	893,899				893,899

Valuation of warrant liability issued in private placement								(14,758,004)	5,625,000			(14,758,004)

Common shares issued upon conversion of preferred shares	(5,875,241)	(2,367,699)	(1,445.210)	(606,988)	(3,865.790)	(1,469,000)	11,186,241	4,443,687				-

Common shares issued upon exercise and forfeiture of warrants							3,996,962	2,385,557	(4,440,667)	(2,212,943)		172,614

Common shares issued upon exercise of options							265,188	100,875				100,875

Conversion of warranty liability upon registration of warrants								13,229,360				13,229,360

Common shares issued upon conversion of debt							77,300	294,002				294,002

Net income											832,960	832,960

Balance December 30, 2006	-	$-	2,039.688	$856,670	526.317	$174,423	79,023,905	$113,067,867	28,549,182	$36,178,218	$(106,661,173)	$43,616,005

Common shares issued to outside consultants							150,000	118,500				118,500

Stock options issued toEmployees and directors								920,699				920,699

Common shares issued upoconversion of preferred shares			(2,039.688)	(856,670)	(526.317)	(174,423)	2,566,005	1,031,093				-

Common shares issued upon exercise of options							1,829,507	638,256				638,256

Net loss											(14,035,506)	(14,035,506)

Balance December 29, 2007			$-	$-	-	$-	83,569,417	$115,776,415	28,549,182	$36,178,218	$(120,696,679)	$31,257,954

Each share of Series 3 and Series 4 preferred stock was converted into one thousand shares of the Company’s common stock.

The accompanying notes are an integral part of these consolidated financial statements

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 29, 2007, DECEMBER 30, 2006 AND DECEMBER 31, 2005

	December 29, 2007	December 30, 2006	December 31, 2005
Cash Flows From Operating Activities:
Net Income (loss)	$(14,035,505)	$832,960	$(77,953,193)
Depreciation on fixed assets	286,555	241,682	116,174
Amortization on intangible assets	528,684	533,184	220,702
Amortization of debt discount		-	7,563
Issuance of common stock resulting from delayed registration		893,899	-
Noncash interest expense recorded on warrant issuance		-	320,967
Common stock issued for services	118,500	-	-
Warrants and stock options issued for services	920,699	1,442,251	244,000
Gain on debt extinguishment		-	(111,847)
Re-measurement of warrant liability		(8,319,107)	503,543
Re-measurement of derivative associated with Steelcase note		-	88,024
Write down of goodwill and intangible assets	9,728,234	-	77,419,759

Changes in current assets and liabilities, net of effect of acquisitions:
Accounts receivable	(1,583,131)	(568,634)	(217,254)
Accounts receivable – related party	-		(16,166)
Inventory	(17,811)	207,643	(481,441)
Other current assets	(175,070)	170,690	282,604
Costs in excess of billings	(44,263)	(311,298)	(531,877)
Other long term assets	906	70,202	(63,729)
Accounts payable	725,344	(3,025,354)	59,688
Accounts payable – related party		20,904	(99,932)
Billings in excess of cost	1,012,955	96,432	(99)
Accrued expenses	26,697	(72,108)	(185,333)
Other current liabilities	(356,287)	279,173	(200,555)

Net cash used by operating activities	(2,863,493)	(7,507,481)	(598,402)

Cash flows from investing activities
Purchases of fixed assets	(790,764)	(449,989)	(47,238)
Purchase of certificates of deposit	(306,646)	(351,476)	-
Loan to non-related company		-	-
Net cash acquired in mergers with CEI and ECI		-	254,820

Net cash provided (used) by investing activities	(1,097,410)	(801,465)	207,582

Cash flows from financing activities:
Borrowings on line of credit	61,642,189	73,867,430	60,508,869
Repayments on line of credit	(59,383,443)	(75,994,579)	(60,305,851)
Borrowing on Union note payable		-	188,012
Repayments on Union note payable		(475,816)	(665,104)
Repayments on notes payable	(474,707)	(656,973)	(278,095)
Repayments on notes payable – related party		(789,020)	(1,689,137)
Borrowings on notes payable – related party		44,607
Borrowings on lease obligations	105,172	-	-
Proceeds from issuance of preferred stock		13,504,101	-
Proceeds from issuance of common stock	636,683	273,488	3,350,150

Net cash provided by financing activities	2,525,894	9,773,238	1,108,844

Net increase (decrease) in cash and cash equivalents	(1,435,009)	1,464,292	718,024

Cash and cash equivalents, beginning of period	2,193,308	729,016	10,992
Cash and cash equivalents, end of period	$758,299	$2,193,308	$729,016

Supplemental information on interest and taxes:
Interest paid during the year	$767,901	$1,341,379	$1,173,007
Income taxes paid during the year	$-	$-	$-

Supplemental schedule of non-cash financing and investing activities:
Beneficial conversion feature of Series 3 and Series 4 preferred stock	$-	$-	$-
Amortization of beneficial conversion feature	$-	$-	$411,060
Series 3 preferred stock issued for related party operating lease obligations	$-	$-	$-
Conversion of account payable-related party to preferred stock	$-	$-	$-
Issuance of pfd stock in exchange for conversion of related party debt	$-	$-	$-
Valuation of warrants issued with related party debt	$-	$-	$320,967

Conversion of derivative liabilities to shareholders’ equity		$-	$-	$-
Conversion of preferred stock to common stock		$-	$-	$543,882
Reduction of note receivable secured by common stock		$-	$-	$-
Acquisition of CEI
Assets purchased		$-	$-	$4,610,103
Goodwill		$-	$-	$5,934,438
Liabilities assumed		$-	$-	$(8,916,022)
Common stock issued	$		$-	$(1,280,000)
Direct acquisition costs		$-	$-	$(348,519)
Cash paid for acquisition		$-	$-	$-

Acquisition of ECI:
Assets purchased		$-	$-	$2,689,348
Goodwill		$-	$-	$106,544,871
Liabilities assumed		$-	$-	$(1,509,930)
Common stock and stock options issued		$-	$-	$(70,804,525)
Common stock previously issued		$-	$-	$(200,000)
Warrants issued upon acquisitions		$-	$-	$(36,495,391)
Direct acquisition costs		$-	$-	$(224,373)
Cash paid for acquisition		$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

MICROFIELD GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of the Business

Microfield Group, Inc. (the “Company,” “Microfield,” “we,” “us,” or “our”) through its subsidiaries EnergyConnect, Inc. (“ECI”) specializes in transactions involving integration of consumers of electricity into the wholesale electricity markets.   The Company’s objective is to leverage our assets and resources and build a viable, profitable, energy and electrical services infrastructure business.

The consolidated financial statements include the accounts of Microfield and its wholly owned operating subsidiary, EnergyConnect, Inc. (collectively the "Company"). Christenson Electric, Inc., while still a wholly-owned subsidiary at December 29, 2007, was sold on March 10, 2008 (Note 18).  Therefore, the operations of CEI are presented as discontinued operations in the consolidated financial statements.  All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company was incorporated in October 1986 as an Oregon corporation, succeeding operations that began in October 1984.  The Company’s headquarters are located in Portland, Oregon.

2.  Summary of Significant Accounting Policies

Fiscal Year

The Company’s fiscal year is the 52- or 53-week period ending on the Saturday closest to the last day of December.  The Company’s current fiscal year is the 52-week period ending December 29, 2007.  The Company’s last two fiscal years were the 52-week periods ended December 30, 2006 and December 31, 2005.

Principles of Consolidation

The Consolidated Statements of Operations presented above, contain revenue and expense data of Microfield Group, Inc. for the years ended December 29, 2007, December 30, 2006 and December 31, 2005.  On October 13, 2005, the Company acquired its wholly-owned subsidiary, EnergyConnect, Inc. (see Note 4).  The revenue and expense data of ECI is included in the Consolidated Statement of Operations from the acquisition date to the end of the period presented.  Christenson Electric, Inc., while still a wholly-owned subsidiary at December 29, 2007, was sold on March 10, 2008 (Note 18).  Therefore, the operations of CEI are presented as discontinued operations.  All significant inter-company accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity or remaining maturity of three months or less at the date of purchase to be cash equivalents.  Cash and cash equivalents are primarily maintained at two financial institutions.

Fair Value of Financial Instruments

The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates fair value due to the relative short maturities of these instruments. The carrying value of debt, derivatives and the liability for warrant settlement are recorded at the estimated fair value of these instruments.

Inventories

Inventories are stated at the lower of cost or market, using the first-in, first-out method.  Inventory is comprised almost entirely of the cost of material.  The Company provides inventory allowances based on estimates of excess and obsolete inventories.

Advertising Costs

Advertising and marketing costs of $90,000, $40,000 and $0 were expensed as incurred in each of the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization.  Depreciation of computer equipment and software is computed using straight line or accelerated declining balance method over the estimated useful lives of the assets.  Estimated lives of three to five years are used for computer equipment and software.  There are no other fixed assets owned by the Company.

Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable.  During the year ended December 29, 2007, revenue from one major customer approximated $11,700,000 or 92.67% of sales.  This revenue is the result of multiple participating electric consumers who executed energy transactions that were aggregated and billed to PJM.  The revenue is dependent on actions taken by these third parties in conjunction with ECI, for which PJM, as our customer remits payment.  Of these participants, there were two whose transactions resulted in revenue that totaled 10% or more of our revenue in the twelve months ended December 29, 2007 and December 30, 2006.  At December 29, 2007 there was one customer whose accounts receivable accounted for all of our outstanding trade accounts receivable.  This receivable was based on a single demand response program within PJM.  During the years ended December 30, 2006 and December 31, 2005, revenues from one major customer approximated 100% of sales. At December 30, 2006 and December 31, 2005 there were no customers whose accounts receivable accounted for more than 10% of total outstanding trade accounts receivable. PJM serves as the market for electrical translations in a specific region in the United States. The Company is a member of PJM, and its relationship with this power grid is perpetual. The Company has little risk, if any, from the concentration of revenue through this power grid as it is a not-for-profit organization that exists to act as the market for electrical transactions. The Company performs limited credit evaluations of its customers, does not require collateral on accounts receivable balances, but does often retain lien rights to reduce its risk.  The Company has not experienced material credit losses for the periods presented.   The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company’s financial condition and results of operations.

Revenue recognition

We produce revenue through agreements with both building owners and membership in the electric grid operators. Under our agreements with facilities owners, we use electrical and energy related products that help energy consumers control energy use in their buildings. In conjunction with this agreement we also contract with the power grid operators to use energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at the end of each monthly period and submitted to the power grid for settlement and approval. The transactions are recorded as revenue on the settlement date, which may fall 45-70 days after the transaction date from which the revenue is derived, because management feels that without an established history for this source of revenue, and the potential for disputes, that the settlement date, on which both parties agree to the amount of revenue to recognize, is the most conservative and appropriate date to use.

An additional source of our revenue is derived from agreements with the power grid operators whereby a monthly reserve fee is paid for our agreement to standby, ready to provide relief in the form of curtailment of energy usage, in times of high energy demand.  We record these payments as revenue over the period during which we’re required to perform under these programs.  Under certain programs, our obligation to perform may not coincide with the period over which we receive payments under that program.  In these cases we record revenue over the mandatory performance obligation period and record a receivable for the amount of payments that will be received after that period has been completed. The large majority of our revenue, and therefore cash and receivables, is generated through the PJM Interconnection.

We will apply the accrual method of accounting for revenues to all revenue generating activities when we are satisfied that we can estimate monthly revenue to be settled with the grid, with a higher degree of certainty.

Purchase price allocation and impairment of intangible and long-lived assets

Intangible and long-lived assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for intangible and long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model.

We measure the carrying value of goodwill recorded in connection with the acquisitions for potential impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.” To apply SFAS 142, a company is divided into separate “reporting units,” each representing groups of products that are separately managed. For this purpose, we have one reporting unit. To determine whether or not goodwill may be impaired, a test is required at least annually, and more often when there is a change in circumstances that could result in an impairment of goodwill. If the trading of our common stock is below book value for a sustained period, or if other negative trends occur in our results of operations, a goodwill impairment test will be performed by comparing book value to estimated market value. To the extent goodwill is determined to be impaired, an impairment charge is recorded in accordance with SFAS 142.

Income Taxes

The Company accounts for income taxes using the asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes.  The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.  The effect on deferred taxes of a change in tax rates is recognized in operations in the period that includes the enactment date.  Due to recurring losses, there has been no provision for income taxes in the periods presented.

Computation of Net Income(Loss) per Share

Basic earnings (loss) per common share are computed using the weighted-average number of common shares outstanding during the period.  Diluted earnings per common share is computed using the combination of dilutive common share equivalents, which include convertible preferred shares, options and warrants and the weighted-average number of common shares outstanding during the period.  During the years ended December 29, 2007 and December 31, 2005, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.

Pension Plan Contributions

Thy contributes to several Multi-Employer Pension Benefit Plans on behalf of its employees covered by a collective bargaining agreement.  During the years ended December 29, 2007, December 30, 2006 and December 31, 2005, the Company contributed $3,943,000, $2,704,000 and $1,895,000 to these plans, respectively, which was expensed as incurred.

Stock Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

The Company adopted SFAS 123(R) using the modified prospective transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements for twelve months ended December 29, 2007 and December 30, 2006 reflect the impact of SFAS 123(R). In accordance with the modified prospective transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Stock-based compensation expense recognized under SFAS 123(R) for the twelve months ended December 29, 2007 and December 30, 2006 was approximately $921,000 and $1,442,000, respectively.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the date of grant using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statement of Operations. Prior to the adoption of SFAS 123(R), the Company accounted for stock-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no stock-based compensation expense had been recognized in the Company’s Consolidated Statement of Operations because the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the date of grant.

Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Stock-based compensation expense recognized in the Company’s Consolidated Statements of Operations for the twelve months ended December 29, 2007 and December 30, 2006 included compensation expense for share-based payment awards granted prior to, but not yet vested as of December 31, 2005 based on the grant date fair value estimated in accordance with the pro forma provisions of SFAS 123 and compensation expense for the share-based payment awards granted subsequent to December 31, 2005 based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. In the Company’s pro forma information required under SFAS 123 for the periods prior to fiscal 2006, the Company accounted for forfeitures as they occurred.

Upon adoption of SFAS 123(R), the Company is using the Black-Scholes option-pricing model as its method of valuation for share-based awards granted beginning in fiscal 2006, which was also previously used for the Company’s pro forma information required under SFAS 123. The Company’s determination of fair value of share-based payment awards on the date of grant using an option-pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the Company’s expected stock price volatility over the term of the awards, and certain other market variables such as the risk free interest rate.

The following table shows the effect on net earnings and earnings per share had compensation cost been recognized based upon the estimated fair value on the grant date of stock options for the twelve months ended  December 31, 2005, in accordance with SFAS 123, as amended by SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure”:

		December 31, 2005

Net loss	As reported	$(77,953,193)
Less: Total stock-based employee compensation expense determined under fair value based method for awards, not including amounts to non-employees already included in the calculation of net income, net of related tax effects		(591,024)
Net loss	Pro forma	$(78,544,217)

Net loss attributable to common shareholders	Pro forma	(78,955,277)

Basic and diluted net loss per share	As reported	$(2.88)
	Pro forma	$(2.90)
Basic and diluted net loss per share attributable to common shareholders	Pro forma	$(2.92)

Comprehensive Income

The Company has no items of other comprehensive income or expense.  Accordingly, the Company’s comprehensive loss and net loss are the same for all periods presented.

Use of Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates, on an on-going basis, its estimates and judgments, including those related to revenue recognition, bad debts, impairment of goodwill and intangible assets, income taxes, contingencies and litigation. Its estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” SFAS 159 permits entities to choose to measure many financial instruments, and certain other items, at fair value. SFAS 159 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 159 is not expected to have a material impact on the Company’s financial condition or results of operations.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141(R), “Business Combinations” (“Statement 141(R)”) and Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“Statement 160”). Statements 141(R) and 160 require most identifiable assets, liabilities, noncontrolling interests and goodwill acquired in a business combination to be recorded at “full fair value” and require noncontrolling interests (previously referred to as minority interests) to be reported as a component of equity.  Both statements are effective for fiscal years beginning after December 15, 2008.  Statement 141(R) will be applied to business combinations occurring after the effective date.  Statement 160 will be applied prospectively to all noncontrolling interests, including any that arose before the effective date.  The Company has not determined the effect, if any, the adoption of Statements 141(R) and 160 will have on the Company’s financial position or results of operations.

3.  Property and Equipment

Property and equipment consist of the following:

	December 29, 2007	December 20, 2006

Software and computer equipment	$252,271	$83,228
	252,271	83,228

Less accumulated depreciation	(49,784)	(12,713)

	202,487	70,515

Depreciation expense included as a charge to income was $37,071, $11,993 and $720 for the years ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.

4.  Acquisition of EnergyConnect, Inc.

On October 13, 2005, the Company acquired EnergyConnect, Inc. (ECI) in exchange for 27,365,305 shares of the Company’s common stock, 19,695,432 warrants to purchase shares of the Company’s common stock and 3,260,940 stock options to purchase the Company’s common shares.  The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of ECI was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.”  The results of operations for ECI have been included in the Consolidated Statements of Operations since the date of acquisition.

Through EnergyConnect’s energy automation software systems, we have the capability to develop and provide solutions and infrastructure for the electric energy supply chain. ECI’s energy automation is a suite of products that deliver new energy-related revenues to energy consumers and major benefits to the electric grid.  It’s anticipated that a portion of ECI’s services will drive additional growth in CEI.

The value of the Company’s common stock issued as a part of the acquisition was determined based on the average price of the Company's common stock for several days before and after the acquisition of ECI. The fair value of employee stock options issued in conjunction with this acquisition has been included in the determination of the purchase price.  The fair value of such options was determined using the Black-Scholes model.  The components of the purchase price were as follows:

Common stock	$64,234,814
Warrant issuance value	36,495,391
Stock option issuance value	6,769,711
Direct acquisition costs	224,374
Total purchase price	$107,724,290

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The total purchase price was allocated to the assets and liabilities acquired as follows:

Cash and other current assets	$263,256
Equipment and other assets	35,426
Intangible asset – Developed technology	2,390,667
Goodwill	106,544,871
Current liabilities	(1,509,930)

Total	$107,724,290

The intangible asset of $2,390,667 at the date of acquisition consisted of developed technology that is currently used within ECI.  The intangible asset acquired has an estimated useful life of ten years, and as such will be amortized monthly, over that period.  Goodwill of $106,544,871 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.  At December 30, 2005, it was determined that the goodwill generated in this transaction was impaired.  The Company decided to write off approximately $77,191,344 of this goodwill. The write-off of the goodwill and the amortization of the intangible assets are included in operating expenses in the consolidated statement of operations.  The Company tested the value of the goodwill at December 29, 2007 and concluded that there was no further impairment of the goodwill asset in ECI during the twelve months ended December 29, 2007.

The following unaudited proforma information presents a summary of the consolidated results of operations of the Company assuming the acquisition of ECI occurred on the first day of 2005.  The following information is unaudited.

		Year Ended
		December 31,
		2005
		(unaudited)

Sales		$1,172,783

Net loss	*	$(79,786,072)

Basic and diluted net loss per share		$(1.64)

* This amount includes a charge of $77,191,344 for the write-off of impaired goodwill at December 30, 2006.

5. Acquisition and Divestiture of Christenson Electric, Inc.

On July 20, 2005, the Company acquired Christenson Electric, Inc. (CEI) in exchange for 2,000,000 shares of the Company’s common stock and the assumption of certain liabilities within CEI.  The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of CEI was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.”  The results of operations for CEI have been included in the Consolidated Statements of Operations since the date of acquisition.

CEI provides services to utilities and other energy related companies.  Through its work on alternative energy projects such as wind farms and solar farms, CEI has been at the forefront of the current boom in building the alternative energy distribution infrastructure.  CEI will continue its historic business of wind farm construction and electrical maintenance and construction of substation distribution and transmission facilities across the United States. CEI also provides services to Bonneville Power Administration and other major utilities under long-standing contractual relationships.

The value of the Company’s common stock issued as a part of the acquisition was determined based on the average price of the Company's common stock for several days before the acquisition of CEI. The components of the purchase price were as follows:

Common stock	$1,280,000
Direct acquisition costs	348,519
Total purchase price	$1,628,519

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Cash and other current assets	$3,420,300
Equipment and other assets	317,032
Intangible assets – Trade name	872,771
Goodwill	5,934,438
Current liabilities	(7,046,401)
Notes payable	(1,869,621)

Total	$1,628,519

The Company had an independent purchase allocation performed as of the acquisition date. The acquisition of CEI resulted in the valuation of CEI’s Christenson name and customer lists/relationships.  Total CEI identifiable intangible assets acquired and their carrying values at December 30, 2006 are:

					Weighted Average
	Gross Carrying	Accumulated		Residual	Amortization
	Amount	Amortization	Net	Value	Period (Years)
Amortized Identifiable Intangible Assets:
Christenson Velagio customer lists	$663,305	$(351,560)	$311,745	$-	6.0
Christenson Electric customer relationships	1,687,335	(235,875)	1,451,460	-	10.0
Total Amortized Identifiable Intangible Assets	2,350,640	(587,435)	1,763,205	-

Unamortized Identifiable Intangible Assets:
Christenson Velagio trade name	872,771	-	872,771
Christenson Electric trade name	758,356	-	758,356
Total Unamortized Identifiable Intangible Assets	1,631,127	-	1,631,127

Total	$3,981,767	$(587,435)	$3,394,332

As a result of the acquisition, the Company valued CEI and CEI’s Christenson goodwill totaling $6,623,520 at December 30, 2006.  The Company has adopted SFAS No. 142, Goodwill and Other Intangible Assets, whereby the Company periodically test its intangible assets for impairment. On an annual basis, and when there is reason to suspect that their values have been diminished or impaired, these assets are tested for impairment, and write-downs will be included in results from operations.

The Company’s trade name is considered to have an undeterminable life, and as such will not be amortized. Instead, the trade name will be tested annually for impairment. The customer lists were determined to have a six-year life.  The customer relationship was determined to have a ten-year life.

On November 29, 2007, our board of directors signed an agreement to sell all of the shares of our wholly-owned subsidiary Christenson Electric, Inc. to a corporation formed by the management of CEI, for $1,650,000 in cash and the assumption of approximately $7.5 million in term and revolving debt (subject to adjustments for subsequent changes).  The agreement was approved by our shareholders in a vote on March 10, 2008.

At December 29, 2007, it was determined that the value of the CEI intangibles and goodwill was impaired, total net carrying values of the intangibles and goodwill, $9,728,234, was charged against CEI earnings and included in the operation result of the discontinued operations in the consolidated financial statements.

The results of operations of Christenson are presented as discontinued operations in the financial statements.  The following table presents selected financial data for the three years ended December 29, 2007, December 30, 2006 and December 31, 2005.

	December 29, 2007		December 30, 2006	December 31, 2005

Statement of Operations:
Sales		$56,841,954	72,938,719	56,762,252
Gross profit		10,264,104	9,109,717	9,961,302
Operating expenses		19,226,241	8,655,227	7,884,771
Net income (loss)	*	(9,694,727)	(745,493)	801,410

Balance Sheet:
Cash		524,722	2,354,916
Accounts receivable		9,155,773	9,006,793
Total assets		13,637,623	24,966,395
Accounts payable		2,811,194	3,403,331
Operating line of credit		5,970,612	3,710,905
Total liabilities		$13,610,734	11,701,520

*  This loss includes a write-off of $9,728,234 from the impairment of goodwill and intangibles in Christenson.  Excluding that charge, Christenson had net income of $33,507 for the twelve months ended December 29, 2007.

SoftBoard

On September 7, 2000, the Company entered into a definitive agreement with Greensteel, Inc. (Greensteel), a wholly-owned subsidiary of Polyvision Corporation, for the sale of substantially all of the Company’s assets used in the SoftBoard operations.  The final payment of $17,068 was received in February 2006, with a total of, $46,399 received by the Company during the year ended December 31, 2005, respectively.  These amounts were recorded as gain on the sale of discontinued operations in the Consolidated Statements of Operations.

6.  Intangible Assets and Goodwill

As a result of our acquisition of ECI we recorded an intangible asset of $2,390,667 at the date of acquisition representing developed technology that is currently used within ECI.  The intangible asset acquired has an estimated useful life of ten years, and as such is being amortized monthly, over that period.  Goodwill of $106,544,871 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.  At December 30, 2006, it was determined in an independent valuation that the goodwill generated in this transaction was impaired.  The Company decided to write off approximately $77,191,344 of this goodwill. The write-off of the goodwill, and the amortization of the intangible assets are included in operating expenses in the consolidated statement of operations.

Intangible assets consist of the following:

	December 29, 2007	Decembe 30, 2006

Developed technology	$2,390,667	$2,390,667
	2,390,667	2,390,667

Less accumulated depreciation	(517,978)	(278,911)

	1,872,689	2,111,756

Amortization of intangible assets included as a charge to income was $239067, $239067 and $39,844 for the years ended  December 29, 2007, December 30, 2006 and December 31, 2005, respectively.  Based on the Company’s current intangible assets, amortization expense for the five succeeding years will be as follows:

Amortization
Year	Expense
2008	$239,067
2009	239,067
2010	239,067
2011	239,067
2012 and beyond	916,421
Total	$1,872,689

The Company does not amortize goodwill.  As a result of the acquisition of ECI, the Company recorded goodwill in the amount of $106,544,871 during fiscal year 2005 (Note 4). At December 31, 2005, it was determined in an independent valuation that the goodwill generated in this transaction was impaired. The Company wrote off $77,191,344 of this goodwill. The write-off of the goodwill was included in operating expenses in the consolidated statement of operations. There were no changes in the carrying amount of goodwill for the years ended December 29, 2007 and December 30, 2006.

Management judgment is necessary to estimate fair value. Based on various market factors and projections used by management, actual results could vary significantly from managements' estimates.

7.  Capital

Common Stock

We are authorized to issue up to 225,000,000 shares of common stock, no par value. At our shareholders’ meeting in June 2006, the shareholders voted to increase to total common shares authorized from 125,000,000 to 225,000,000 shares.  As of December 29, 2007, there were 83,569,416 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefore. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.

On October 5, 2007 the company issued 150,000 shares of common stock to an outside consultant for services to be rendered in the following six-month period.

During the year ended December 29, 2007 several shareholders converted shares of Series 3, and Series 4 preferred stock into 2,566,004 shares of the Company’s common stock.  The Company issued 1,829,507 shares of common stock in exchange for stock options exercised at $0.27 to $0.59 per share.    There were no warrants exercised for common stock in the current year.

On June 29, 2006, the Company entered into a private placement under which it issued 7,500,000 shares of its common stock in exchange for $15,000,000 of cash, before direct expenses.

During the fiscal year ended December 30, 2006 several shareholders converted shares of Series 2, Series 3, and Series 4 preferred stock into 11,186,241 shares of the Company’s common stock.  The Company issued an aggregate of 3,996,962 shares of common stock in exchange for common stock warrants exercised.  The exercise prices of the common stock warrants range from $0.31 to $42 per share.   The Company issued 265,188 shares of common stock in exchange for stock options exercised at $0.26 to $0.84 per share. The Company also issued 77,300 shares of common stock in exchange for settlement of previously incurred debt.  The Company also issued 440,344 shares of common stock in payment of a penalty for delayed registration under the terms of the private placement in October 2005.

On October 13, 2005, the Company entered into a merger agreement under which it issued 27,365,305 shares of its common stock, 19,695,432 warrants to purchase shares of the Company’s common stock, and stock options to purchase 3,260,940 shares of the Company’s common stock, in exchange for all of the outstanding shares of EnergyConnect, Inc (Note 4).

On October 5, 2005, the Company entered into a private placement under which it issued 5,233,603 shares of its common stock in exchange for $3,276,000 of cash and the conversion of $158,000 of debt.

On July 20, 2005, the Company acquired Christenson Electric, Inc. (CEI) in exchange for 2,000,000 shares of the Company’s common stock and the assumption of certain liabilities within CEI (Note 5).

Preferred Stock

We are authorized to issue up to 10,000,000 shares of Preferred Stock, no par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series. As of December 29, 2007, there were no remaining shares of any Series of preferred stock.

The terms of our previously outstanding series’ of preferred stock were as follows.

Series 2 Preferred Stock

On September 26, 2003 the Company issued 3,607,151 shares of Series 2 preferred stock in conjunction with a private placement at $.42 per share.  On November 17, 2003, the Company issued 3,333,334 shares of Series 2 preferred stock in exchange for the conversion of debt. During the year ended December 30, 2006, several of the Series 2 preferred stockholders converted a total of 5,875,241 shares of Series 2 preferred stock into 5,875,241 shares of common stock.  As of December 29, 2007, all of the shares of Series 2 Preferred stock had been converted to common.  The terms of the Series 2 preferred stock were as follows.

Dividends.  Series 2 preferred stock issued and outstanding were entitled to receive a cash dividend in the amount of 6.5% of the Issue Price per annum.  The Series 2 preferred stock dividends were to be paid in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deemed advisable.  Any declared but unpaid dividend would not bear interest and were to be paid out of net profits; if net profits were not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend were to be paid in full out of net profits of the Corporation in subsequent quarters before any dividends were paid upon shares of Junior Stock.  No dividends were declared on this series of preferred shares.

Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 2 preferred stock were to be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any declaration and payment or setting apart for payment of any amount was to be made in respect of Junior Stock, an amount equal to the Issue Price and all accrued but unpaid dividends.

Conversion.  Each holder of any share(s) of Series 2 preferred stock may, at the holder's option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after the date of issuance.  Each such share of Series 2 preferred stock shall be converted into one share of fully-paid and non-assessable shares of common stock.  Each share of Series 2 preferred stock shall automatically be converted into shares of common stock on a one-for-one basis immediately upon the consummation of the Company’s sale of its common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to the Company of $5,000,000 or more.  In any event, if not converted to common stock, each share of Series 2 preferred stock shall automatically be converted into shares of common stock on a one-for-one basis immediately upon the third anniversary of the date of issuance of the Series 2 preferred stock.

Voting Rights.  Each holder of Series 2 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 2 preferred stock could then be converted.

Series 3 Preferred Stock

On April 3, 2004 the Company issued 3,640.803 shares of Series 3 preferred stock at $420 per share in exchange for conversion of $1,529,000 of outstanding debt. During the year ended December 29, 2007, several of the Series 3 preferred stockholders converted a total of 2,039.689 shares of Series 3 preferred stock into 2,039,689 shares of common stock.  During the year ended December 30, 2006, several of the Series 3 preferred stockholders converted a total of 1,445.210 shares of Series 3 preferred stock into 1,445,210 shares of common stock. Each share of Series 3 preferred stock was convertible into 1,000 shares of the Company’s common stock. The terms of the Series 3 preferred stock were as follows.

Dividends. Series 3 preferred stock issued and outstanding was entitled to receive a cash dividend in the amount of 6.5% of the issue price per annum. The Series 3 preferred stock dividends were cumulative and were to be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and were to be paid out of net profits. If net profits were not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend was to be paid in full out of our net profits in subsequent quarters before any dividends are paid upon shares of junior stock.  No dividends were declared on this series of preferred shares.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 3 preferred stock were entitled to be paid out of our assets available for distribution to our shareholders, before any declaration and payment or setting apart for payment of any amount were to be made in respect of junior stock, an amount equal to the issue price and all accrued but unpaid dividends.

Conversion. Each holder of any share(s) of Series 3 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after one year from the date of issuance. Each such share of Series 3 preferred stock shall be convertible into one thousand shares of fully-paid and non-assessable shares of common stock. Each share of Series 3 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the consummation of a sale of our common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to us of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 3 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the third anniversary of the date of issuance of the Series 3 preferred stock. The Series 3 preferred shares were originally issued in April 2004.  The Company has recorded a beneficial conversion feature of $983,017, which represents the difference between the conversion price and the fair value of the Company’s common stock on the commitment date, which was also the issuance date.  This beneficial conversion feature was amortized over the conversion period of one year.   At December 29, 2007, there was no remaining unamortized beneficial conversion feature associated with the Series 3 preferred stock.

Voting Rights. Each holder of Series 3 preferred stock had the right to one vote for each share of Common Stock into which such Series 3 preferred stock could then be converted.

Series 4 Preferred Stock

In April and May 2004, the Company issued 4,605.265 shares of Series 4 preferred stock at $380 per share in exchange for $1,750,000 in a private placement (Note 10) from investors, some of which include certain related parties. During the year ended December 29, 2007, several of the Series 4 preferred stockholders converted a total of 526.315 shares of Series 4 preferred stock into 526,315 shares of common stock. During the year ended December 30, 2006, several of the Series 4 preferred stockholders converted a total of 3,865.790 shares of Series 4 preferred stock into 3,865,790 shares of common stock. Each share of Series 4 preferred stock was convertible into 1,000 shares of the Company’s common stock.   The terms of the Series 4 preferred stock were as follows.

Dividends. Series 4 preferred stock issued and outstanding was entitled to receive a cash dividend in the amount of 6.5% of the issue price per annum. The Series 4 preferred stock dividends were cumulative and were to be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and were to be paid out of net profits. If net profits were not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend was to be paid in full out of our net profits in subsequent quarters before any dividends are paid upon shares of junior stock.  No dividends were declared on this series of preferred shares.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 4 preferred stock were entitled to be paid out of our assets available for distribution to our shareholders, before any declaration and payment or setting apart for payment of any amount were to be made in respect of junior stock, an amount equal to the issue price and all accrued but unpaid dividends.

Conversion. Each holder of any share(s) of Series 4 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after one year from the date of issuance. Each such share of Series 4 preferred stock shall be convertible into one thousand shares of fully-paid and non-assessable shares of common stock. Each share of Series 4 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the consummation of a sale of our common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to us of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 4 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the third anniversary of the date of issuance of the Series 4 preferred stock. The Series 4 preferred shares were originally issued in April 2004.  The Company has recorded a beneficial conversion feature of $598,684, which represents the difference between the conversion price and the fair value of the Company’s common stock on the commitment date, which was also the issuance date.  This beneficial conversion feature was amortized over the conversion period of one year.  At December 29, 2007, there was no remaining unamortized beneficial conversion feature associated with the Series 4 preferred stock.

Voting Rights. Each holder of Series 4 preferred stock had the right to one vote for each share of Common Stock into which such Series 4 preferred stock could then be converted.

8.  Private Placements

June 30, 2006 private placement

On June 30, 2006, in conjunction with a private placement which resulted in gross proceeds of $15,000,000, the Company sold 7,500,000 shares of common stock at $2.00 per share, and issued warrants to purchase up to 5,625,000 shares of common stock. The warrants have a term of five years and an exercise price of $3.00 per share. Since the warrants are subject to certain registration rights, The Company recorded a warrant liability totaling $14,758,004 in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The warrant liability has been recalculated using the closing price of the Company’s common stock as of June 30, 2006 of $3.07. The registration rights provide for the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) no later that 90 days after the closing of the transaction and have it declared effective by the SEC no later than 120 days after the closing of the transaction. The registration statement was filed with the SEC on July 21, 2006.  The Company valued the warrants using the Black-Scholes option pricing model, applying a useful life of 5 years, a risk-free rate of 5.35%, an expected dividend yield of 0%, a volatility of 123% and a deemed fair value of the common stock of $3.07, which was the closing market price on June 30, 2006.

At September 30, 2006, the warrant liability has been recalculated using the closing price of the Company’s common stock as of September 29, 2006 of $1.73.  This revaluation from June 30, 2006 resulted in a reduction of approximately $7,812,000 in the warrant liability and has also has been recorded as a gain on revaluation of warrant liability in the consolidated statement of operations in the twelve months ended December 30, 2006.  The registration statement was declared effective by the SEC on September 29, 2006.

October 5, 2005 private placement

On October 5, 2005, in conjunction with a private placement which resulted in gross proceeds of $3,276,000, the Company sold 5,233,603 shares of common stock at $0.70 per share, and issued warrants to purchase up to 2,944,693 shares of common stock. The warrants have a term of five years and an exercise price of $0.90 per share.

Since these warrants are subject to certain registration rights, the Company recorded a warrant liability totaling $6,286,919 in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”  The Company valued the warrants using the Black-Scholes option pricing model, applying a useful life of 5 years, a risk-free rate of 4.06%, an expected dividend yield of 0%, a volatility of 129% and a deemed fair value of the common stock of $2.37, which was the closing market price on October 4, 2005. In accordance with SFAS 133 “Accounting for Derivative Instruments and Hedging Activities,” the Company revalued the warrants as of December 31, 2005 using the Black-Scholes option pricing model. Assumptions regarding the life and expected dividend yield were left unchanged, but the Company applied a risk free rate of 4.21%, a volatility of 128% and a deemed fair value of common stock of $2.50, which was the closing price of the Company’s common stock on  December 31, 2005. The difference between the fair value of the warrants on October 5, 2005 and  December 31, 2005 of $503,543 was recorded as a loss on revaluation of warrant liability in the consolidated statement of operations for the year ended  December 31, 2005.  At April 1, July 1, and August 9, 2006, the warrant liability was recalculated using the closing price of the company’s common stock as of those dates.  This revaluation from the end of 2005 resulted in a reduction of approximately $507,000 in the warrant liability and has also has been recorded as a gain on revaluation of warrant liability in the consolidated statement of operations in the twelve months ended December 30, 2006.

The registration rights provided for the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) no later that 90 days after the closing of the transaction and have it declared effective by the SEC no later than 120 days after the closing of the transaction. The registration statement was filed with the SEC on February 13, 2006. This filing was declared effective on June 8, 2006.  On August 2, 2006, a post-effective amendment was filed which suspended the effectiveness of this registration.  That amendment was declared effective on August 9, 2006.

The registration rights agreement had a liquidated damages provision that called for additional shares to be issued to the investors in the event that the registration statement was not filed and declared effective within a certain period of time.  The initial registration document was filed 40 days after the first imposed deadline, and was not declared effective by the SEC until 116 days later.  In accordance with this liquidated damages provision the Company issued an additional 440,344 shares of common stock to these investors.

9.   Repurchase of Common Stock

On February 28, 2003, the Company entered into a Stock Purchase and Pledge Agreement (the “Agreement”) with Steelcase, Inc. (“Steelcase”) to repurchase 951,445 of the Company’s common shares held by Steelcase.  Pursuant to the terms of the Agreement, the Company repurchased these shares for a base amount of approximately $209,318, or $0.22 per share, subject to adjustment.  The Company issued a three-year Promissory Note (the “Note”) for payment of this amount.  Payments of principal under the Note were to be made in three equal annual installments of approximately $69,773, on the first, second and third anniversaries of the date of the Note.  The Note carried an interest rate of 12%, payable quarterly, starting on June 1, 2003 until the principal amount of the Note was paid in full.

The Note called for a purchase price adjustment if the Note and accrued interest were not paid according to the terms of the Note. Under this purchase price adjustment, over the life of the Note, the purchase price was adjusted to approximately $333,006, or $0.35 per common share.  This feature is considered to be an embedded derivative option under the provisions of Financial Accounting Standards No. 133.  Under these provisions a derivative liability was established at inception in the amount of $14,310 using the Black-Scholes valuation model.  Changes based on fluctuations in the Company’s stock price were reflected in the other expense section of the Statement of Operations in each period that an adjustment was made.  From the date of inception of this note to the end of the fiscal year, December 31, 2005 this liability increased by $109,618. The value of this liability as of December 31, 2005 was $123,928, and was reflected as a long term liability on the Consolidated Balance Sheet.

As of December 31, 2005, the Company had not made its required September 2004 and December 2004 quarterly interest payments of approximately $4,200 each quarter.  On May 15, 2006, the Company settled the amount owed by releasing 77,300 shares of common stock to Steelcase in exchange for cancellation of the Note amount then owed, including accrued interest.  The remaining shares held as security by Steelcase were returned to the Company, and were retired as treasury stock.

10.  Stock Options and Warrants

Stock Incentive  Plan

The Company has a Stock Incentive Plan (the "Plan").  At December 29, 2007 and December 30, 2006, 9,723,750 and 9,057,577 shares of common stock were reserved, respectively, for issuance to employees, officers, directors and outside advisors.  Under the Plan, the options may be granted to purchase shares of the Company's common stock at fair market value, as determined by the Company's Board of Directors, at the date of grant.  The options are exercisable over a period of up to five years from the date of grant or such shorter term as provided for in the Plan.  The options become exercisable over periods ranging between one and four years.

The following table summarizes the changes in stock options outstanding and the related prices for the shares of the Company’s common stock issued to employees, officers and directors of the Company under the Plan.

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.26 - $0.94	9,272,361	3.8	$0.62	5,623,153	$0.49
$1.76 - $2.70	451,389	3.6	$2.14	206,597	$2.21
	9,723,750	3.7	$0.69	5,829,750	$0.55

A summary of the status of the Company’s Stock Incentive Plan as of December 29, 2007 and December 30, 2006 and for the years then ended is presented below:

	December 29, 2007		December 30, 2006
		Weighted		Weighted
		average		average
		exercise		exercise
	Shares	price	Shares	price

Outstanding at beginning of year	9,057,577	$0.54	7,717,765	$0.44
Granted at market price	2,707,500	0.92	1,385,000	1.13
Granted at other than market price			240,000	0.38
Exercised	(1,829,507)	0.35	(265,188)	0.38
Cancelled	(211,820)	0.41	(20,000)	1.25

Outstanding at end of year	9,723,750	$0.69	9,057,577	$0.54

Options exercisable at year end	5,829,750	$0.55	6,630,285	$0.45

The Company granted 2,706,000 and 1,385,000 options to purchase shares of the Company’s common stock to employees and directors of the Company, during the years ended December 29, 2007 and December 30, 2006, respectively.  These options are forfeited if not exercised within periods of five to ten years, and vest over periods ranging from immediately to forty-eight months starting with the month of grant.

On October 13, 2005, in conjunction with the acquisition of EnergyConnect, the Company granted 3,260,940 options at $0.32 per share to prior holders of options in the EnergyConnect, Inc. Incentive Stock Option Plan.  These options were granted with exercise dates of February 5, 2007 and February 5, 2008. On February 5, 2007 1,342,740 of the 1,534,560 shares eligible to be exercised, were exercised. The other 191,820 were not exercised, and therefore were forfeited. If the remaining 1,726,380 options are not exercised on February 5, 2008, they will expire.

The weighted average per share value of options granted during the years ended December 29, 2007 and December 30, 2006 were $1.02 and $0.43 respectively.

The Company computed the value of all options granted using the Black-Scholes pricing model as prescribed by SFAS No. 123 and SFAS No. 123(R).  The following ranges of assumptions were used to calculate the values of options granted during 2007, 2006 and 2005:

	December 29,	December 30,	December 31,
	2007	2006	2005
Risk-free interest rate	3.42% - 4.64%	4.16% - 4.92%	3.50% - 4.45%
Expected dividend yield	-	-	-
Expected lives	5 years	5 years	5 years
Expected volatility	120% - 134%	123% - 133%	121% - 134%

The Company also granted 1,000 options to an outside consultant for services rendered in 2007. These options granted in 2007 have a 12-month waiting period before vesting. Compensation expenses charged to operations for stock options issued to consultants amounted to $0, $105,000, and $244,000 for the year ended December 29, 2007, December 30, 2006 and December 31, 2005, respectively.

Common Stock Warrants

In connection with an April 2003 common stock private placement, we issued 111,308 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.40 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the fair value of these warrants at the date of issuance was determined to be $19,832. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $48,976. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005. As of December 29, 2007, the warrant holders have exercised 101,308 warrants in exchange for 101,308 shares of our common stock and 10,000 warrants remain outstanding.

In September 2003, in connection with a preferred stock private placement, we issued 333,334 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008. In September 2003, in connection with a preferred stock private placement, the Company issued 333,334 warrants to purchase common stock.  Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008.  Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock.  This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares.  In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings.  Accordingly, the fair value of these warrants at the date of issuance was determined to be $64,902.  At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above.  Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $139,000.  The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005.  As of December 29, 2007, the warrant holders have exercised 183,333 warrants in exchange for 183,333 shares of our common stock and 150,001 warrants remain outstanding.

In connection with the January 22, 2004 debt issuance by Destination Capital, LLC, the Company is obligated to issue warrants to purchase the Company’s common stock.  According to the terms of the debt issuance, warrants in the amount of one percent of the Company’s fully diluted common stock will be issued to the debt holders on the first day of each calendar month that the debt is outstanding.  The Company repaid this debt in April 2004, and accordingly is obligated to issue 1,403,547 warrants, which is equivalent to 4% of the fully diluted common stock outstanding under the terms outlined in that agreement.  Each warrant is exercisable into one share of common stock at $0.31 per share, subject to changes specified in the debt agreement, and will expire in 2008.  Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock.  This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares.  In accordance with EITF 00-19, the fair value of the warrants issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings.  Accordingly, the aggregate fair value of these warrants, on the date each of the obligations to issue warrants arose, was determined to be $701,824.  At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above.  Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $780,373.  The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005.  As of December 29, 2007, the warrant holders have exercised 1,403,546 warrants in exchange for 1,226,374 shares of our common stock and no warrants remain outstanding.

In connection with the August 24, 2004 debt issuance by Destination Capital, LLC, the Company is obligated to issue warrants to purchase the Company’s common stock.  According to the terms of the debt issuance, warrants in the amount of 12.5% percent of the loan balance, outstanding on the first day of each month, will be issued to the debt holders for each calendar month that the debt is outstanding.  Each warrant is exercisable into one share of common stock at the lesser of $0.38 per share or the price applicable to any shares, warrants or options issued (other than options issued to employees or directors) while the loan is outstanding, and will expire in 2009.  Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock.  This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares.  In accordance with EITF 00-19, the fair value of the 37,500 warrants initially issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings.  Accordingly, the aggregate fair value of these warrants, issued prior to September 1, 2004, was determined to be $17,513.  At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above.  Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $20,776.  The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005.  As of December 29, 2007, the warrant holders have exercised 1,309,616 in exchange for 1,170,841 shares of our common stock, and 316,426 warrants remain outstanding.

On September 10, 2004, the Company entered into a Master Vehicle Lease Termination Agreement with CLLLC, under which the Company terminated its previous master vehicle lease agreement with CLLLC. Under the terms of this termination agreement, the Company was released from its obligation under the previous master vehicle lease agreement. In consideration for this release the Company issued 1,000,000 warrants to purchase the Company’s common shares, which were valued at $515,000 using the Black Scholes model. This warrant value was recorded in the Company’s consolidated balance sheet as common stock warrants, with a corresponding expense recorded in the Company’s consolidated statement of operations in the third quarter of 2004. As of December 29, 2007, the holders of these warrants exercised 1,000,000 warrants in exchange for 889,648 shares of the Company’s common stock.

On October 5, 2005, in conjunction with a private placement which resulted in gross proceeds of $3,276,000 (Note 8), the Company sold 5,233,603 shares of common stock at $0.70 per share, and issued warrants to purchase up to 2,944,693 shares of common stock.  The warrants have a term of five years and an exercise price of $0.90 per share.  As of December 29, 2007, the warrant holders have exercised 192,370 warrants, for 180,409 shares of our common stock, and 2,752,323 warrants remain outstanding.

On October 13, 2005, the Company issued an aggregate of 19,695,432 warrants in connection with acquisition of acquired EnergyConnect, Inc. The Company valued the warrants using the Black-Scholes option pricing model, applying a useful life of 5 years, a risk-free rate of 4.06%, an expected dividend yield of 0%, a volatility of 129% and a fair value of the common stock of $2.17.  Total value of the warrants issued amounted $36,495,391, which was included in the purchase price of ECI (Note 4). As of December 29, 2007, the warrant holders have not exercised any of these warrants.

In June 2006, in connection with a common stock private placement, we issued 5,625,000 warrants to purchase common stock (See Note 8).  Each warrant is exercisable into one share of common stock at $3.00 per share and will expire in 2011.  As of December 29, 2007, the warrant holders have not exercised any of these warrants.

During the twelve months ended December 31, 2005 warrant holders exercised 1,815,507 warrants in exchange for 1,079,439 shares of the Company’s common stock. A portion of these were exercised on a cashless basis, and as a result of these exercises 736,068 warrants to purchase shares of the Company’s common stock were forfeited.

During the twelve months ended December 30, 2006 warrant holders exercised 4,440,667 warrants in exchange for 3,996,962 shares of the Company’s common stock. A portion of these were exercised on a cashless basis, and as a result of these exercises 443,705 warrants to purchase shares of the Company’s common stock were forfeited.

During the twelve months ended December 29, 2007 no warrant holders exercised warrants in exchange for shares of the Company’s common stock.  .

11.   Debt

Operating Line of Credit

The Company has a loan facility which is an unsecured $120,000 line of credit at prime plus 3 ¾%, due on demand with interest payable monthly.  As of December 29, 2007 and December 30, 2006, there was $118,456 and $117,454 outstanding, respectively, under this line.  The Company was in compliance with the terms of this line of credit at December 29, 2007.  The Company had no other term debt or loans outstanding at December 29, 2007.

12.  Segment Information

The continuing operations of this business are comprised of one line of business in the energy and demand response industry.  Therefore, no segment information disclosures are provided.

13.  Income Taxes

The provision for income taxes for the years ended December 29, 2007, and December 30, 2006 differs from the amount which would be expected as a result of applying the statutory tax rates to the losses before income taxes due primarily to changes in the valuation allowance to fully reserve net deferred tax assets.

As of December 29, 2007, and December 30, 2006, Microfield had deferred tax assets primarily consisting of its net operating loss carryforwards.  However, because of cumulative losses in several consecutive years, the Company has recorded a full valuation allowance such that its net deferred tax asset is zero.  The tax benefit recorded at the statutory rate in Microfield’s pre-tax loss in fiscal years 2007 and 2006 would have been approximately $5,344,534, and $3,116,927, respectively.  However, because of recognition of a full valuation allowance the effective tax rate for the Company was zero in 2007 and 2006.

Deferred tax assets are comprised of the following components:

	December 29, 2007	December 30, 2006
Current:
Allowance for doubtful accounts	$74,552		$74,997
Inventory allowance	23,100		23,100
Audit costs	48,125		65,783
Other allowances	13,475		29,992
	159,252		193,872
Non-current:
Net operating loss carry forwards	18,982,051		13,637,517
Research and development credits	101,445		101,445
	19,083,496		13,738,962

Total deferred tax asset	19,242,748		13,932,834

Deferred tax asset valuation allowance	(19,242,748)		(13,932,834)

Net deferred tax assets	$-	$

At December 29, 2007, the Company had available net operating loss carryforwards of approximately $49,304,000 for federal income tax purposes. Such carryforwards may be used to reduce consolidated taxable income, if any, in future years through their expiration in 2008 to 2027 subject to limitations of Section 382 of the Internal Revenue Code, as amended.  Utilization of net operating loss carryforwards may be limited due to the ownership changes resulting from the Company’s initial public offering in 1995 and the Company’s acquisitions since then.  In addition, the Company has research and development credits aggregating $101,445 for income tax purposes at December 29, 2008.  Such credits may be used to reduce taxes payable, if any, in future years through their expiration in 2008 to 2013.

14.  Net Income (Loss) Per Share

Net income per share is computed based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method. Potentially dilutive securities consist of stock options, convertible preferred stock and warrants to purchase common stock.

The most significant difference between basic and diluted net income per share is that basic net income per share does not treat potentially dilutive securities such as preferred stock, stock options and warrants as outstanding.  For the years ended December 29, 2007 and December 31, 2005, the computation of net loss per share excludes the effect of stock options and warrants as they were antidilutive.  There were 9,723,750 options and 28,549,182 warrants outstanding at December 29, 2007, and 9,057,577 options and 28,549,182 warrants outstanding at December 30, 2006.

The following table presents the computation of basic and diluted losses per share:

	Year ended	Year ended	Year ended
	December 29, 2007	December 30, 2006	December 31, 2005
Net income (loss) attributable to common shareholders	$(14,035,506)	$832,960	$(78,364,253)
Basic and diluted loss per share	$(0.17)	$0.01	$(2.88)
Continuing operations	$(0.05)	$0.02	$(2.91)
Discontinued operations	$(0.12)	$(0.01)	$0.03
Basic weighted average common shares outstanding	82,536,027	68,347,814	27,048,127
Diluted weighted average common shares outstanding	82,536,027	71,374,268	27,048,127

15.   Commitments and Contingencies

Manufacturing and Purchase Commitments

The Company purchases inventory on an as needed basis.  There are no purchase commitments for products that the Company uses in the performance of its services.

Operating lease commitments

The Company is party to two facility lease agreements. Following is a schedule of the Company’s annual operating lease commitments as of December 29, 2007 for the coming five years.

Year	Amount
2008	$118,248
2009	49,352
2010	-
2011	-
2012 and beyond	-
Total	$167,600

Rental expenses charged to operations for the year ended December 29, 2007, December 30, 2006 and December 31, 2005 were $135,571, $95,483 and $10,200, respectively.

16.   Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

17.  Going Concern Matters

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As shown in the consolidated financial statements during the year ended December 29, 2007, the Company incurred net losses of $14,035,506 and generated negative cash flow from operations in the amount of $2,863,493.  The Company’s current liabilities exceeded its current assets by $1,123,614 as of December 29, 2007.  These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems.  Management anticipates the Company will attain profitable status and improve its liquidity through continued growth, distribution and sale of its products and services, and additional equity investment in the Company.  The accompanying consolidated financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

We presently do not have any available credit, bank financing or other external sources of liquidity. Due to our brief history and historical operating losses, our operations have not been a source of liquidity. We will need to obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

We will still need additional investments in order to continue operations to cash flow break even. Additional investments are being sought, but we cannot guarantee that we will be able to obtain such investments. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and the downturn in the U.S. stock and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Further, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. If additional financing is not available or is not available on acceptable terms, we will have to curtail our operations.

By adjusting the Company’s operations and development to the level of capitalization, management believes it has sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to them, this could have a material adverse effect on the Company’s business, results of operations liquidity and financial condition. If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate.  However, no assurance can be given that management’s actions will result in profitable operations or the resolution of its liquidity problems.

18.  Subsequent Events

Divestiture of Christenson Electric.

On November 29, 2007, our board of directors signed an agreement to sell all of the shares of our wholly-owned subsidiary Christenson Electric, Inc. to a corporation formed by the management of CEI, for $1,650,000 in cash and the assumption of approximately $7.5 million in term and revolving debt (subject to adjustments of subsequent transactions).  The agreement was approved by our shareholders in a vote on March 10, 2008.

19.  Selected Quarterly Data (UNAUDITED)

The following table sets forth selected unaudited quarterly information for the Company’s year-ended December 29, 2007 and December 30, 2006.

Quarters ended in 2007	March 31	June 30	September 29	December 29
Revenue	$2,600,000	$3,117,000	$4,690,000	$2,218,000
Gross Profit	432,000	616,000	2,446,000	343,000
Provision for income taxes	-	-	-	-
Basic income (loss) per share	(0.02)	(0.01)	0.01	(0.14)
Diluted income (loss) per share	(0.02)	(0.01)	0.01	(0.14)

Quarters ended in 2006	April 1	July 1	September 30	December 30
Revenue	827,000	313,000	943,000	1,124,000
Gross Profit	(79,000)	(17,000)	113,000	153,000
Provision for income taxes	-	-	-	-
Basic income (loss) per share	(0.09)	0.02	0.09	(0.01)
Diluted income (loss) per share	$(0.09)	$0.02	$0.09	$(0.01)

There was no allowance for doubtful accounts or any bad debt expense in the continuing operations for any of the years presented.

Item 1. Financial Statements
MICROFIELD GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28,	December 29,
	2008	2007
Current assets:	(Unaudited)
Cash and cash equivalents	$1,360,855	$758,299
Certificates of deposit	300,000	133,400
Accounts receivable	1,929,381	1,532,843
Other current assets	557,428	551,601
Discontinued operations	-	12,666,606
Total current assets	4,147,664	15,642,749
Property and equipment, net	260,329	202,487
Intangible assets, net (Note 5)	1,753,156	1,872,689
Goodwill	29,353,527	29,353,527
Other assets	75,740	43,175
Discontinued operations	-	971,017
	$35,590,416	$48,085,644
Current liabilities:
Accounts payable	$3,657,145	$2,975,847
Bank line of credit (Note 4)	117,257	118,456
Other current liabilities	143,432	122,652
Discontinued operations	-	13,549,408
Total current liabilities	3,917,834	16,766,363
Long-term liabilities:
Discontinued operations	-	61,327
Total long-term liabilities	-	61,327

Commitments and contingencies
Shareholders’ equity :
Common stock, no par value, 225,000,000 shares authorized,94,651,461 and 83,569,416 shares issued and outstanding, respectively (Note 2)	120,499,217	115,776,415
Common stock warrants (Note 3)	36,178,218	36,178,218
Accumulated deficit	(125,004,853)	(120,696,679)
Total shareholders’ equity	31,672,582	31,257,954
	$35,590,416	$48,085,644

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICROFIELD GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three months ended		Six months ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Sales	$5,062,682	$3,117,329	$12,441,695	$5,717,491
Cost of goods sold	4,299,758	2,500,496	10,486,713	4,668,495
Gross profit	762,924	616,833	1,954,982	1,048,996

Operating expenses
Sales, general and administrative	3,196,204	1,947,713	6,298,320	3,726,123

Loss from operations	(2,433,280)	(1,330,880)	(4,343,338)	(2,677,127)

Other income (expense)
Interest income, net	13,833	4,838	19,683	10,825
Other income, net	26,763	2,246	26,763	2,246

Loss before provision for income taxes	(2,392,684)	(1,323,796)	(4,296,892)	(2,664,056)

Provision for income taxes	-	-	-	-

Loss from continuing operations	(2,392,684)	(1,323,796)	(4,296,892)	(2,664,056)

Discontinued operations:
Gain (loss) on discontinued operations	28,585	263,135	(146,057)	(369,031)
Gain on sale of discontinued operations	134,775		134,775

Net loss	$(2,229,324)	$(1,060,661)	$(4,308,174)	$(3,033,087)

Net loss per share from continuing operations:
Basic	$(0.03)	$(0.02)	$(0.05)	$(0.03)
Diluted	$(0.03)	$(0.02)	$(0.05)	$(0.03)
Net income (loss) per share from discontinued operations:
Basic	$0.00	$0.01	$(0.00)	$(0.01)
Diluted	$0.00	$0.01	$(0.00)	$(0.01)
Net loss per share:
Basic	$(0.03)	$(0.01)	$(0.05)	$(0.04)
Diluted	$(0.03)	$(0.01)	$(0.05)	$(0.04)

Shares used in per share calculations:
Basic	90,392,194	83,012,972	87,569,489	81,453,776
Diluted	90,392,194	83,012,972	87,569,489	81,453,776

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICROFIELD GROUP, INC.

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended
	June 28, 2008	June 30, 2007
Cash Flows From Operating Activities:
Net loss	$(4,308,174)	$(3,033,087)
Add (deduct):
Loss on discontinued operations	11,282	369,031

Loss from continuing operations	(4,296,892)	(2,664,056)
Depreciation of equipment	52,354	145,570
Amortization of intangible assets	119,534	264,342
Option vesting valuation	471,567	483,999
Common stock issued for services	214,883	-

Changes in current assets and liabilities:
Restricted cash	(166,600)	-
Accounts receivable	(396,538)	98,693
Other current assets	(383,147)	(149,523)
Other assets	(32,566)	(583)
Accounts payable	681,298	178,324
Other current liabilities	20,780	(101,860)

Net cash used by continuing operations	(3,715,327)	(1,745,094)

Net cash provided (used) by discontinued operations	379,320	(359,125)

Net cash used by operating activities	(3,336,007)	(2,104,219)

Cash flows from investing activities:
Purchases of fixed assets	(110,196)	(39,196)

Net cash used by continuing investing activities	(110,196)	(39,196)

Net cash used by discontinued investing activities	(534,326)	(158,676)

Net cash used by investing activities	(644,522)	(197,872)

Cash flows from financing activities:
Repayments on line of credit	(1,199)	(1,020)
Exercise of options and warrants	568,230	-
Proceeds from private placement, net of direct costs	3,476,891	-

Net cash provided (used) by continuing financing activities	4,043,922	(1,020)

Net cash provided by discontinued financing activities	539,163	1,805,744

Net cash provided by financing activities	4,583,085	1,804,724

Net increase (decrease) in cash and cash equivalents	602,556	(497,367)

Cash and cash equivalents, beginning of period	758,299	2,193,308
Cash and cash equivalents, end of period	$1,360,855	$1,695,941
Supplemental disclosures for cash flow information:
Cash paid during the period for interest	$5,893	$171,967
Cash paid during the period for income taxes	$-	$-

Supplemental schedule of non-cash financing and investing activities:
Conversion of preferred to common	$-	$1,031,093

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

MICROFIELD GROUP, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 28, 2008
(Unaudited)

1.    Description of the Business

General

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Accordingly, the results from operations for the three and six-month periods ended June 28, 2008, are not necessarily indicative of the results that may be expected for the year ended January 3, 2009. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated December 29, 2007 financial statements and footnotes thereto included in the Company's Form 10-K.

Business and Basis of Presentation

Microfield Group, Inc. (the “Company,” “Microfield,” “we,” “us,” or “our”) through its continuing subsidiary EnergyConnect, Inc. (“ECI”) provides a full range of demand response services to the electric power industry. Our customers are the regional grid operators who pay us market rates for reductions in electrical demand during periods of high prices or peak demand and for being on stand by to reduce electric power demand on request at periods of capacity limitations or in response to grid emergencies. Our suppliers are large commercial and industrial consumers of electricity who we pay to shift their demand for electricity from high priced hours in the day to lower priced hours. We also pay these participating energy consumers to be on stand by to curtail electric demand on request.

Through proprietary technology and business processes we automate electric consumer demand response transactions and the associated measurement, verification, and support decisions.   These capabilities make it possible and easy for electric consumers, particularly commercial and industrial facilities, to shift load from high priced hours to lower priced periods.

Our services provide market incentives to reduce electric demand during periods of peak demand or high prices. By shifting load from high demand periods to times of lower electrical demand our services improve the operating efficiency of the electrical grids and improve grid reliability. We also delay the need for construction of new electrical generating plants. Through higher efficiencies on the grid, lower cost of generation and improved reliability all consumers of electricity benefit from our demand response activities on the electrical grid. By providing consumers of electricity an effective means of responding to grid wholesale prices of electricity we complete the supply demand market place for electricity and provide offsetting market forces to electricity generators.

Our customers are regional electric grid operators such as PJM, the largest electric grid in the nation, and selected electric utilities who support and sponsor demand response.  All of our current operations are in the United States with services provided in more than 25 states.  Following a three year testing and pilot period, we began commercial operations in 2005 and have been growing steadily since then.  Our revenues in 2007 were $12.6 million.  Our suppliers are commercial and industrial electric energy consumers who we pay to shift, curtail, bank, and in some cases produce electric energy.

ECI operates on a national footprint currently serving consumers and grid operators in more than 25 states.  ECI delivers services to wholesale electric markets of regional electric grids.  Selected needs of electric grid operators, including energy, capacity, and reserves have been formed into products that can be delivered through ECI systems to the grid.  ECI technologies, processes, and services enable buildings and electric consumers to contribute to such wholesale services in direct competition with expensive peaking power plants.

In 2003 we acquired a part of Christenson Electric, Inc. (“CEI”), and in 2005, we acquired the remainder of CEI and the operations of ECI.  This combined a 60 year old electrical contracting and technology business with a high growth demand response business.   In 2007 we determined that ECI had grown to a self sustaining transition point and in November 2007 we agreed to sell the stock of CEI.  Our objective is to leverage our unique and proprietary technologies, business processes, and resources and build a viable, profitable demand response business servicing North American wholesale power markets. Financial statements and accompanying notes included in this report include disclosure of the results of operations for CEI, for all periods presented, as discontinued operations.  All significant inter-company accounts and transactions have been eliminated in consolidation.

The Company was incorporated in October 1986 as an Oregon Corporation, succeeding operations that began in October 1984.  The Company’s headquarters are located in Portland, Oregon.

Reclassification

Certain reclassifications have been made to conform to prior periods’ data to the current presentation. These reclassifications had no effect on reported losses.

Fiscal Year

The Company’s fiscal year is the 52- or 53-week period ending on the Saturday closest to the last day of December.  The Company’s current fiscal year is the 52-week period ending January 3, 2009.  The Company’s last fiscal year was the 52-week period ended December 29, 2007.  The Company’s second fiscal quarters in fiscal 2008 and 2007 were the 13-week periods ended June 28, 2008 and June 30, 2007, respectively.

Revenue Recognition

We produce revenue through agreements with both building owners and the power grid operators. Under our agreements with facilities owners, we use electrical and energy related products that help energy consumers control energy use in their buildings. In conjunction with this agreement we are members of the power grid operators and have agreed to provide the grids with energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at the end of each monthly period and submitted to the power grids for settlement and approval. While the power grids are our customers, they are primarily a conduit through which these electrical curtailment transactions are processed.  The vast majority of our revenue in 2007 was processed through the PJM Interconnection. PJM serves as the market for electrical transactions in a specific region in the United States.   Our agreement with PJM is an ongoing one as we are members of PJM.  These transactions are initiated by building owners, who are our participants.  These transactions form the basis for our revenue.  We have little risk, if any, from the concentration of revenue through this power grid as it’s a not-for-profit organization that exists to act as the market for electrical transactions.

In 2008, we have revised our accounting for reserves for collections of revenues. The revision in our reserve accounting is a result of improvements in our ability to accurately estimate collections, which is based upon historical trends and timely and accurate information.   Previously the transactions were recorded as revenue on the settlement date, which may fall 45-70 days after the transaction date from which the revenue is derived, because management believed that without an established history for this source of revenue, and the potential for disputes, that the settlement date, on which both parties agree to the amount of revenue to recognize, was the most conservative and appropriate date to use.  For periods beginning with the first quarter of 2008 and forward, revenue from these settlements will be accrued into the prior month instead of recognizing revenue as the settlement amounts were received.  The record of these settlement amounts being realized over these prior two years has been extremely accurate so that management believes it is appropriate to accrue the settlement amounts into the prior month.  This revision in our reserve accounting resulted in an extra month of revenue being recorded in the first quarter of 2008.  This quarter contains the payment received in January of 2008 (which was not accrued into December) and the settlement amounts from the fifth business day in February, March and April of 2008, each of which was accrued into the prior months of January, February and March of 2008.

An additional source of our revenue is derived from agreements with the power grid operators whereby a monthly reserve fee is paid for our agreement to standby, ready to provide relief in the form of curtailment of energy usage, in times of high energy demand.  We record these payments as revenue over the period during which we’re required to perform under these programs.  Under certain programs, our obligation to perform may not coincide with the period over which we receive payments under that program.  In these cases we record revenue over the mandatory performance obligation period and record a receivable for the amount of payments that will be received after that period has been completed.

New Accounting Pronouncements

In April 2008, the FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”). FSP 142-3 amends the factors an entity should consider in developing renewal or extension assumptions used in determining the useful life of recognized intangible assets under FASB Statement No. 142, “Goodwill and Other Intangible Assets”. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. Early adoption is prohibited. We are currently evaluating the impact, if any, that FSP 142-3 will have on our consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” We do not currently expect the adoption of SFAS 162 to have a material effect on our consolidated results of operations and financial condition.

In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1 “Accounting for Convertible Debt instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP APB 14-1”). FSP APB 14-1 requires the issuer of certain convertible debt instruments that may be settled in cash (or other assets) on conversion to separately account for the liability (debt) and equity (conversion option) components of the instrument in a manner that reflects the issuer’s non-convertible debt borrowing rate. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008 on a retroactive basis. As we do not have convertible debt at this time, we currently believe the adoption of FSP APB 14-1 will have no effect on our consolidated results of operations and financial condition.

2.    Capital Stock

The Company has authorized 10,000,000 shares of Preferred Stock, no par value. As of June 28, 2008 and December 29, 2007, the Company’s Series 2, Series 3 and Series 4 preferred stock had been completely converted to common shares.  The Company has authorized 225,000,000 shares of Common Stock, no par value. As of June 28, 2008 and December 29, 2007, the Company had 94,651,461 and 83,569,416 shares of common stock issued and outstanding, respectively.  During the six month period ended June 28, 2008, the Company issued an aggregate of 11,082,046 shares of common stock, of which 9,051,310 were issued in a private placement, 355,438 were issued for services, 34,467 in exchange for warrants exercised, and 1,640,831 in exchange for common stock options exercised.

3.    Stock Options and Warrants

Stock Incentive Plan

The Company has a Stock Incentive Plan (the "Plan").  At June 28, 2008 and June 30, 2007, 7,686,370 and 7,520,750 shares of common stock were reserved, respectively, for issuance to employees, officers, directors and outside advisors.  Under the Plan, the options may be granted to purchase shares of the Company's common stock at fair market value, as determined by the Company's Board of Directors, at the date of grant.  The options are exercisable over a period of up to ten years from the date of grant or such shorter term as provided for in the Plan.  The options become exercisable over periods from zero to four years.

A total of 62,000 options to purchase shares of the Company’s common stock were granted to employees of the Company, and 85,000 options granted to consultants during the six months ended June 28, 2008.  There were 362,500 options granted to employees, directors and consultants during the six months ended June 30, 2007.  The 62,000 options issued to employees during the six months ended June 28, 2008 are forfeited if not exercised within five years.  All of these options granted during the six months ended June 28, 2008 have a 12 month waiting period during which no vesting occurs.  At the end of this period, the options become 25% vested, and then vest ratably over the remaining thirty six–months of the vesting period.  The weighted average per share value of these options was $0.55.

The following table summarizes the changes in stock options outstanding and the related prices for the shares of the Company’s common stock issued to employees, officers and directors of the Company under the Plan.

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.26 - $0.94	7,409,981	3.77	$0.69	4,283,950	$0.59
$1.76 - $2.70	276,389	2.93	$2.13	170,138	$2.20
	7,686,370	3.70	$0.74	4,454,088	$0.65

Transactions involving stock options issued are summarized as follows:

	Number of Shares	Weighted Average Price Per Share
Outstanding at December 31, 2005	7,717,765	$0.44
Granted	1,625,000	1.02
Exercised	(265,188)	0.38
Cancelled or expired	(20,000)	1.25
Outstanding at December 30, 2006	9,057,577	$0.54
Granted	2,707,500	0.55
Exercised	(1,829,507)	0.34
Cancelled or expired	(211,820)	0.32
Outstanding at December 29, 2007	9,723,750	$0.60
Granted	147,000	0.46
Exercised	(1,640,831)	0.34
Cancelled or expired	(543,549)	0.97
Outstanding at June 28, 2008	7,686,370	$0.74

The Company has computed the value of all options granted during fiscal 2008 and 2007 using the Black-Scholes pricing model as prescribed by SFAS No. 123(R).  The following assumptions were used to calculate the value of options granted during the second quarters of 2008 and 2007:

	2008	2007
Risk-free interest rate	3.54%	4.64%
Expected dividend yield	-	-
Expected life	5 years	5 years
Expected volatility	122%	134%

Stock-based compensation expense recognized under SFAS 123(R) for the three and six months ended June 28, 2008 was $274,143 and $471,567, respectively. Stock-based compensation expense recognized under SFAS 123(R) for the three and six months ended June 30, 2007 was $284,197 and $483,999, respectively.

Common Stock Warrants

In connection with an April 2003 common stock private placement, we issued 111,308 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.40 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the fair value of these warrants at the date of issuance was determined to be $19,832. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $48,976. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005. As of June 28, 2008, the warrant holders have exercised 101,308 warrants in exchange for 101,308 shares of our common stock and 10,000 warrants have expired.

In September 2003, in connection with a preferred stock private placement, we issued 333,334 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008. In September 2003, in connection with a preferred stock private placement, the Company issued 333,334 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the fair value of these warrants at the date of issuance was determined to be $64,902. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $139,000. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005. As of June 28, 2008, the warrant holders have exercised 217,800 warrants in exchange for 217,800 shares of our common stock and 115,534 warrants remain outstanding.

In connection with the August 24, 2004 debt issuance by Destination Capital, LLC, the Company is obligated to issue warrants to purchase the Company’s common stock. According to the terms of the debt issuance, warrants in the amount of 12.5% of the loan balance, outstanding on the first day of each month, will be issued to the debt holders for each calendar month that the debt is outstanding. Each warrant is exercisable into one share of common stock at the lesser of $0.38 per share or the price applicable to any shares, warrants or options issued (other than options issued to employees or directors) while the loan is outstanding, and will expire in 2009. Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the 37,500 warrants initially issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the aggregate fair value of these warrants, issued prior to September 1, 2004, was determined to be $17,513. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $20,776. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings in the fiscal year ended January 1, 2005. For the months from August 1, 2004 to July 2, 2005, according to the terms of the warrant provision of the August 24, 2004 debt agreement, the Company was obligated to issue 1,626,042 additional warrants. The value of these warrants of $604,955 was added to shareholders’ equity on the consolidated balance sheet, with a corresponding expense charged to interest expense in the consolidated statement of operations. As of June 28, 2008, the holders of these warrants exercised 1,309,616 warrants in exchange for 1,170,841 shares of the Company’s common stock, and 316,426 warrants remain outstanding.

On October 13, 2005, the Company issued an aggregate of 19,695,432 warrants in connection with the acquisition of acquired EnergyConnect, Inc. The Company valued the warrants using the Black-Scholes option pricing model, applying a useful life of 5 years, a risk-free rate of 4.06%, an expected dividend yield of 0%, a volatility of 129% and a fair value of the common stock of $2.17.  Total value of the warrants issued amounted $36,495,391, which was included in the purchase price of ECI.  As of June 28, 2008, the warrant holders have not exercised any of these warrants.

On October 5, 2005, in conjunction with a private placement which resulted in gross proceeds of $3,276,000, the Company sold 5,233,603 shares of common stock at $0.70 per share, and issued warrants to purchase up to 2,944,693 shares of common stock.  The warrants have a term of five years and an exercise price of $0.90 per share.  As of June 28, 2008, the warrant holders have exercised 192,370 warrants, for 180,409 shares of common stock, and 2,752,323 warrants remain outstanding.

On June 30, 2006, in conjunction with a private placement which resulted in gross proceeds of $15,000,000, the Company sold 7,500,000 shares of common stock at $2.00 per share, and issued warrants to purchase up to 5,625,000 shares of common stock.  The warrants have a term of five years and an exercise price of $3.00 per share.  As of June 28, 2008, the warrant holders have not exercised any of these warrants.

On May 7, 2008, in conjunction with a private placement which resulted in gross proceeds of $3,615,000, the Company sold 9,051,310 shares of common stock at $0.40 per share, and issued warrants to purchase up to 4,525,655 shares of common stock.  The warrants have a term of five years and an exercise price of $0.60 per share.  As of June 28, 2008, the warrant holders have not exercised any of these warrants.

Warrants for 34,467 common shares were exercised during the six months ended June 28, 2008.

4.    Debt

Operating Line of Credit

The Company has a loan facility which is an unsecured $120,000 line of credit at prime plus 3 ¾%, due on demand with interest payable monthly.  As of June 28, 2008 and December 29, 2007, there was $117,257 and $118,456 outstanding, respectively, under this line.  The Company was in compliance with the terms of this line of credit at June 28, 2008.  The Company had no other term debt or loans outstanding at June 28, 2008.

5.    Intangible Assets and Goodwill

As a result of our acquisition of ECI we recorded an intangible asset of $2,390,667 at the date of acquisition representing developed technology that is currently used within ECI.  The intangible asset acquired has an estimated useful life of ten years, and as such is being amortized monthly, over that period.  Goodwill of $106,544,871 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired.  At December 31, 2005, it was determined in an independent valuation that the goodwill generated in this transaction was impaired.  The Company decided to write off approximately $77,191,344 of this goodwill. The write-off of the goodwill, and the amortization of the intangible assets are included in operating expenses in the consolidated statement of operations.  The following table presents details of the purchased intangible assets as of June 28, 2008 and December 29, 2007:

	June 28, 2008	December 29, 2007

Developed technology	2,390,667	2,390,667

Less accumulated amortization	(637,511)	(517,978)

	$1,753,156	$1,872,689

Amortization of intangible assets included as a charge to income was $59,767 and $ 119,533 for both of the three and six month periods ended June 28, 2008 and June 30, 2007.

Based on the Company’s current intangible assets, amortization expense for the five succeeding years will be as follows:

Amortization
Year	Expense
Twelve months ended June 30, 2009	$239,067
Twelve months ended June 30, 2010	239,067
Twelve months ended June 30, 2011	239,067
Twelve months ended June 30, 2012	239,067
Twelve months ended June 30, 2013	239,067
July 1, 2013 and beyond	557,821
Total	$1,753,156

The Company does not amortize goodwill.  There were no changes in the carrying amount of goodwill during the year ended December 29, 2007 and the quarter ended June 28, 2008.

6.    Business Concentrations

Financial transactions and instruments that potentially subject us to concentrations of credit risk consist primarily of revenue generating transactions and the resultant accounts receivable.  During the three months ended June 28, 2008, revenue from one major customer approximated $4,809,000 or 95% of sales.  This revenue is the result of multiple participating electric consumers who each executed myriad energy transactions that were aggregated and billed to the PJM Interconnection, or PJM.  The revenue is dependent on actions taken by these third parties in conjunction with ECI, for which PJM, as our customer remits payment.  These transactions form the basis for our revenue.  We have little risk, if any, from the concentration of revenue through this power grid as it’s a not-for-profit organization that exists to act as the market for electrical transactions.  Of these participants, there were three whose transactions resulted in revenue that totaled 10% or more (21%, 17% and 12%) of our revenue in the three months ended June 28, 2008 and two whose transactions resulted in revenue that totaled 10% or more (46% and 18%) of our revenue in the three months ended June 30, 2007.  For the six month period ended June 28, 2008 there were two participants whose transactions resulted in revenue that totaled 21% and 13% of our revenue.  For the six month period ended June 30, 2007, there were two participants whose transactions resulted in revenue that totaled 50% and 17% of our revenue.

7.    Sale of Discontinued Operations

Divestiture of Christenson Electric, Inc.

On July 20, 2005, the Company acquired Christenson Electric, Inc. (CEI) in exchange for 2,000,000 shares of the Company’s common stock and the assumption of certain liabilities within CEI.  CEI provides services to utilities and other energy related companies.  On November 29, 2007, our board of directors signed an agreement to sell all of the shares of our wholly-owned subsidiary Christenson Electric, Inc. to a corporation formed by the management of CEI.  The agreement was approved by our shareholders in a vote on March 10, 2008.  The closing occurred on April 24, 2008.

The following summarizes the actual results of the disposition of the CEI business segment.

Debts assumed by buyer	$12,653,197
Net assets disposed of	(12,149,018)
Expenses incurred in connection with the transaction	(369,404)
Net gain on disposal of CEI	$134,775

8.	Private Placement

On May 7, 2008 we closed a private placement in which we issued 9,051,310 shares of common stock resulting in aggregate gross proceeds of $3,512,000 and elimination of accounts payable of $103,000.  In conjunction with this private placement, we also issued 4,525,655 five year warrants exercisable at $0.60 per share.  The proceeds of this financing will be used for general working capital purposes.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE	AMOUNT

SEC Registration fee	$391
Accounting fees and expenses	5,000	*
Legal fees and expenses	35,000	*
Miscellaneous	1,609	*
TOTAL	$42,000	*

*	Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Oregon law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers. In addition, we have entered into indemnification agreements with our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

On June 30, 2006, we closed a private placement of approximately $15,000,000 of its common stock to certain accredited investors. We sold 7,500,000 shares of common stock to the investors for $2.00 per share. In addition, we issued 5,625,000 warrants to the investors. The warrants have a five year term and an exercise price of $3.00 per share.

On May 7, 2008, we closed a private placement of 9,038,290 shares of common stock and 4,519,145 warrants for gross proceeds of approximately $3.6 million.  The warrants are immediately exercisable at $0.60 per share and are exercisable at any time within five years from the date of issuance.

All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Microfield Group, Inc. or executive officers of Microfield Group, Inc., and transfer was restricted by Microfield Group, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above- referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as disclosed above, we have not employed any underwriters in connection with any of the above transactions.

Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are included as part of this Form S-1. References to “the Company” in this Exhibit List mean Microfield Group, Inc., an Oregon corporation.

Exhibit No.	Description

2.1
Acquisition Agreement by and between Registrant and CEI Acquisition, LLC dated as of November 27, 2007 (Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed December 3, 2007).

2.2
First Amendment to Acquisition Agreement by and between CEI Acquisition, LLC and Registrant dated January 30, 2008 (Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed February 5, 2008).

3.2	Eighth Restated Articles of Incorporation (Incorporated by reference to Exhibit 3(i) to Registrant’s Current Report on Form 8-K filed March 21, 2005).

3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 (File No. 33-918900).

4.1	Form of Warrant to purchase shares of common stock (Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed May 13, 2008).

5.1	Opinion of Dunn Carney Allen Higgins & Tongue LLP.*

10.1	Microfield Group, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-KSB filed May 20, 2005).

10.2
Form of Securities Purchase Agreement dated May 7, 2008 by and among Microfield Group, Inc. and the purchasers set forth on the signature page thereto (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed May 13, 2008).

10.3
Form of Registration Rights Agreement dated May 7, 2008 by and among Microfield Group, Inc. and the purchasers signatory thereto (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed May 13, 2008).

14	Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 14 to Amendment No. 1 to Form S-1 filed on May 2, 2006).

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Dunn Carney Allen Higgins & Tongue LLP (included in Exhibit 5.1)*

23.2	Consent of RBSM LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on page II-5)*

*  Previously filed.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) For determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of this offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Lake Oswego, State of Oregon, on October 10, 2008.

MICROFIELD GROUP, INC.

By:	*
Rodney M. Boucher
Chief Executive Officer

By:	/s/ Randall R. Reed
Randall R. Reed
Chief Financial Officer, Principal Financial
and Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

SIGNATURE	TITLE	DATE

*	Chief Executive Officer and Director	October 10, 2008
Rodney M. Boucher

/s/ Randall R. Reed	Chief Financial Officer	October 10, 2008
Randall R. Reed	(Principal Financial and Accounting Officer)

*	Director	October 10, 2008
Gene Ameduri

*	Chairman of the Board of Directors	October 10, 2008
William C. McCormick

*	Director	October 10, 2008
Gary D. Conley

*	Director	October 10, 2008
John Metcalf

*	Director	October 10, 2008
Kurt E. Yeager

*	By:	/s/ Randall R. Reed
Randall R. Reed
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1
Acquisition Agreement by and between Registrant and CEI Acquisition, LLC dated as of November 27, 2007 (Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed December 3, 2007).

2.2
First Amendment to Acquisition Agreement by and between CEI Acquisition, LLC and Registrant dated January 30, 2008 (Incorporated by reference to Exhibit 2.1 to Registrant’s Current Report on Form 8-K filed February 5, 2008).

3.2	Eighth Restated Articles of Incorporation (Incorporated by reference to Exhibit 3(i) to Registrant’s Current Report on Form 8-K filed March 21, 2005).

3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 (File No. 33-918900).

4.1	Form of Warrant to purchase shares of common stock (Incorporated by reference to Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed May 13, 2008).

5.1	Opinion of Dunn Carney Allen Higgins & Tongue LLP.*

10.1	Microfield Group, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-KSB filed May 20, 2005).

10.2
Form of Securities Purchase Agreement dated May 7, 2008 by and among Microfield Group, Inc. and the purchasers set forth on the signature page thereto (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed May 13, 2008).

10.3
Form of Registration Rights Agreement dated May 7, 2008 by and among Microfield Group, Inc. and the purchasers signatory thereto (Incorporated by reference to Exhibit 10.1 to Registrant’s Current Report on Form 8-K filed May 13, 2008).

14	Code of Business Conduct and Ethics (Incorporated by reference to Exhibit 14 to Amendment No. 1 to Form S-1 filed on May 2, 2006).

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Dunn Carney Allen Higgins & Tongue LLP (included in Exhibit 5.1)*

23.2	Consent of RBSM LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on page II-5)*

*  Previously filed.